[EXECUTION COPY]

STOCK PURCHASE AGREEMENT

among

MSC ACQUISITION, INC.,

its STOCKHOLDERS and WARRANTHOLDERS

and

MCP-MSC ACQUISITION, INC.

March 7, 2005

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF SHARES AND CANCELLATION OF OPTIONS AND WARRANTS		1
1.01	Purchase and Sale of Shares	1
1.02	Cancellation of Options	2
1.03	Cancellation of Warrants	2
1.04	Calculation of Final and Closing Common Share Price	2
1.05	Payment for and Surrender of Shares and Cancellation of Options and Warrants	3
1.06	Estimated Net Working Capital	4
1.07	Final Net Working Capital Calculation	4
1.08	Company Tax Benefits	6
1.09	Post-Closing Adjustment Payment	7
1.10	The Closing	7

ARTICLE II CONDITIONS TO CLOSING		7
2.01	Conditions to Buyer’s Obligations	7
2.02	Conditions to the Sellers’ Obligations	10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF EACH SELLER		11
3.01	Authority	11
3.02	Execution and Delivery; Valid and Binding Agreement	11
3.03	Noncontravention	11
3.04	Ownership of Capital Stock	11
3.05	Brokers Fees	12

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		12
4.01	Organization and Corporate Power	12
4.02	Subsidiaries	12
4.03	Authorization; No Breach; Valid and Binding Agreement	12
4.04	Capital Stock	13
4.05	Financial Statements; Undisclosed Liabilities	13
4.06	Absence of Certain Developments	14
4.07	Title to Properties	15
4.08	Tax Matters	16
4.09	Contracts and Commitments	17
4.10	Intellectual Property	18
4.11	Litigation	19
4.12	Governmental Consents	19
4.13	Employee Benefit Plans	19
4.14	Insurance	20
4.15	Compliance with Laws	20
4.16	Fraud and Abuse	21
4.17	Environmental Matters	21
4.18	Affiliated Transactions	22

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4.19	Employees	22
4.20	Brokerage	22
4.21	Asset Purchase Agreement and Stock Exchange Agreement	22
4.22	Books and Records	22
4.23	Customer and Supplier Relations	22
4.24	No Illegal Payments, Etc	23
4.25	Accounts Receivables	23
4.26	Customer Credit Balance Accounts	23

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		24
5.01	Organization and Power	24
5.02	Authorization; Valid and Binding Agreement	24
5.03	No Breach	24
5.04	Governmental Consents, etc	24
5.05	Litigation	24
5.06	Brokerage	24
5.07	Investment Representation	24
5.08	Financing	25
5.09	Solvency	25
5.10	No Knowledge of Misrepresentations or Omissions	25

ARTICLE VI PRE-CLOSING COVENANTS		25
6.01	Conduct of the Business	25
6.02	Access to Books and Records	26
6.03	Regulatory Filings	26
6.04	Conditions	27
6.05	Notification	27
6.06	Exclusivity	27

ARTICLE VII COVENANTS		28
7.01	Access to Books and Records	28
7.02	Notification	28
7.03	Director and Officer Liability and Indemnification	28
7.04	Regulatory Filings	28
7.05	Conditions	29
7.06	Contact with Customers and Suppliers	29
7.07	Debt Commitment Letter	29
7.08	Employee Benefits	29
7.09	Confidentiality	29
7.10	Noncompetition and Nonsolicitation	30
7.11	Sellers’ Release	31
7.12	Financing	31

ARTICLE VIII TERMINATION		31
8.01	Termination	31
8.02	Effect of Termination	32

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ARTICLE IX INDEMNIFICATION		32
9.01	Survival of Representations and Warranties	32
9.02	Indemnification from the Escrow Amount for the Benefit of Buyer	33
9.03	Indemnification by Buyer for the Benefit of the Sellers and the Optionholders	35
9.04	Mitigation	35
9.05	Defense of Third Party Claims	35
9.06	Determination of Loss Amount	36

ARTICLE X STOCKHOLDER REPRESENTATIVE		36
10.01	Designation	36
10.02	Authority	36
10.03	Indemnification	37
10.04	Exculpation	37

ARTICLE XI ADDITIONAL COVENANTS AND AGREEMENTS		38
11.01	Disclosure Generally	38
11.02	Acknowledgment by Buyer	38
11.03	Tax Matters	39
11.04	Further Assurances	40
11.05	Provision Respecting Legal Representation	40

ARTICLE XII DEFINITIONS		40
12.01	Definitions	40
12.02	Cross-Reference of Other Definitions	46

ARTICLE XIII MISCELLANEOUS		47
13.01	Press Releases and Communications	47
13.02	Expenses	48
13.03	Knowledge Defined	48
13.04	Notices	48
13.05	Assignment	49
13.06	Severability	49
13.07	References	49
13.08	No Strict Construction	50
13.09	Amendment and Waiver	50
13.10	Complete Agreement	50
13.11	Counterparts	50
13.12	Governing Law	50
13.13	Consent to Jurisdiction; Waiver of Trial by Jury	50
13.14	Specific Performance	51
13.15	Stockholders Agreement; Registration Agreement	51
13.16	Buyer Deliveries	52
13.17	No Third-Party Beneficiary	52

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EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Closing Certificate of the Company
Exhibit C	Form of Closing Certificate of the Stockholder Representative
Exhibit D	Form of Representative Agreement
Exhibit E	Form of Legal Opinion
Exhibit F	Form of Closing Certificate of Buyer
Exhibit G	Debt Commitment Letter and Equity Commitment Letter
Exhibit H	Form of Extension Letter

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SCHEDULES

Section Reference
Affiliated Transactions Schedule	4.18
Aged Accounts Receivable Schedule	4.25
Authorization Schedule	4.03
Company Tax Benefits Schedule	11.03(c), 12.01
Contracts Schedule	4.09(a), (b), (c)
Customer Credit Balance Schedule	4.26
Developments Schedule	4.06
Employee Benefits Schedule	4.13(a)
Employee Schedule	4.19
Environental Matters Schedule	4.16
Financial Statements Schedule	4.05
Governmental Consents Schedule	4.12
Indebtedness Schedule	12.01
Insurance Schedule	4.14
Intellectual Property Schedule	4.10
Leased Real Property Schedule	4.07(b)
Liabilities Schedule	4.05(b)
Liens Schedule	4.07(a)
Litigation Schedule	4.11
Material Consents Schedule	2.01(c)
Stockholders Schedule	Preamble, 1.05(c), 2.01(f)(iv), 3.04, 4.04
Subsidiary Schedule	4.02
Taxes Schedule	4.08
Terminated Contracts Schedule	2.01(g), 3.04
Transaction Expenses Schedule	12.01

-v-

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of March 7, 2005, by and among MCP-MSC Acquisition, Inc., a Delaware corporation (“Buyer”), MSC Acquisition, Inc., a Florida corporation (the “Company”), the Persons indicated on the attached Stockholders Schedule as holding Shares (the “Stockholders”) and the Persons indicated on the attached Stockholders Schedule as holding Warrants (the “Warrantholders,” and together with the Stockholders, the “Sellers”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XII.

WHEREAS, (i) the Stockholders own all of the issued and outstanding shares of capital stock of the Company (the “Shares”), which as of the date hereof consists of 10,000,000 shares of Common Stock, par value $.01 per share (the “Common Stock”) and (ii) the Warrantholders own all of the issued and outstanding warrants to acquire shares of capital stock of the Company, which as of the date hereof consists of warrants to acquire 869,565.20 shares of Common Stock (the “Warrants”);

WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires to acquire from the Stockholders all of the Shares and the Stockholders desire to sell to Buyer all of the Shares;

WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires that the Warrants be canceled, and the Warrantholders desire to cancel the Warrants in exchange for receiving a portion of the total consideration as determined herein; and

WHEREAS, subject to the terms and conditions of this Agreement, Buyer also desires the cancellation of all of the issued and outstanding options to acquire shares of capital stock of the Company, which as of the date hereof consists of options to acquire 695,500 shares of Common Stock (the “Options”) (held as indicated by the Persons listed on the attached Stockholders Schedule (the “Optionholders”)), and the Company desires to cancel the Options in exchange for payment by Buyer to the Optionholders of the consideration described herein.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES AND

CANCELLATION OF OPTIONS AND WARRANTS

1.01 Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, the Stockholders shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from the Stockholders, all of the Shares against payment by

Buyer for each Share of an amount in cash equal to the Final Common Share Price (as defined in Section 1.04(a); provided that at the Closing the amount to be paid to each Stockholder for each Share shall be equal to the Closing Common Share Price (as defined in Section 1.04(b)).

1.02 Cancellation of Options. The Sellers shall cause the Options to be canceled, as of the Closing Date, in exchange for each Optionholder being entitled to receive payment by Buyer (with the Company withholding from each such Optionholder a portion of such amount for any applicable withholding tax) of an amount in cash equal to (i) the product of the number of shares of Common Stock issuable upon exercise of the Options held by such Optionholder, multiplied by the Final Common Share Price, minus (ii) the aggregate exercise prices for the Common Stock issuable upon exercise of the Options held by such Optionholder; provided that at the Closing the amount to be paid to each Optionholder for each share of Common Stock issuable upon exercise of the Options held by such Optionholder shall be based upon the Closing Common Share Price. Buyer shall cause the Company to make timely payment to the appropriate taxing authority or authorities of any amounts withheld from payment to the Optionholders under this Section 1.02.

1.03 Cancellation of Warrants. The Sellers shall cause the Warrants to be canceled, as of the Closing Date, in exchange for each Warrantholder being entitled to receive payment by Buyer of an amount in cash equal to (i) the product of the number of shares of Common Stock issuable upon exercise of the Warrants held by such Warrantholder, multiplied by the Final Common Share Price, minus (ii) the aggregate exercise prices for the Common Stock issuable upon exercise of the Warrants held by such Warrantholder; provided that at the Closing the amount to be paid to each Warrantholder for each share of Common Stock issuable upon exercise of the Warrants held by such Warrants shall be based upon the Closing Common Share Price.

1.04 Calculation of Final and Closing Common Share Price.

(a) For purposes of this Agreement, “Final Common Share Price” shall mean the quotient determined by dividing:

(i) an amount equal to (A) $352,500,000 (the “Base Consideration”), minus (B) the Escrow Amount, minus (C) the outstanding amount of Indebtedness as of the Closing, plus (D) the aggregate exercise price of the Options and the Warrants, plus (E) the aggregate amount of the Company Tax Benefits, plus (F) the amount, if any, by which the Net Working Capital exceeds $32,181,000, minus (G) the amount, if any, by which Net Working Capital is less than $32,181,000, plus (H) the aggregate distributions, if any, to the Sellers and the Optionholders pursuant to the Escrow Agreement, minus (I) the Transaction Expenses, by

(ii) the sum of (A) the number of Shares outstanding immediately prior to the Closing and (B) the number of shares of Common Stock issuable upon exercise of the Options and the Warrants outstanding immediately prior to the Closing.

(b) For purposes of this Agreement, “Closing Common Share Price” shall mean the quotient determined by dividing:

(i) an amount equal to (A) the Base Consideration, minus (B) the Escrow Amount, minus (C) the outstanding amount of Indebtedness as of the Closing, plus (D) the aggregate exercise price of the Options and the Warrants, plus (E) the amount, if any, by which the Estimated Net Working Capital (as defined in Section 1.07) exceeds $32,181,000, minus (F) the amount, if any, by which Estimated Net Working Capital is less than $32,181,000, minus (G) the Transaction Expenses, by (ii) the sum of (A) the number of Shares outstanding immediately prior to the Closing and (B) the number of shares of Common Stock issuable upon exercise of the Options and the Warrants outstanding immediately prior to the Closing.

(c) Simultaneously with the Closing, Buyer shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, the then outstanding balance of Indebtedness by wire transfer of immediately available funds as directed by the holders of Indebtedness, and the Sellers shall deliver to Buyer all appropriate payoff letters and shall make arrangements to deliver UCC-3 termination statements or similar documents evidencing the termination of all liens, security interests, mortgages and other encumbrances held by the lenders under the Indebtedness.

(d) Simultaneously with the Closing, Buyer shall deposit, for the benefit of the Sellers and the Optionholders, the Escrow Amount, which will be available to satisfy any amounts owed to Buyer pursuant to Sections 1.07(b), 1.08, or 9.02, in an escrow account (the “Escrow Account”) established pursuant to the terms and conditions of an escrow agreement (the “Escrow Agreement”), by and among the Escrow Agent, Buyer and the Stockholder Representative substantially in the form of Exhibit A.

(e) Simultaneously with the Closing, Buyer shall pay, or cause to be paid, on behalf of the Sellers and the Company (as applicable), the Transaction Expenses by wire transfer of immediately available funds as directed by the Stockholder Representative.

1.05 Payment for and Surrender of Shares and Cancellation of Options and Warrants.

(a) At the Closing, each Stockholder shall receive payment by Buyer of an amount in cash as calculated in Section 1.01 in exchange for the delivery to Buyer of stock certificates evidencing such Stockholder’s Shares duly endorsed for transfer or accompanied by appropriate transfer documents, in each case with the signature thereon guaranteed with a “medallion” signature guarantee. Payment for the Shares shall be made by wire transfer of immediately available funds to a single account specified by each Stockholder.

(b) At the Closing, each Optionholder and Warrantholder shall receive payment by Buyer of an amount in cash as calculated in Section 1.02 and Section 1.03, respectively, in exchange for the delivery to the Company, for cancellation, of all of such Optionholder’s and Warrantholder’s outstanding Options and Warrants and, in the case of the Warrants, duly endorsed for transfer or accompanied by an appropriate assignment, in each case, with respect to the Warrants, with the signature thereon guaranteed with a “medallion” signature guarantee. Payment at the Closing in consideration of cancellation of the Options and the Warrants shall be made by wire transfer of immediately available funds to a single account specified by each Optionholder and Warrantholder.

(c) The Stockholder Representative will require that a portion of the proceeds received by the Sellers and the Optionholders pursuant to Sections 1.05(a) and 1.05(b) be delivered to the Stockholder Representative, on behalf of the Sellers and the Optionholders, by wire transfer of immediately available funds to a single account designated by the Stockholder Representative, to satisfy potential future obligations of the Sellers and the Optionholders (in the aggregate, the “Holdback Amount”); provided that the portion of the Holdback Amount delivered to, and held by, the Stockholder Representative on behalf of each Seller and each Optionholder shall be determined pro rata according to the percentage set forth next to such Seller’s and Optionholder’s name on the Stockholders Schedule (such Person’s “Common Percentage”) (which schedule may be updated from time to time prior to the Closing by the Stockholder Representative without consequence under Section 6.05 in order to reflect the acceleration of vesting of any of the Options); and provided, further, that the Holdback Amount shall be not less than $4,000,000, and such amount of the Holdback Amount shall be retained by the Stockholder Representative until the Net Working Capital is finally determined pursuant to Section 1.07. Subject to the foregoing, the Holdback Amount shall be retained by the Stockholder Representative for such time as the Stockholder Representative shall determine in its sole discretion. Any amounts distributed from the Holdback Amount shall be distributed to the Sellers and the Optionholders pro rata based upon their respective Common Percentages. Upon delivery of the Holdback Amount to the Stockholder Representative by Buyer, Buyer will have no liability to any Seller or Optionholder in respect of the Holdback Amount.

1.06 Estimated Net Working Capital. At least three (3) business days prior to the Closing Date, the Stockholder Representative shall deliver to Buyer a good faith estimate of the Net Working Capital (the “Estimated Net Working Capital”).

1.07 Final Net Working Capital Calculation.

(a) As promptly as possible, but in any event within 50 days after the Closing Date, Buyer will deliver to the Stockholder Representative a consolidated balance sheet of the Company and its Subsidiaries (the “Closing Balance Sheet”) and a statement showing the calculation of the Net Working Capital derived from the Closing Balance Sheet (together with the Closing Balance Sheet, the “Preliminary Net Working Capital Statement”). The Closing Balance Sheet shall be prepared and the Net Working Capital shall be determined on a consolidated basis in accordance with GAAP using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the audited consolidated balance sheet of the Company and its Subsidiaries as of the fiscal year ended December 31, 2004 (the “2004 Balance Sheet”), including in accordance with the Bad Debt Reserve Procedures and the Net Accounts Receivable Procedures, as any of the foregoing should be modified to correct manifest error, and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments. The parties agree that the purpose of preparing the Closing Balance Sheet and determining the Net Working Capital and the related purchase price adjustment contemplated by this Section 1.07 is to measure changes in Net Working Capital, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheet or determining the Net Working Capital, as any of the foregoing should be modified to correct manifest error. After delivery of the Preliminary Net Working Capital Statement, the Stockholder Representative and its accountants shall be permitted full access to review the Company’s and its Subsidiaries’ books and records and work papers related to the preparation of the Preliminary Net Working Capital Statement. The Stockholder Representative and its accountants may make inquires of Buyer, the Company, its Subsidiaries and their respective accountants regarding questions concerning or disagreements with the Preliminary Net Working Capital Statement arising in the course of their review thereof, and Buyer shall use its, and shall cause the Company and its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants to cooperate with and respond to such inquiries, subject to the execution by the Stockholder Representative and its accountants of such “access” agreements and other documents as the Company’s auditors may reasonably request. If the Stockholder Representative has any objections to the Preliminary Net Working Capital Statement, the Stockholder Representative shall deliver to Buyer a statement setting forth its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to Buyer within 30 days after delivery of the Preliminary Net Working Capital Statement, the Preliminary Net Working Capital Statement shall be final, binding and non-appealable by the parties hereto. The Stockholder Representative and Buyer shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 15 days after the delivery of the Objections Statement, the Stockholder Representative and Buyer shall submit such dispute to Deloitte & Touche LLP (the “Dispute Resolution Auditor”). Any further submissions to the Dispute Resolution Auditor must be written and delivered to each party to the dispute. The Dispute Resolution Auditor shall consider only those items and amounts which are identified in the Objections Statement as being items which the Stockholder Representative and Buyer are unable to resolve. The Dispute Resolution Auditor’s determination will be based solely on the definition of Net Working Capital contained herein. The Stockholder Representative and Buyer shall use their commercially reasonable efforts to cause the Dispute Resolution Auditor to resolve all disagreements as soon as practicable. Further, the Dispute Resolution Auditor’s determination shall be based solely on the presentations by Buyer and the Stockholder Representative which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The resolution of the dispute by the Dispute Resolution Auditor shall be final, binding and non-appealable on the parties hereto. The costs and expenses of the Dispute Resolution Auditor shall be allocated between Buyer, on the one hand, and the Sellers and the Optionholders, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party (with each Seller and Optionholder responsible for its portion of such costs and expenses (determined on a pro rata basis according to each Person’s Common Percentage)). For example, if the Stockholder Representative claims the Net Working Capital is $1,000 greater than the amount determined by Buyer’s accountants, and Buyer contests only $500 of the amount claimed by the Stockholder Representative, and if the Dispute Resolution Auditor ultimately resolves the dispute by awarding the Sellers and the Optionholders $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 ÷ 500) to Buyer and 40% (i.e., 200 ÷ 500) to the Sellers and the Optionholders.

(b) If the Net Working Capital as finally determined pursuant to Section 1.07(a) above is greater than the Estimated Net Working Capital, Buyer shall pay to the

Stockholder Representative (on behalf of the Sellers and the Optionholders) such excess within 15 days after such excess is finally determined. If the Net Working Capital as finally determined pursuant to Section 1.07(a) above is less than the Estimated Net Working Capital, the Stockholder Representative (on behalf of the Sellers and the Optionholders) shall deliver to Buyer each Seller’s and Optionholder’s portion of such shortfall from the Holdback Amount and, to the extent the Holdback Amount is insufficient to satisfy such shortfall, each Seller and Optionholder shall deliver its remaining portion of such shortfall to Buyer, in each case within 15 days after such shortfall is finally determined (and, if any Seller or Optionholder shall have failed to deliver its remaining portion of such shortfall to the Buyer, such amount shall be paid to the Buyer, from any amount that would otherwise be payable to the Sellers and Optionholders pursuant to Section 1.08 and from any amount that would otherwise be distributed to the Sellers and Optionholders from the Escrow Account). Payments to be made pursuant to this Section 1.07 shall be made in accordance with Section 1.09.

1.08 Company Tax Benefits.

(a) Buyer shall pay to the Stockholder Representative (on behalf of the Sellers and the Optionholders) any Company Tax Benefits actually realized as determined pursuant to this Section 1.08 and the definition of Company Tax Benefits within 15 days after Buyer (or, if applicable, any of its Affiliates) realizes any such Company Tax Benefits. For purposes of this Agreement, a reduction in Taxes payable that constitutes Company Tax Benefits shall be treated as having been realized on the date the Tax Return is filed for the taxable period with respect to which such Company Tax Benefits arise (but in any event not later than the due date for such Tax Return excluding any applicable extension periods). Refunds of Tax payments that constitute Company Tax Benefits shall be treated for purposes of this Agreement as having been realized upon receipt of such Tax refund.

(b) On or prior to the date the Company’s, as applicable, U.S. federal, state or local income Tax Return for the year ended 2005 (and any other year in which any Company Tax Benefits are realized) or application for carryback is filed, the Buyer shall provide to the Stockholder Representative a calculation of any Company Tax Benefits actually realized. The Stockholder Representative shall notify the Buyer in writing of any objections to such calculation within 15 days of receiving such calculation or, if no comments are provided within 15 days, shall be deemed for all purposes to have accepted such calculation. If the Stockholder Representative has timely notified the Buyer of an objection pursuant to the preceding sentence, the Stockholder Representative and the Buyer shall work together to mutually resolve any disagreements and, if such disagreements cannot be resolved within 30 days following the Buyer’s receipt of any objections, any disagreements shall be resolved by the Dispute Resolution Auditor.

(c) Payments to be made pursuant to this Section 1.08 shall be made in accordance with Section 1.09 (except with respect to time periods, which shall be governed by this Section 1.08).

(d) If, following a payment of Company Tax Benefits by Buyer to the Stockholder Representative, it is subsequently determined as the result of a taxing authority adjustment (which adjustment has resulted from a contest with a taxing authority that relates to the Company Tax Benefits and in which the Stockholder Representative has been given the opportunity (at its own expense) to (i) in the case of a contest relating to any Tax period ending on or prior to the Closing Date, control such contest and represent the Company in respect of such Company Tax Benefit, and (ii) in the case of a contest relating to any other Tax period, jointly control such contest and jointly represent the Company and its Affiliates in respect of such Company Tax Benefit) that the amount of Company Tax Benefits actually realized (as determined pursuant to this Section 1.08 and the definition of Company Tax Benefit) is less than the amount paid to the Stockholder Representative pursuant to this Section 1.08, each Seller and Optionholder shall deliver its portion of such shortfall plus any interest and penalties resulting from such contest and shortfall, plus any reasonable expenses of Buyer and the Company directly related to the Company Tax Benefit to Buyer within 15 days after such determination (and, if any Seller or Optionholder shall have failed to deliver its remaining portion of such shortfall to the Buyer, such amount shall be paid to the Buyer from the Holdback Amount, from any amount that would otherwise be payable to the Sellers and Optionholders pursuant to Section 1.09 or from any amount that would otherwise be distributed to the Sellers and Optionholders from the Escrow Account).

1.09 Post-Closing Adjustment Payment. Buyer shall promptly (but in any event within five business days) deliver to the Stockholder Representative (on behalf of the Sellers and the Optionholders) any amounts determined pursuant to Sections 1.07 and 1.08 to be due by Buyer by wire transfer of immediately available funds to a single account designated by the Stockholder Representative. The Stockholder Representative shall promptly deliver such amounts to the Sellers and the Optionholders on a pro rata basis according to each Seller’s and Optionholder’s Common Percentage. Buyer shall be entitled to recover against the Escrow Amount in accordance with the Escrow Agreement any amounts determined pursuant to Sections 1.07 and 1.08 to be due by any of the Sellers or the Optionholders.

1.10 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ropes & Gray LLP located at 45 Rockefeller Plaza, New York, New York at 10:00 a.m., local time, on or prior to the later to occur of (x) the second business day following satisfaction or waiver of all of the conditions to the Closing set forth in Article II (other than those to be satisfied at the Closing) and (y) the tenth business day following the date on which the filings under the HSR Act have been made with respect to the transactions contemplated hereby, or on such other date as is mutually agreeable to Buyer and the Stockholder Representative. The date and time of the Closing are referred to herein as the “Closing Date.”

ARTICLE II

CONDITIONS TO CLOSING

2.01 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a) (i) The representations and warranties set forth in Article III and Article IV (other than those representations and warranties that address matters as of particular dates)

shall be true and correct at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (without giving effect to materiality, Material Adverse Effect, or similar phrases in the representations and warranties) and (ii) the representations and warranties set forth in Article III and Article IV that address matters as of particular dates shall be true and correct as of such dates (without regard to materiality, Material Adverse Effect, or similar phrases in the representation and warranties), except where the failure of such representations and warranties referenced in the immediately preceding clauses (i) and (ii) to be so true and correct would not, in the aggregate, have a Material Adverse Effect; provided that the representations and warranties in Section 3.04 (Ownership), Section 3.05 (Brokers Fees), Sections 4.04(a) and (b) (Capital Stock) and Section 4.20 (Brokerage) (other than those representations and warranties that address matters as of particular dates which representations and warranties shall be true and correct in all respects as of such dates) shall be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties; provided further that the representations and warranties in Section 3.01 (Authority), Section 3.02 (Execution and Delivery; Valid and Binding Agreement) and the first and last sentences of Section 4.03 (Authorization; No Breach; Valid and Binding Agreement) (other than those representations and warranties that address matters as of particular dates which representations and warranties shall be true and correct in all material respects as of such dates) shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

(b) The Company and the Sellers shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated, and the Company shall have received the other governmental and third-party consents set forth on the Material Consents Schedule;

(d) No actions, suits or proceedings shall be pending and no judgment, decree or order shall have been entered which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e) The Stockholder Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement;

(f) The Stockholder Representative (on behalf of the Sellers) shall have delivered to Buyer each of the following:

(i) a certificate of the Stockholder Representative (on behalf of the Sellers) in the form set forth in Exhibit B, dated the Closing Date, stating that the preconditions specified in subsections (a), (b) and (d), as they relate to the Company, have been satisfied;

(ii) a certificate of the Stockholder Representative (on behalf of the Sellers) in the form of Exhibit C, dated the Closing Date, stating that the preconditions specified in subsections (a), (b) and (d), as they relate to the Sellers, have been satisfied;

(iii) evidence of the consents described in subsection (c) and the payoff letters described in Section 1.04(c);

(iv) the stock certificates representing the Shares indicated on the Stockholders Schedule, in each case duly endorsed for transfer or accompanied by duly executed stock powers or transfer documents, in each case with the signature thereon guaranteed with a “medallion” signature guarantee;

(v) all outstanding Warrants, in each case, duly endorsed for transfer or accompanied by appropriate transfer documents, in each case with the signature thereon guaranteed with a “medallion” signature guarantee;

(vi) the Sellers, the Optionholders and the Stockholder Representative shall have executed and delivered the Stockholders’, Warrantholders’ and Optionholders’ Representative Agreement substantially in the form of Exhibit D attached hereto;

(vii) all minute books, stock books, ledgers and registers, corporate seals, if any, and other corporate records relating to the organization, ownership and maintenance of the Company and its Subsidiaries, if not already located on the premises of the Company or its Subsidiaries;

(viii) resignations effective as of the Closing Date from such officers and directors of the Company or its Subsidiaries as Buyer shall have requested in writing and delivered to the Stockholder Representative not less than five days prior to the Closing Date;

(ix) a copy of the certificate of incorporation of the Company, certified by the Secretary of State of Florida, and a certificate of good standing from Florida and each jurisdiction in which it is duly qualified to transact business, in each case dated within ten days of the Closing Date, together with a certificate of the Secretary of the Company as to no changes as to any of the foregoing, dated the Closing Date;

(x) a copy of the certificate or articles of incorporation or organization, as applicable, of each Subsidiary of the Company, certified by the Secretary of State of the State in which such Subsidiary is organized, and a certificate of good standing from such State and each jurisdiction in which it is duly qualified to transact business, in each case dated within ten days of the Closing Date, together with a certificate of the Secretary of such Subsidiary as to no changes as to any of the foregoing, dated the Closing Date;

(xi) certified copies of the resolutions duly adopted by the Company’s board of directors authorizing its execution, delivery and performance of this Agreement and the other agreements to which it is a party, dated the Closing Date;

(xii) certified copies of by-laws of the Company and each of its Subsidiaries, with all amendments thereto, dated the Closing Date;

(xiii) a certificate, duly completed and executed pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations, issued by the Company certifying that the Shares, Warrants and Options are not United States real property interests;

(xiv) UCC-3 termination statements or similar documents evidencing the termination of all liens, security interests, mortgages and other encumbrances held by the lenders under the Indebtedness;

(g) The Company shall have terminated those contracts, agreements, arrangements and leases listed on the Terminated Contracts Schedule;

(h) The financing contemplated by the Debt Commitment Letter shall have been consummated (including any changes thereto contemplated by the Fee Letter) or upon terms and conditions which are substantially equivalent thereto; and

(i) The Buyer shall have received the written opinions of counsel to HIG-MSC, Inc. and the Company, dated as of the Closing Date, substantially in the form set forth in Exhibit E attached hereto (with such legal counsel’s standard form and exceptions) (it being understood that Buyer’s lenders may rely upon such opinions).

2.02 Conditions to the Sellers’ Obligations. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a) The representations and warranties set forth in Article V (other than those representations and warranties that address matters as of particular dates that shall be true and accurate as of such date) (i) that are not qualified by materiality or Material Adverse Effect or similar phrases in the representations and warranties shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, and (ii) that are qualified by materiality, Material Adverse Effect or similar phrases in the representations and warranties shall be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

(b) Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

(d) No actions, suits or proceedings shall be pending and no judgment, decree or order shall have been entered which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e) Buyer shall have delivered to the Stockholder Representative (on behalf of the Sellers) certified copies of the resolutions duly adopted by Buyer’s board of directors (or its equivalent governing body) authorizing its execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which it is a party;

(f) Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement;

(g) Buyer shall have delivered to the Stockholder Representative (on behalf of the Sellers) a certificate in the form set forth as Exhibit F, dated the Closing Date, stating that the preconditions specified in subsections (a), (b) and (d) have been satisfied;

(h) Buyer shall have delivered the consideration set forth in Sections 1.01, 1.02 and 1.03.

ARTICLE III

REPRESENTATIONS AND

WARRANTIES OF EACH SELLER

Each Seller, solely for itself or himself, individually (and not jointly and severally), represents and warrants to Buyer as follows:

3.01 Authority. Such Seller has all requisite power and authority and full legal capacity to execute and deliver this Agreement and to perform such Seller’s obligations hereunder.

3.02 Execution and Delivery; Valid and Binding Agreement. This Agreement has been duly executed and delivered by such Seller, and assuming that due execution of this Agreement by the Buyer and the other Sellers, this Agreement constitutes the legal, valid and binding obligation of such Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.03 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any Legal Requirement to which such Seller is subject or, if such Seller is a corporation or other entity, any provision of its charter or bylaws or equivalent organizational documents or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel any agreement, contract, lease, license, instrument, or other arrangement to which such Seller is a party or by which such Seller is bound or to which any of such Seller’s assets is subject.

3.04 Ownership of Capital Stock. Such Stockholder or Warrantholder, as the case may be, is the record and beneficial owner of all rights, title and interest in and to the number of Shares or Warrants, as applicable, set forth opposite such Person’s name on the attached Stockholders Schedule. On the Closing Date, and assuming termination of those agreements listed on the attached Terminated Contracts Schedule, such Stockholder shall transfer to Buyer good title to such Shares and such Warrantholder shall transfer to the Company for cancellation such Warrants, as applicable, in each case free and clear of all claims, pledges, security interests, liens, charges, encumbrances, options, proxies, voting trusts or agreements or other restrictions and limitations of any kind, other than applicable federal and state securities law restrictions.

3.05 Brokers Fees. Such Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

ARTICLE IV

REPRESENTATIONS AND

WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer that:

4.01 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and the Company has all requisite corporate power and authority and all material authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to be so qualified will not have a Material Adverse Effect.

4.02 Subsidiaries. Except as set forth on the attached Subsidiary Schedule, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any Equity Interest in any other Person. Each Subsidiary is wholly-owned by the Company. Each of the Company’s Subsidiaries is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate, limited liability company, limited partnership or unlimited liability company, as the case may be, power and authority and all material authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted. Each of the Company’s Subsidiaries is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to be so qualified will not have a Material Adverse Effect.

4.03 Authorization; No Breach; Valid and Binding Agreement. This Agreement has been duly authorized, executed and delivered by the Company. Except as set forth on the attached Authorization Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, which transactions shall not include post-Closing mergers involving the Company or its Subsidiaries, do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any lien, security interest, charge or encumbrance upon any assets of the Company or any of its Subsidiaries, or require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority, under (i) the provisions of the Company’s or any of its Subsidiary’s certificate or articles of incorporation or bylaws or equivalent organizational documents, (ii) any indenture, mortgage, lease, loan agreement or other material agreement or instrument to which the Company or any of its Subsidiaries is bound, or (iii) any Legal Requirement to which the Company or any of its Subsidiaries is subject and that is material to the Company or any such Subsidiary. Assuming the due execution of this Agreement by Buyer and the Sellers, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.04 Capital Stock.

(a) The authorized capital stock of the Company consists solely of 100,000,000 shares of Common Stock, of which 10,000,000 shares are issued and outstanding and owned of record as set forth in the Stockholders Schedule and of which 695,500 and 869,565.20 shares are reserved for issuance upon exercise of the Options and the Warrants, respectively, which are owned of record as set forth on the Stockholders Schedule. All Shares have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth on the Stockholders Schedule, the Company does not have any Equity Interest authorized, issued or outstanding, and the record ownership of each such issued or outstanding Equity Interest is as set forth in the Stockholders Schedule. Except as set forth on the Stockholders Schedule, there are no agreements or other obligations (contingent or otherwise, written or oral) which require the Company to repurchase or otherwise acquire any Equity Securities. Immediately after the Closing, in accordance with Sections 1.02 and 1.03 of this Agreement there will be no Options or Warrants outstanding, and the Buyer will own all of the outstanding Equity Interests in the Company, free and clear of all claims, pledges, security infringements, liens, charges, encumbrances, options, proxies, voting trusts or agreements or other restrictions and limitations of any kind, other than applicable federal and state securities laws restrictions.

(b) The authorized number of shares of capital stock of each Subsidiary of the Company, and the number of such shares which are outstanding, are set forth on the Subsidiary Schedule, and owned of record as set forth in the Subsidiary Schedule. All such outstanding shares have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth in the Subsidiary Schedule, no Subsidiary of the Company has any Equity Interest authorized, issued or outstanding. There are no agreements or other obligations (contingent or otherwise, written or oral) which require any Subsidiary of the Company to repurchase or otherwise acquire any Equity Interests.

(c) Neither the Company nor any of its Subsidiaries has violated the Securities Act, the Exchange Act, any state “blue sky” or securities laws, any other similar Legal Requirement or any preemptive or other similar rights of any Person in connection with the issuance, repurchase or redemption of any of its Equity Interests.

4.05 Financial Statements; Undisclosed Liabilities.

(a) The Company has furnished Buyer with copies of its (i) unaudited balance sheet with respect to the Company and its Subsidiaries as of January 31, 2005 (the “Latest Balance Sheet”), and the related statement of income for the one-month period then ended and

(ii) audited consolidated balance sheet and statements of income and cash flows with respect to the Company and its Subsidiaries as of and for the fiscal years ended December 31, 2003 and December 31, 2004. Except as set forth on the attached Financial Statements Schedule, such financial statements have been based upon the information concerning the Company and its Subsidiaries contained in the Company’s and its Subsidiaries’ books and records, and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein in accordance with GAAP (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, the effect of which will not individually or in the aggregate, be materially adverse, and the absence of footnotes that, if presented, would not differ materially from those included in the most recent audited financial statements and other presentation items).

(b) Except as set forth on the attached Liabilities Schedule, to the Company’s knowledge, neither the Company nor any of its Subsidiaries has any liabilities other than (i) liabilities reflected on the 2004 Balance Sheet, (ii) current liabilities incurred in the ordinary course of business consistent with past practice since the date of the 2004 Balance Sheet, (iii) liabilities incurred in the ordinary course of business after the date hereof in accordance with the terms of this Agreement, (iv) liabilities arising under contracts listed on the Contracts Schedule or not required to be so listed in accordance with their terms (none of which liabilities result from or were caused by a breach of any such contract) and (v) other liabilities which will not have a Material Adverse Effect.

4.06 Absence of Certain Developments. Since the date of the 2004 Balance Sheet, there has not occurred any Material Adverse Effect. Except as set forth on the attached Developments Schedule or except as expressly contemplated by this Agreement, since the date of the 2004 Balance Sheet, neither the Company nor any Subsidiary has:

(a) amended its articles of incorporation or by-laws or amended any term of its outstanding Equity Interests;

(b) borrowed any amount or incurred or become subject to any material liabilities (other than liabilities incurred in the ordinary course of business, liabilities under contracts entered into in the ordinary course of business and borrowings from banks (or similar financial institutions), pursuant to credit facilities in existence as of the Latest Balance Sheet, necessary to meet ordinary course working capital requirements);

(c) mortgaged, pledged or subjected to any lien, charge or other encumbrance, any material portion of its assets, except Permitted Liens;

(d) sold, assigned or transferred any material portion of its tangible assets, except in the ordinary course of business;

(e) sold, assigned or transferred any material Intellectual Property, except in the ordinary course of business;

(f) suffered any material or extraordinary losses or waived any rights of material value;

(g) made any material capital investment in, or any material loan to, any other Person, except in the ordinary course of business;

(h) issued, sold or transferred any of its Equity Interests or any bonds or debt securities;

(i) declared, set aside, or paid any dividend or made any distribution with respect to its Equity Interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Equity Interests, except for dividends or distributions made by the Subsidiaries to their respective parents in the ordinary course of business;

(j) made any material capital expenditures or commitments therefor, except (i) in the ordinary course of business and (ii) for such capital expenditures or commitments therefor that are reflected in the Company’s budget for the fiscal year ending December 31, 2005;

(k) made any loan to, or entered into any other transaction with, any of its directors or officers outside the ordinary course of business;

(l) entered into any employment contract with payments exceeding $100,000 per year or any collective bargaining agreement, or modified the terms of any such existing contract or agreement;

(m) made any other change in employment terms (including compensation) for any of its directors or officers or for any employees having employment contracts with annual payments exceeding $100,000 per year, in each case, outside the ordinary course of business;

(n) entered into any other material transaction, except in the ordinary course of business;

(o) made any changes in its methods of accounting or accounting practices (including with respect to reserves) or its payment or credit practices, other than any change required by Legal Requirements or GAAP; or

(p) entered into any contract to undertake any of the matters listed in subsections (a) through (o) of this Section 4.06.

4.07 Title to Properties.

(a) Except as set forth on the Liens Schedule, the Company and its Subsidiaries own good and marketable title to, or hold pursuant to valid and enforceable leases, all of the personal property shown to be owned by it on the Latest Balance Sheet or acquired since the date thereof, free and clear of all liens, security interests and other encumbrances, except for Permitted Liens.

(b) The real property demised by the leases described on the attached Leased Real Property Schedule (the “Leased Real Property”) constitutes all of the real property leased by the Company and its Subsidiaries. Except as set forth on the attached Leased Real Property Schedule, the Leased Real Property leases are in full force and effect, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights laws or general principles of equity. The Company has delivered or made available to Buyer complete and accurate copies of each of the leases described on the Leased Real Property Schedule, and none of the leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Buyer. To the Company’s knowledge, neither the Company nor any Subsidiary is in default in any respect under any of such leases.

(c) Neither the Company nor any of its Subsidiaries owns any freehold estate in any real property.

4.08 Tax Matters. Except as set forth on the attached Taxes Schedule:

(a) The Company and its Subsidiaries have timely filed all federal, foreign, state, county and local income, excise, property and other Tax Returns which are required to be filed by them (taking into account any extensions of time to file which have been duly perfected). All Taxes shown as owing by the Company and its Subsidiaries on all such Tax Returns or otherwise due and payable (whether or not shown on any Tax Return) have been fully paid. All such Tax Returns are true and correct in all material respects. The provision for Taxes on the Latest Balance Sheet (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) is at least equal to the amount of all accrued and unpaid Taxes as of the date thereof, and the unpaid Taxes of the Company and its Subsidiaries through the Closing Date (determined without taking into account deductions or credits attributable to payments set forth on the Company Tax Benefits Schedule) will not exceed the reserve for Taxes on the Latest Balance Sheet (excluding any reserve for deferred Taxes established to reflect timing difference between book and Tax income) as adjusted for the passage of time in the ordinary course of business through the Closing Date without taking into account deductions or credits attributable to payments set forth on the Company Tax Benefits Schedule, and such reserve and adjustments have been made consistently with the Company’s past practices with respect thereto. All Taxes which the Company or any Subsidiary is obligated to withhold from amounts owing to any employee, creditor or third party have been properly withheld and fully paid or properly accrued, and the Company and its Subsidiaries have fully complied with all associated reporting and recordkeeping requirements. There are no liens for Taxes on any assets of the Company or its Subsidiaries other than Permitted Liens.

(b) Neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No claim in writing addressed specifically to the Company or a Subsidiary or, to the Company’s knowledge, any employee of the Company or a Subsidiary responsible for Tax matters has ever been made by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be required to file Tax Returns by that jurisdiction. Neither the Company nor any Subsidiary has received notice of or has knowledge of (i) any Tax deficiency outstanding, proposed, or assessed against the Company or any Subsidiary, or (ii) any audit, examination, deficiency, litigation, proposed adjustment, or matter in controversy with respect to any Tax Return or Taxes of the Company or any Subsidiary. The Company and its Subsidiaries have provided to the Buyer true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company or any Subsidiary since December 31, 2001. No closing agreements, private letter rulings, advance pricing agreement or similar agreements or rulings relating to Taxes have been entered into or issued by any governmental or taxing authority with or in respect of the Company or any Subsidiary.

(c) Neither the Company nor any Subsidiary is a party to any Tax sharing or Tax allocation agreement or arrangement or has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6, as a transferee or successor, by contract or otherwise.

(d) Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, or would result, separately or in the aggregate, in an “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) as a consequence of the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary is required to make any adjustment pursuant to Code Section 481(a) (or any predecessor provision) or any similar provision of state, local or foreign tax law by reason of any change in any accounting methods, or will be required to make such an adjustment as a result of the transactions contemplated by this Agreement, and there is no application pending with any Governmental Authority requesting permission for any changes in any of its accounting methods for Tax purposes. Neither the Company nor any Subsidiary has entered into any transaction required to be registered or disclosed to the Internal Revenue Service pursuant to Section 6111 of the Code or Section 1.6011-4 of the Treasury Regulations, or for which lists are required to be maintained pursuant to Section 6112 of the Code, nor has the Company or any Subsidiary entered into any transaction subject to similar requirements under any comparable provisions of state, local or foreign Tax laws.

4.09 Contracts and Commitments.

(a) Except as set forth on the attached Contracts Schedule, neither the Company nor any Subsidiary is party to any: (i) purchase agreement to any business acquisition by the Company or any Subsidiary within the last two years; (ii) collective bargaining agreement or contract with any labor union; (iii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in Section 4.13 or the schedules relating thereto; (iv) stock purchase, stock option or similar plan; (v) contract for the employment of any officer, individual employee or other Person on a full time or consulting basis providing for aggregate payments or expenses of $100,000 in any year; (vi) material sales representative or distributor agreement; (vii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any material portion of the Company’s or any Subsidiary’s assets other than Permitted Liens; (viii) guaranty of any obligation for borrowed money or other material guaranty; (ix) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $100,000; (x) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $100,000; (xi) contract or group of related contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $250,000 (other than purchase orders entered into in the ordinary course of business);

(xii) contract or group of related contracts with the same party that provides annual revenues (based on the annual revenues for the calendar year ending December 31, 2004) to the Company and its Subsidiaries in excess of $250,000 (other than purchase orders entered into in the ordinary course of business); or (xiii) contract which prohibits the Company or any Subsidiary from freely engaging in business anywhere in the world.

(b) Buyer either has been supplied with, or has been given access to, a true and correct copy of all written contracts which are referred to on the Contracts Schedule, together with all amendments, waivers or other changes thereto.

(c) To the Company’s knowledge, neither the Company nor any Subsidiary is in default in any material manner under any contract listed on the Contracts Schedule.

4.10 Intellectual Property.

(a) To the Company’s knowledge, except as set forth on the attached Intellectual Property Schedule or as would not have a Material Adverse Effect, the Company and its Subsidiaries own all right, title and interest in and to, or have the right to use, all Technology used in or necessary to conduct the businesses of the Company and its Subsidiaries as of the Closing Date (the “Company Technology”), free and clear of any lien, security interest, pledge or other encumbrance (other than Permitted Liens).

(b) To the Company’s knowledge, except as disclosed on the Intellectual Property Schedule or as would not have a Material Adverse Effect, none of the Company or any of its Subsidiaries (a) has infringed upon or misappropriated any Intellectual Property rights of third parties in any manner or (b) has received any charge, complaint, claim, demand, or notice alleging any such infringement or misappropriation (including any claim that a Person must license or refrain from using any Intellectual Property rights of any third party in connection with the conduct of the businesses of the Company and its Subsidiaries or the use of the Company Technology). To the Company’s knowledge, except as disclosed on the Intellectual Property Schedule or as would not have Material Adverse Effect, no third party has infringed upon or misappropriated any Company Technology.

(c) The Intellectual Property Schedule identifies (i) all registered Intellectual Property which has been issued to the Company or any of its Subsidiaries and relates to the business of the Company and its Subsidiaries, (ii) each pending application for registration which the Company or any of its Subsidiaries has made with respect to any Company Technology, (iii) all Software licensed to the Company or its Subsidiaries that is material to the conduct of the business of the Company and its Subsidiaries as presently conducted (other than licenses of unmodified Software that is generally commercially available for a license fee of less than $15,000 for a single license or less than $100,000 in the aggregate for all related licenses thereof), and (iv) all unregistered copyrights and trademarks material to the conduct of the business of the Company and its Subsidiaries as presently conducted that are owned by the Company or any of its Subsidiaries. For all of the items listed in clause (iii) of the immediately preceding sentence, the Intellectual Property Schedule identifies whether it is owned, licensed or has been developed in-house and whether there are any continuing non-service related royalty or other license fee obligations required to be paid to a third party as a condition to the continued

use of the applicable Software or Technology (assuming such continued use is identical with current use), excluding for the sake of clarity Software maintenance, upgrade, support, configuration and service agreement fees of all kinds. The Company has provided the Buyer with access to true, accurate and complete copies of all of the written agreements (in each case, as amended or otherwise modified and in effect) relating to this items listed in (iii).

(d) To the Company’s knowledge, except as disclosed on the Intellectual Property Schedule or as would not have a Material Adverse Effect, the completion of the transactions contemplated by this Agreement will not cause or allow the termination of any license agreement that is material to the conduct, development and operation of the businesses of the Company and its Subsidiaries (a “License Agreement”), nor will it give rise to transfer fees, additional royalties, penalties, or other additional payments under such License Agreements.

4.11 Litigation. Except as set forth on the attached Litigation Schedule, there are no actions, suits or proceedings pending or, to the Company’s knowledge, overtly threatened against the Company or any Subsidiary, at law or in equity, or before or by any Governmental Authority which if determined adversely to the Company or any Subsidiary would have a Material Adverse Effect or which in any manner challenges or seeks the rescission of, or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement, and neither the Company nor any Subsidiary is subject to any outstanding judgment, order or decree of any court or Governmental Authority.

4.12 Governmental Consents. Except for the applicable requirements of the HSR Act and except as set forth on the attached Governmental Consents Schedule, no material permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority is required in connection with any of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of any other transaction contemplated hereby.

4.13 Employee Benefit Plans.

(a) Except as listed on the attached Employee Benefits Schedule, with respect to employees of the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries maintains or contributes to any “pension plans” (as defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (the “Pension Plans”) or “welfare plans” (as defined under Section 3(1) of ERISA) (the “Welfare Plans”). The Pension Plans and the Welfare Plans are collectively referred to as the “Plans.”

(b) Each of the Pension Plans that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination letter from the Internal Revenue Service. The Plans comply in form and in operation in all material respects with the requirements of the Code and ERISA.

(c) With respect to the Plans, all required contributions and premium payments have been made or properly accrued.

(d) Neither the Company nor any of its Subsidiaries has any liability under Title IV of ERISA.

(e) With respect to each Plan, the Company has furnished to Buyer true and complete copies of, as applicable, (i) the most recent determination letter received from the Internal Revenue Service, (ii) a copy of the Plan document and summary plan description, (iii) a copy of the most recent Form 5500, and (iv) a copy of the latest financial statements.

4.14 Insurance. The attached Insurance Schedule lists each material insurance policy maintained by the Company and its Subsidiaries. All of such insurance policies are in full force and effect, and to the Company’s knowledge, neither the Company nor any Subsidiary is in material default with respect to its obligations under any of such insurance policies.

4.15 Compliance with Laws.

(a) Except where the failure to be in compliance would not result in a Material Adverse Effect, the Company and each Subsidiary (to the extent applicable to the Company or such Subsidiary) is in compliance with:

(i) all material applicable Legal Requirements;

(ii) all federal statutes (whether set forth in Title XVIII or Title XIX of the Social Security Act or elsewhere) affecting either the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (the “Medicare Program”) or the medical assistance program established by Title XIX of the Social Security Act (the “Medicaid Program”), all federal or state statutes succeeding thereto, and all applicable provisions of all rules, regulations, manuals, orders and guidelines having the force of law of any functions of any Governmental Authority promulgated pursuant to or in connection with the Medicare Program or Medicaid Program statutes;

(iii) all applicable federal and state statutes and regulations and other requirements imposed by any customer or supplier, relevant to billing and the submission of claims;

(iv) all applicable federal, state and local statutes, regulations and other Legal Requirements that may require the Company or any Subsidiary to obtain any license, certification, registration, accreditation or other authorization to conduct the business of the Company or any Subsidiary as heretofore conducted and as proposed to be conducted;

(v) the Prescription Drug Marketing Act, the Federal Controlled Substances Act, the Food, Drug and Cosmetic Act, applicable state pharmacy practice acts, and FDA, DEA and equivalent foreign or state agencies’ regulations, including, but not limited to, requirements for the receipt, security, inventory, and distribution of pharmaceutical products, for record-keeping and reporting, and for licensure, certification, registration, accreditation and other authorization;

(vi) the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder (together, “HIPAA”), the terms of any Business Associate Agreements that the Company or any Subsidiary has signed pursuant to HIPAA, and all applicable state statutes and regulations that are similarly protective of personal information disclosed in the course of the delivery of health care;

(vii) all applicable state statutes that are relevant to any entity engaged in the administration of the delivery of health care under workers’ compensation benefit programs, and all applicable provisions of all rules, regulations, manuals, orders and guidelines having the force of law promulgated pursuant to or in connection with such statutes, including without limitation any licensure, certification, registration, accreditation or other authorization necessary thereunder;

(viii) all applicable state statutes that are relevant to arrangements existing between any entity engaged in the administration of the delivery of health care under workers’ compensation benefit programs and any group of health care providers for the purpose of the provision of health care to workers’ compensation claimants, and all applicable provisions of all rules, regulations, manuals, orders and guidelines having the force of law promulgated pursuant to or in connection with such statutes, including without limitation any licensure, certification, registration, accreditation or other authorization necessary thereunder;

(ix) all applicable state statutes that are relevant to any entity engaged in health care utilization review activities, and all applicable provisions of all rules, regulations, manuals, orders and guidelines having the force of law promulgated pursuant to or in connection with such statutes, including without limitation any licensure, certification, registration, accreditation or other authorization necessary thereunder; and

(x) all applicable state statutes, regulations and other requirements that regulate or otherwise affect the corporate practice of medicine or nursing.

(b) To the Company’s knowledge, there are no proposed or pending (i) amendments or modifications to any applicable Legal Requirement or (ii) any new Legal Requirement, in each case which if adopted or enforced would result in a Material Adverse Effect.

4.16 Fraud and Abuse. To the extent applicable, none of the Company nor it, its Subsidiaries or any of their respective officers or directors have engaged in any activities that are prohibited under Medicare Regulations or Medicaid Regulations, or under similar state statutes or regulations that are applicable without regard to the existence of payment under a federal health care program, that could reasonably be expected to result in a Material Adverse Effect.

4.17 Environmental Matters. Except as set forth on the attached Environmental Matters Schedule:

(a) To the Company’s knowledge, the Company and its Subsidiaries are in material compliance with all Environmental Requirements.

(b) The Company and its Subsidiaries have obtained all material permits, licenses and other authorizations required under Environmental Requirements, and are in material compliance with such permits, licenses and authorizations.

(c) Neither the Company nor any Subsidiary has, within the past two years, received any written notice of violation of Environmental Requirements or any liability arising under Environmental Requirements, including any investigatory, remedial or corrective obligation, relating to the Company, its Subsidiaries or their facilities, the subject of which is unresolved.

(d) This Section 4.17 constitutes the sole and exclusive representations and warranties of the Company with respect to Environmental Requirements.

4.18 Affiliated Transactions. Except as set forth on the attached Affiliated Transactions Schedule, no officer, director, Stockholder or Affiliate of the Company or any of its Subsidiaries or any individual in such officer’s, director’s or Stockholder’s immediate family is a party to any material agreement, contract, commitment or transaction with the Company or its Subsidiaries or has any interest in any material property used by the Company or its Subsidiaries.

4.19 Employees. Except as set forth on the attached Employee Schedule, none of the Company and its Subsidiaries has experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past two years. None of the Company and its Subsidiaries has committed any unfair labor practice. Except as set forth on the attached Employee Schedule, to the Company’s knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Company and its Subsidiaries.

4.20 Brokerage. Except for the fees and expenses of Citigroup Global Markets Inc., all of which will constitute Transaction Expenses, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

4.21 Asset Purchase Agreement and Stock Exchange Agreement. The Company has no remaining payment obligations under the Amended and Restated Asset Purchase Agreement and Stock Exchange Agreement, dated as of May 8, 2002, among the Company, Associated Medical Products, Inc., MSC-Medical Services Company, and the “Shareholders” named therein.

4.22 Books and Records. The Company and its Subsidiaries maintain records of all formal meetings and minute books of all formal corporate actions of its stockholders, its Board of Directors and all committees, if any, appointed by its Board of Directors, which records and minute books are, in the aggregate, accurate and complete in all material respects. The Company and its Subsidiaries maintain a stock ledger which reflects all issuances, transfers, repurchases and cancellations of shares of its capital stock and is complete in all material respects. The Company and its Subsidiaries maintain books of account, ledgers, order books, records and documents which reflect material information relating to their respective businesses, the nature, acquisition, maintenance, location and collection of their respective assets and the nature of transactions giving rise to their obligations and accounts receivable, which are, in the aggregate, accurate and complete in all material respects.

4.23 Customer and Supplier Relations. The relationships of the Company and its Subsidiaries with their respective customers and suppliers are good commercial working relationships and since the date of the 2004 Balance Sheet, none of the Company’s or any of its Subsidiaries’ material suppliers or customers has canceled, terminated or otherwise materially altered or, to the Company’s knowledge, notified the Company or any of its Subsidiaries of any intention to cancel, terminate or materially alter its relationship with the Company or any of its Subsidiaries. As of the date hereof, to the Company’s knowledge there will not be any change in relations with customers or suppliers of the Company or any of its Subsidiaries or as a result of the transactions contemplated by this Agreement that would have a Material Adverse Effect.

4.24 No Illegal Payments, Etc. In the conduct of the business of the Company and its Subsidiaries, none of the Company or any of its Subsidiaries nor any of their directors, officers, employees or agents, has directly or indirectly given or agreed to give any illegal gift, illegal contribution, illegal payment or similar illegal benefit to any supplier, customer, governmental official or employee or other Person who was or is in a position to help or hinder the Company or any of its Subsidiaries (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office (i) which would subject the Company or any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (ii) the non-continuation of which has had or could have a Material Adverse Effect.

4.25 Accounts Receivables. Subject to ordinary course sales adjustments, all accounts and notes receivable reflected on the Latest Balance Sheet and all accounts and notes receivable arising subsequent to the date of the Latest Balance Sheet and on or prior to the Closing Date, have arisen or will arise in the ordinary course of business, represent or will represent legal, valid, binding and enforceable obligations to the Company or its Subsidiaries. The attached Aged Accounts Receivable Schedule lists the sum of all accounts receivable (including both AR Debit Balances and AR Credit Balances) as of December 31, 2004 with an invoice date prior to January 1, 2004 (the “Aged Accounts Receivable”) and the specific reserve for bad debt that the Company established for the Aged Accounts Receivable (“Aged Bad Debt Reserve”). Subject only to the Aged Bad Debt Reserve, the Aged Accounts Receivable have been, or will be, collected or are, or will be, collectible in the aggregate recorded amounts thereof in accordance with their terms and, to the Company’s knowledge, will not be subject to any contests, claims, counterclaims or setoffs.

4.26 Customer Credit Balance Accounts. The attached Customer Credit Balance Schedule identifies all customers of the Company or its Subsidiaries that have AR Credit Balances and the aggregate amount of such AR Credit Balance for each such customer (the “Customer Credit Balance Amounts”) as of the Latest Balance Sheet Date and determined in a manner consistent with past practice.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers and the Company that:

5.01 Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

5.02 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action (including corporate action), and no other proceedings (including corporate proceedings) on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Buyer and assuming the due execution by the other parties hereto constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.03 No Breach. Buyer is not subject to or obligated under its certificate of incorporation, its bylaws, or equivalent organizational documents, any applicable Legal Requirement, or any material agreement or instrument, or subject to any Legal Requirement, which would be breached or violated in any material respect by Buyer’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

5.04 Governmental Consents, etc. Except for the applicable requirements of the HSR Act, Buyer is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Authority or any other party or Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. Buyer is not subject to any outstanding judgment, order or decree of any Governmental Authority.

5.05 Litigation. There are no actions, suits or proceedings pending or, to Buyer’s knowledge, overtly threatened against or affecting Buyer at law or in equity, or before or by any Governmental Authority, which would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.06 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

5.07 Investment Representation. Buyer is purchasing the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares. Buyer acknowledges that the Shares have not been registered under the Securities Act or the Exchange Act or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act or the Exchange Act and any applicable state or foreign securities laws.

5.08 Financing. Attached as Exhibit F hereto are a complete and correct copy of (a) a commitment letter (the “Debt Commitment Letter”), dated as of March 7, 2005, from Bank of America, N.A., Banc of America Bridge LLC and Banc of America Securities LLC (collectively, “Bank of America”), which contemplates a fee letter (the “Fee Letter”) and (b) the equity commitment letter from an Affiliate of Buyer (the “Equity Commitment Letter”) (it being understood that the Equity Commitment Letter will entitle the Sellers to rely upon the commitment contained in such letter), which together will provide the Buyer with the cash sufficient to pay the full consideration payable to the Sellers and the Optionholders hereunder, to make all other necessary payments by it in connection with the transactions contemplated hereby (including the repayment of Indebtedness pursuant to Section 1.04(c), payment of any purchase price adjustment pursuant to Section 1.09, and payment of all of its related fees and expenses (including the Transaction Expenses)). Buyer has no reason to believe that such available cash shall not be available or that the commitments shall not be funded.

5.09 Solvency. Assuming the accuracy of the representations and warranties in Article IV and assuming that the Company and its Subsidiaries are solvent immediately prior to the Closing, immediately after giving effect to the transactions contemplated by this Agreement, the Company and each of its Subsidiaries shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Company and each of its Subsidiaries shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiaries.

5.10 No Knowledge of Misrepresentations or Omissions. To the Buyer’s knowledge: (a) none of the representations and warranties of the Company or the Sellers in this Agreement and the schedules are untrue or incorrect in any material respect; and (b) there are no material errors in, or material omissions from the schedules to this Agreement.

ARTICLE VI

PRE-CLOSING COVENANTS

6.01 Conduct of the Business.

(a) From the date hereof until the Closing Date, the Company shall and shall cause its Subsidiaries to (i) carry on its and its Subsidiaries’ businesses in the ordinary course of business and substantially in the same manner as previously conducted, (ii) use reasonable efforts to maintain the value of such business as a going concern and (iii) use commercially reasonable efforts to preserve intact its present business organization and relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees, in each case unless Buyer shall have consented in writing, which consent will not be unreasonably withheld or delayed; provided that, the foregoing notwithstanding, the Company may use all available cash to repay any Indebtedness prior to the Closing.

(b) From the date hereof until the Closing Date, except as otherwise provided for by this Agreement or consented to in writing by Buyer (which consent will not be unreasonably withheld or delayed), the Company shall not, and shall not permit any Subsidiary to, (i) issue or sell any of its or any Subsidiary’s Equity Interests, (ii) issue or sell any securities convertible into, or options with respect to, warrants to purchase or rights to subscribe for any of its or any Subsidiary’s Equity Interests, (iii) effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization, (iv) amend its or any Subsidiary’s certificate or articles of incorporation or bylaws or (v) take or omit to take any action which, if taken or omitted to be taken between the date of the Latest Balance Sheet and the date of this Agreement would have been required to be disclosed on the Developments Schedule pursuant to clauses (a), (b), (k), (l), (m) (other than in respect of (i) acceleration of any of the Options prior to or upon consummation of the transactions contemplated hereby, (ii) any action taken by the Company or its Subsidiaries to comply with the requirements of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) or (iii) amendments to the employment and Option grant agreements for Robert Bunker, Joseph Delaney, Linda Hirschi and Ronald Hofstetter to eliminate certain provisions relating to a sale or change of control of the Company and except entering into a transaction fee agreement with H.I.G. Capital, L.L.C. or its Affiliates (the obligations under which will be a Transaction Expense)) and (o) of Section 4.06.

6.02 Access to Books and Records. From the date hereof until the Closing Date, the Company shall provide Buyer and its authorized representatives (“Buyer’s Representatives”) with full access during regular business hours and upon reasonable notice to the offices, properties, personnel, books and records of the Company and its Subsidiaries in order for Buyer to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiaries (except that neither Buyer nor Buyer’s Representatives shall conduct environmental sampling or testing of the sort commonly referred to as a Phase II Environmental Investigation). Buyer acknowledges that it remains bound by the Confidentiality Agreement, dated November 30, 2004, with the Company (the “Confidentiality Agreement”). From the date hereof until the Closing Date, the Company will prepare and furnish to the Buyer, promptly after becoming available and in any event within 30 days of the end of each calendar month, monthly financials for each month following the Latest Balance Sheet.

6.03 Regulatory Filings. The Company shall make or cause to be made all filings and submissions under the HSR Act and any other laws or regulations applicable to the Company and its Subsidiaries for the consummation of the transactions contemplated herein, and the Buyer shall be responsible for all filing fees under the HSR Act and such other laws or regulations as are applicable to the Company or any of its Subsidiaries. Buyer shall comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any governmental authorities. The Company shall coordinate and cooperate with Buyer in exchanging such information and assistance as Buyer may reasonably request in connection with all of the foregoing.

6.04 Conditions. The Company and the Sellers shall use commercially reasonable efforts to cause the conditions set forth in Section 2.01 to be satisfied and to consummate the transactions contemplated herein.

6.05 Notification. From the date hereof until the Closing Date, the Company or the Sellers, as applicable, shall disclose to Buyer in writing in reasonable detail any material variances from the representations and warranties contained in Article III and Article IV and of any other fact or event that would cause or constitute a breach of the covenants in this Agreement made by the Company or any Seller, in each case promptly upon discovery thereof; provided, however, that no disclosure pursuant to this Section 6.05 shall be deemed to amend or supplement any schedule hereto, nor shall such disclosure prevent or cure any misrepresentation or breach of warranty or breach of covenant.

6.06 Exclusivity. From the date of this Agreement until the Closing, neither any Seller nor the Company will (and the Company and each of the Sellers will not permit their respective Affiliates or any of their or their Affiliates’ directors, officers, agents or other representatives to) directly or indirectly: (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of any Equity Interests in the Company or any of its Subsidiaries or any merger, recapitalization share exchange, sale of substantial assets (other than sales in the ordinary course of business) or any similar transaction or alternative to the transactions contemplated hereby (any such transaction, a “Sale Transaction”) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Sellers will vote their Shares in favor of any such acquisition structured as a merger, consolidation, share exchange or otherwise. The Company and each Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited). Notwithstanding anything to the contrary set forth in this Section 6.06, in the event that all of the conditions to the closing of the transactions contemplated hereby set forth Article II (other than the condition set forth in Section 2.01(h)) have been satisfied or waived (or would be satisfied at the closing of the transactions contemplated hereby if the closing of the transactions contemplated hereby were to occur at such time) by the party entitled to the benefit thereof and the closing of the transactions contemplated hereby does not occur on or prior to the later to occur of (x) the second business day following such satisfaction or waiver and (y) the tenth business day following the date on which the filings under the HSR Act have been made with respect to the transactions contemplated hereby (an “Exclusivity Termination Event”), the provisions of this Section 6.06 shall immediately terminate and be of no further force or effect; provided, however, that neither the Company nor the Sellers shall enter into a definitive agreement with respect to a Sale Transaction during the ten business day period following the occurrence of an Exclusivity Termination Event.

ARTICLE VII

COVENANTS

7.01 Access to Books and Records. From and after the Closing, Buyer shall, and shall cause the Company and its Subsidiaries to, provide the Stockholder Representative, the Sellers and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Company and its Subsidiaries with respect to periods prior to the Closing Date in connection with any matter relating to or arising out of this Agreement or the transactions contemplated hereby. Unless otherwise consented to in writing by the Stockholder Representative, Buyer shall not permit the Company or its Subsidiaries, for a period of seven years following the Closing Date, to destroy, alter or otherwise dispose of any books and records of the Company, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior written notice to the Stockholder Representative and offering to surrender to the Stockholder Representative (on behalf of the Sellers) such books and records or such portions thereof.

7.02 Notification. From the date hereof until the Closing Date, Buyer shall disclose to the Company and the Stockholder Representative in writing in reasonable detail any material variances from Buyer’s representations and warranties contained in Article V, and of any other fact or event that would cause or constitute a breach of the covenants in this Agreement made by Buyer, in each case, promptly upon discovery thereof, and Buyer shall promptly notify the Stockholder Representative if Buyer obtains knowledge that the representations and warranties of the Sellers or the Company in this Agreement and the schedules are not true and correct in all material respects, or if Buyer obtains knowledge that there are any material errors in, or omissions from, the schedules to this Agreement.

7.03 Director and Officer Liability and Indemnification. For a period of six years after the Closing, Buyer shall not, and shall not permit the Company or any of its Subsidiaries to amend, repeal or modify any provision in the Company’s or any of its Subsidiaries’ certificate or articles of incorporation or bylaws relating to the exculpation or indemnification of any officers and directors (unless required by law), it being the intent of the parties that the officers and directors of the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification to the full extent of the law.

7.04 Regulatory Filings. Buyer shall make or cause to be made all filings and submissions under the HSR Act (within 5 business days after the later of (i) the date of this Agreement and (ii) the date the Company has provided any information the Buyer needs to make such filing) and any other laws or regulations applicable to Buyer as may be required of Buyer for the consummation of the transactions contemplated herein, and Buyer shall be responsible for all filing fees under the HSR Act and such other laws or regulations as are applicable to Buyer. Buyer shall comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any governmental authorities. In addition, Buyer shall cooperate in good faith with the governmental authorities and undertake promptly any and all action required (including divestitures of its assets) to complete lawfully the transactions contemplated by this Agreement; provided that Buyer shall not be required to undertake any such action if such action is reasonably likely to cause a material adverse effect on the business of Buyer. Buyer shall use its commercially reasonable efforts to cause the filings under the HSR Act to be considered for grant of “early termination.”

7.05 Conditions.

(a) Buyer shall use commercially reasonable efforts to cause the conditions set forth in Section 2.02 to be satisfied and to consummate the transactions contemplated herein.

(b) With respect to the condition set forth in Section 2.01(h), Buyer shall use its best efforts to obtain the financing amounts contemplated by the Debt Commitment Letter and the Fee Letter.

7.06 Contact with Customers and Suppliers. Buyer is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any officer, director, employee, franchisee, customer, supplier, distributor, vendor or other material business relation of the Company or its Subsidiaries prior to the Closing without the prior written consent of the Stockholder Representative, which consent as it relates solely to contacting employees of the Company or its Subsidiaries shall not be unreasonably withheld.

7.07 Debt Commitment Letter. Buyer shall promptly notify the Stockholder Representative of any proposal by any lender named in the Debt Commitment Letter to withdraw, terminate or make a material change in the terms of (including the amount of financing contemplated by), the Debt Commitment Letter. In addition, upon the request of the Stockholder Representative, Buyer shall advise and update the Stockholder Representative, in a level of detail reasonably satisfactory to the Stockholder Representative, with respect to the status, proposed closing date and material terms of the proposed financing. Buyer shall not consent to (x) any amendment or modification to the Debt Commitment Letter if such amendment or modification would change the conditions precedent set forth therein, the timing of the funding of the commitments thereunder, the cash amount of the funding commitments thereunder (unless any such change is matched with an increase of the financing commitment under the Equity Commitment Letter) or any other covenants concerning the Company or its Subsidiaries (collectively, the “Restricted Commitment Letter Amendments”) or (y) early termination of the Debt Commitment Letter. Buyer shall, and shall cause its Affiliates to, use all best efforts to maintain the effectiveness of the Debt Commitment Letter.

7.08 Employee Benefits. For a period of at least six months following the Closing Date, Buyer shall provide employees of the Company and its Subsidiaries as of the Closing Date with at least the same total compensation and benefits (taking into account base pay, bonus, and other incentive compensation) as were in effect immediately prior to the Closing Date. In addition, Buyer shall cause the Company and its Subsidiaries to provide benefits to any employee of the Company and its Subsidiaries who is terminated within six months after the Closing Date that are at least as favorable as those that exist under current Company policies and plans.

7.09 Confidentiality. Each Seller and the Stockholder Representative acknowledges that the success of the Company and its Subsidiaries after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by such Seller or the Stockholder Representative, as applicable, that the preservation of the confidentiality of such information by such Seller or Stockholder Representative, as applicable, is an essential premise of the bargain between each of the Sellers and the Buyer, and that the Buyer would be unwilling to enter into this Agreement in the absence of this Section 7.09. Accordingly, each Seller and the Stockholder Representative hereby agrees with the Buyer that such Seller or Stockholder Representative, as applicable, and the directors, officers, employees, agents, consultants, advisors or other representatives of such Person, including legal counsel, accountants and financial advisors, will not, and that such Person will cause its Affiliates not to, at any time on or after the Closing, directly or indirectly, without the prior written consent of the Buyer, disclose or use any confidential or proprietary information involving or relating to the Company or any of its Subsidiaries and their businesses; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof), or obtained from a source on a non-confidential basis after the Closing (other than the Company and its Subsidiaries); and provided, further, that the provisions of this Section 7.09 will not prohibit any retention of copies of records or disclosure required by any applicable law, rule or regulation so long as reasonably prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same. Each of the Sellers and the Stockholder Representative agrees that such Person will be responsible for any breach or violation of the provisions of this Section 7.09 by any of such Person’s directors, officers, employees, agents, consultants, advisors or other representatives of such Person, including legal counsel, accountants and financial advisors.

7.10 Noncompetition and Nonsolicitation. For a period of two years from and after the Closing Date, none of the Restricted Sellers will (x) engage with any entity that is a Competing Business (as hereinafter defined) in the United States or (y) through its Affiliates, enter into a business in the United States that would compete in the business of providing the ancillary healthcare products and services that the Company and its Subsidiaries are, as of the date of this Agreement, providing directly to workers’ compensation insurance carriers, TPA’s or state workers’ compensation funds; provided, however, that no owner of less than 5% of the outstanding stock of any publicly-traded corporation will be deemed to be so engaged solely by reason thereof in the Competing Business. In addition, for a period of two years from and after the Closing Date, none of the Restricted Managers will compete directly with all or any portion of the businesses of the Company and its Subsidiaries as conducted as of the Closing Date; provided, however, that no owner of less than 5% of the outstanding stock of any publicly-traded corporation will be deemed to be so engaged solely by reason thereof in such businesses. For a period of two years from and after the Closing Date, the Restricted Sellers will not recruit, offer employment, employ, engage as a consultant, or in any other manner persuade or attempt to persuade, any Person who is then an employee, officer or customer of the Company or any Subsidiary to leave the employ of the Company or any Subsidiary or discontinue or adversely modify its business relationship with the Company or any Subsidiary. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.10 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. For purposes of this Agreement, “Competing Business” shall mean any entity whose primary purpose (i.e., greater than 50% of revenues) is providing ancillary healthcare products and services that the Company and its Subsidiaries provide directly to workers’ compensation insurance carriers, TPA’s or state workers’ compensation funds as of the date of this Agreement.

7.11 Sellers’ Release. Each of the Sellers hereby confirms that, as of the Closing, neither the Company nor any of its Subsidiaries have any obligation or liability to such Seller, except as may arise under or pursuant to this Agreement, or any agreement entered into in connection herewith.

7.12 Financing. The Company will use commercially reasonable efforts to cooperate with the Buyer in connection with the preparation of all agreements, offering memoranda and other documentation required in connection with any financing contemplated by the Debt Commitment Letter, which cooperation shall include providing Buyer with reasonable access to employees of the Company and its Subsidiaries during normal business hours (or otherwise providing reasonable assistance with the syndication and marketing of such financings to the extent contemplated by the Debt Commitment Letter).

ARTICLE VIII

TERMINATION

8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Buyer and the Stockholder Representative (on behalf of the Sellers);

(b) by Buyer, if there has been a material violation or breach by the Company or the Sellers of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and such violation or breach has not been waived by Buyer or, in the case of a covenant breach, cured by the Company or the Sellers within ten days after written notice thereof from Buyer;

(c) by the Stockholder Representative, if there has been a material violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Sellers at the Closing and such violation or breach has not been waived by the Stockholder Representative or, in the case of a covenant breach, cured by Buyer within ten days after written notice thereof by the Stockholder Representative (provided that neither a breach by Buyer of Section 5.08 nor the failure of Buyer to deliver the consideration pursuant to Section 1.04(c), 1.04(d) and 1.04(e) and Section 1.05 at the Closing as required hereunder shall be subject to cure hereunder unless otherwise agreed to in writing by the Stockholder Representative);

(d) by the Stockholder Representative, upon the (i) withdrawal or termination of the Debt Commitment Letter or (ii) the making of a Restricted Commitment Letter Amendment;

(e) by the Stockholder Representative if an Exclusivity Termination Event shall have occurred and the closing of the transactions contemplated hereby does not occur within 10 business days of the occurrence of such Exclusivity Termination Event;

(f) by the Stockholder Representative if either (i) an Exclusivity Termination Event shall have occurred and the closing of the transaction contemplated hereby does not occur within 10 business days of the occurrence of such Exclusivity Termination Event, provided that the Stockholder Representative shall not be entitled to exercise its right to terminate this Agreement pursuant to this clause (i) of this Section 8.0l(f) if the Sponsor delivers a fully executed Extension Letter to the Stockholder Representative on or prior to the end of such 10 business day period, or (ii) all of the conditions to the closing of the transaction contemplated hereby set forth Article II have been satisfied or waived (or would be satisfied at the closing of the transaction contemplated hereby if the closing of the transaction contemplated hereby were to occur at such time) by the party entitled to the benefit thereof and the Buyer does not consummate the transactions contemplated hereby despite such satisfaction or waiver; or

(g) by either the Buyer or the Stockholder Representative if the transactions contemplated hereby have not been consummated by the later of (i) April 30, 2005 and (ii) three days following termination of the applicable waiting period under the HSR Act or, if such day falls on a day that is not a business day, on the next business day.

8.02 Effect of Termination. In the event of termination of this Agreement by either Buyer or the Stockholder Representative as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 8.02 and Article XIII and the Confidentiality Agreement which shall survive the termination of this Agreement), and there shall be no liability on the part of any of Buyer, the Company, or the Sellers to one another, except (a) for any willful breaches of this Agreement prior to the time of such termination and (b) in the event of a termination of this Agreement by the Stockholder Representative pursuant to Section 8.0 l(f), the Buyer acknowledges and agrees that based upon the nature of the transaction and other surrounding circumstances, it would be both impracticable and extremely difficult to fix the amount of actual damages that the Sellers would suffer and therefore, the Buyer agrees to pay to the Sellers $15,000,000 in liquidated damages (without offset of any kind).

ARTICLE IX

INDEMNIFICATION

9.01 Survival of Representations and Warranties. Except to the extent a different period is expressly set forth herein, the representations, warranties, covenants, agreements and other provisions in this Agreement shall survive the Closing and shall terminate on the earlier of the date which is (i) eighteen (18) months after the date hereof or (ii) sixty (60) days after completion of the audit and financial results for the 2005 fiscal year (the “Survival Period Termination Date”). No claim for indemnification hereunder for breach of any such representations, warranties, covenants, agreements and other provisions may be made after the expiration of such survival period; provided that any representation, warranty, covenant, agreement or other provision in respect of which indemnity may be sought under Section 9.02 or under Section 9.03, and the indemnity with respect thereto, shall survive (with respect to any claim that has been made) the time at which it would otherwise terminate pursuant to this Section 9.01 if notice of a claim of breach or potential breach thereof giving rise to such right or potential right of indemnity shall have been given to the Person against whom such indemnity may be sought prior to such time.

9.02 Indemnification from the Escrow Amount for the Benefit of Buyer.

(a) From and after the Closing (but subject to the provisions of this Article IX and the Escrow Agreement), Buyer shall be entitled to assert, as its sole and exclusive remedy for any action relating (directly or indirectly) to this Agreement and the transactions contemplated hereby, claims against the Escrow Amount in respect of (i) any loss, liability, damage, assessment, fine, penalty, tax, fees, costs, expenses (in each case, including reasonable attorneys’ and expert fees and expenses) (“Losses”) suffered or incurred by Buyer or any of its Affiliates, officers, directors, employees or agents to the extent arising from any nonfulfillment or breach of any representation, warranty, covenant, agreement or other provision set forth herein by the Company or any Seller or in any exhibit, schedule or certificate delivered hereunder, as any representation or warranty (except for the representations and warranties set forth in Section 4.01 (Organization and Corporate Power), Section 4.05(a) (Financial Statements), Section 4.05(b) (Undisclosed Liabilities), Section 4.06 (Absence of Certain Developments), Section 4.09(a) (Contract and Commitments) (to the extent entered into in the ordinary course of business and does not violate any provision of Section 6.01), Section 4.15(b) (Knowledge of Changes in Law) and Section 4.23 (Customer and Supplier Relations) (it being understood that qualifiers expressed as a specific dollar threshold shall not be considered such a “phrase”)) would read if all materiality, Material Adverse Effect or similar phrases were deleted therefrom and (ii) any amounts paid in cash (at the request of the applicable customer) by the Company after the Closing Date in respect of any Customer Credit Balance Amounts, including any Customer Credit Balance Amounts received from the date hereof until the Closing Date; provided that the Buyer shall be entitled to indemnification pursuant to the foregoing clause (ii) if and when such Customer Credit Balance Amounts are paid (a) pursuant to a change in Legal Requirements or (b) outside the ordinary course of business consistent with past practice (for the avoidance of doubt, a single request or series of reasonably related requests by a customer for refund of payment of multiple invoices in an aggregate amount that is greater than or equal to $25,000 shall not be considered to have occurred in the ordinary course of business consistent with past practice) and taking into account the Net Accounts Receivable Procedures; provided, further that (x) no claim by Buyer shall be so asserted unless the Losses for any individual claim or group of claims arising out of reasonably related facts or circumstances are for an amount in excess of $25,000 (the “Claim Threshold”) (it being understood that any Losses for amounts less than the Claim Threshold shall be ignored in determining whether the Deductible has been exceeded) and (y) no claims by Buyer shall be so asserted unless and until the aggregate amount of Losses that would otherwise be payable hereunder from the Escrow Amount exceeds on a cumulative basis an amount equal to $500,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible, provided, however, that the foregoing limitations will not apply to Reserved Claims or claims based on clause (ii) above; and provided, further, that the foregoing limitations shall not apply to claims against the Sellers pursuant to Sections 1.07 and 1.08.

(b) Except (i) for claims based on fraud by any Person (and in the event of such fraud, such recourse shall be sought or granted solely against the Person or Persons committing such fraud), (ii) as provided in Sections 1.07, 1.08 or 13.14 and (iii) for claims arising under Section 7.11, if the Closing occurs, recovery against the Escrow Amount pursuant to this Section 9.02 and the Escrow Agreement constitutes Buyer’s sole and exclusive remedy for any and all Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby, including, without limitation, any relating to environmental, health or safety matters or in any exhibit, schedule or certificate delivered hereunder.

(c) Subject to Section 9.02(b), Buyer may not avoid the limitations on liability set forth in this Article IX by seeking damages for breach of contract, tort or pursuant to any other theory of liability and the Buyer hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, and agrees to indemnify the Sellers from and against any and all rights, claims and causes of action it may have against the Sellers relating (directly or indirectly) to the subject matter of this Agreement arising under or based upon any federal, state, local or foreign statute, law or ordinance or otherwise, including without limitation, any rights, claims or causes of action with respect to any environmental, health or safety matters (including without limitation all matters arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other Environmental Requirements); provided that the foregoing restriction will not apply to any claim that is based on fraud by any Person (and in the event of such fraud, such recourse shall be sought or granted solely against the Person or Persons committing such fraud) or Sections 1.07 or 1.08. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have no right to indemnification hereunder with respect to any Loss or alleged Loss to the extent such Loss or alleged Loss is included in the calculation of the Net Working Capital.

(d) All payments made from the Escrow Account shall be treated by the parties as an adjustment to the proceeds received by the Sellers and the Optionholders pursuant to Section 1.05 hereof.

(e) Buyer hereby agrees and acknowledges that (i) except by Buyer pursuant to Section 1.04(d), no Person (including, without limitation, the Sellers, the Optionholders and their respective Affiliates) shall have any obligation to fund the Escrow Account, (ii) except for the amount to which Buyer shall have, prior to the Survival Period Termination Date, previously made a claim pursuant to the procedures set forth in Article IX and for which the obligations to indemnify, if any, shall not have been satisfied from the Escrow Amount (the “Outstanding Escrow Claims”), but subject to Sections 1.07 and 1.08, title and all rights to the Escrow Amount shall automatically transfer to the Stockholder Representative (on behalf of the Sellers and the Optionholders) on the Survival Period Termination Date, and (iii) it shall take all actions reasonably necessary to cause the Escrow Agent to release the Escrow Amount less the amount of the Outstanding Escrow Claims less amounts paid to the Stockholder Representatives (on behalf of the Sellers and the Optionholders) on the Survival Period Termination Date. Buyer further agrees that as soon as the Outstanding Escrow Claims are resolved pursuant to the procedures set forth in this Article IX it shall cause the Escrow Agent to release any remaining cash held by the Escrow Agent pursuant to the terms of the Escrow Agreement to the Stockholder Representative.

(f) The Buyer may make claims against the entire Escrow Amount even though such claims may be in respect of a Loss caused by one Seller’s breach of its own representations, warranties, covenants or agreements set forth herein.

9.03 Indemnification by Buyer for the Benefit of the Sellers and the Optionholders. Buyer shall indemnify the Sellers and the Optionholders and their respective Affiliates, and their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Indemnified Parties”) and hold them harmless against any Losses which the Indemnified Parties may suffer or sustain, as a result of: (a) any breach of any representation or warranty of Buyer under this Agreement, and (b) any nonfulfillment or breach of any covenant, agreement or other provision by Buyer. Any indemnification of the Sellers and the Optionholders pursuant to this Section 9.03 shall be effected by wire transfer of immediately available funds to a single account designated by the Stockholder Representative within 15 days after the determination thereof. The indemnification paid to each Seller and Optionholder will be pro rata based upon its Common Percentage.

9.04 Mitigation. Each Person entitled to indemnification hereunder shall take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith. The foregoing sentence is merely a recognition of the laws of the State of New York and shall not in any way be interpreted to expand a Person’s duty to mitigate beyond the requirements of the laws of the State of New York.

9.05 Defense of Third Party Claims. Any Person making a claim for indemnification under Section 9.02 or Section 9.03 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) and the Stockholder Representative (on behalf of the Sellers and the Optionholders), if applicable, of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof, provided that no delay on the part of the Indemnitee in notifying the Indemnitor will relieve the Indemnitor from any obligation under this Article IX, except and to the extent such delay actually prejudices the Indemnitor. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that any Indemnitor shall continue to be entitled to assert any limitation on any claims contained herein; provided further that the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided however, that the fees and expenses of such separate counsel shall be borne by the Indemnitee. If the Indemnitor shall control the defense of any such claim then the Indemnitor shall be entitled to settle such claim; provided, that, the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice except for payments that would be required to be paid by Buyer representing the Deductible. The Stockholder Representative (on behalf the Sellers and the Optionholders) shall act on behalf of all Indemnitors in the case of all third party claims with respect to which Buyer is seeking indemnification from the Sellers or the

Optionholders under Section 9.02 (with each Seller and Optionholder responsible for its portion of such costs and expenses (determined on a pro rata basis according to each such Person’s Common Percentage)).

9.06 Determination of Loss Amount. The amount of any Loss subject to indemnification under Section 9.02 or Section 9.03 shall be calculated net of (i) any Tax Benefit inuring to the Indemnitee on account of such Loss and (ii) any insurance proceeds or any indemnity, contribution or other similar payment received in cash by the Indemnitee from any third party with respect thereto. If the Indemnitee receives a Tax Benefit with respect to a Loss after an indemnification payment with respect to such Loss is made to it which Tax Benefit has not already been taken into account in determining the amount of such indemnification payment, the Indemnitee shall promptly pay to the Stockholder Representative (on behalf of the Sellers and the Optionholders) the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized by the Indemnitee. For purposes hereof, “Tax Benefit” with respect to a Loss shall mean any refund of Taxes paid or actual reduction in the amount of Taxes which otherwise would have been paid (determined by comparing Taxes which would have been payable absent such Loss and Taxes payable taking into account such Loss), in each case computed at the actual tax rates applicable to the recipient of such benefit. Buyer shall have no right to assert any claims against the Sellers or the Optionholders with respect to any Losses that would have been covered by insurance had the Company maintained for the benefit of the Company the same insurance coverage following the Closing that was in effect for the Company immediately prior to the Closing. The Indemnitee shall act in a commercially reasonable manner in seeking recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Indemnitee with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of costs and expenses) shall be made promptly to the Stockholder Representative (on behalf of the Sellers and the Optionholders). In no event shall Buyer be entitled to recover or make a claim for any amounts in respect of consequential, incidental or indirect damages, lost profits or punitive damages and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses.

ARTICLE X

STOCKHOLDER REPRESENTATIVE

10.1 Designation. HIG-MSC, Inc. (the “Stockholder Representative”) is hereby designated by each of the Sellers to serve as the representative of the Sellers with respect to the matters expressly set forth in this Agreement to be performed by the Stockholder Representative.

10.2 Authority. Each of the Sellers, by the execution of this Agreement, hereby irrevocably appoints the Stockholder Representative as the agent, proxy and attorney-in-fact for such Seller for all purposes of this Agreement (including the full power and authority on such Seller’s behalf (i) to consummate the transactions contemplated herein including, but not limited to, to execute and deliver the Escrow Agreement; (ii) to pay such Seller’s expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date hereof); (iii) to disburse any funds received hereunder to such Seller and each other

Seller; (iv) to endorse and deliver any certificates or instruments representing the Shares and execute such further instruments of assignment as Buyer shall reasonably request; (v) to execute and deliver on behalf of such Seller any amendment or waiver hereto (provided that no amendment or waiver will discriminate against any particular Seller vis a vis other Sellers); (vi) to take all other actions to be taken by or on behalf of such Seller in connection herewith including, but not limited to, under the Escrow Agreement; (vii) to withhold funds by requesting the delivery from Buyer of the Holdback Amount, to retain such Holdback Amount for such duration as the Stockholder Representative shall determine in its sole discretion and to use the funds constituting the Holdback Amount to satisfy expenses and obligations of the Sellers including, but not limited to, the Transaction Expenses or any other expense of any Seller; (viii) to negotiate, settle, compromise and otherwise handle any Net Working Capital adjustments and all claims for indemnification made by Buyer; and (ix) to do each and every act and exercise any and all rights which such Seller of the Sellers collectively are permitted or required to do or exercise under this Agreement). Each of the Sellers agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Stockholder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and actions by the Stockholder Representative (to the extent authorized by this Agreement) shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

10.3 Indemnification. Each Seller agrees that Buyer shall be entitled to rely on any action taken by the Stockholder Representative, on behalf of such Seller, pursuant to Section 10.02 above (an “Authorized Action”), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. Buyer agrees that the Stockholder Representative, as the Stockholder Representative, shall have no liability to Buyer for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or willful misconduct. Each Seller hereby severally, for itself only and not jointly and severally, agrees to indemnify (on a pro-rata basis according to such Seller’s Common Percentage) and hold harmless the Stockholder Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Stockholder Representative in connection with any action, suit or proceeding to which the Stockholder Representative is made a party by reason of the fact it is or was acting as the Stockholder Representative pursuant to the terms of this Agreement.

10.4 Exculpation. The Stockholder Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts received on behalf of such Seller. The Stockholder Representative shall not be liable to any Seller for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Stockholder Representative shall not be relieved of any liability imposed by law for gross negligence or willful misconduct. The Stockholder Representative shall not be liable to the Sellers for any apportionment or distribution of payments made by the Stockholder Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled. The Stockholder Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Stockholder Representative nor any agent employed by it shall incur any liability to any Seller by virtue of the failure or refusal of the Stockholder Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith.

ARTICLE XI

ADDITIONAL COVENANTS AND AGREEMENTS

11.01 Disclosure Generally. All schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the schedules shall be deemed to refer to this entire Agreement, including all schedules.

11.02 Acknowledgment by Buyer. Buyer acknowledges that it has conducted to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and verification and the representations and warranties of the Company and the Sellers expressly and specifically set forth in this Agreement, including the schedules (and updated schedules). SUCH REPRESENTATIONS AND WARRANTIES BY THE COMPANY AND THE SELLERS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND THE SELLERS. No claim shall be brought or maintained by the Company, its Subsidiaries or Buyer or their respective successors or permitted assigns against any officer, director or employee (present or former) of the Company, its Subsidiaries, the Sellers, the Optionholders or any direct or indirect equityholder of the Sellers, and no recourse shall be sought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in, or breach of any of the representations, warranties or covenants of the Sellers set forth or contained in, this Agreement or any certificate delivered hereunder, except to the extent provided in Section 9.02 other than 1.07 or 1.08 hereof or except to the extent that the same shall have been the result of fraud by any such Person (and in the event of such fraud, such recourse shall be sought or granted solely against the Person or Persons committing such fraud). In connection with Buyer’s investigation of the Company and its Subsidiaries, Buyer has received certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties and that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, Buyer hereby acknowledges that none of the Company, the Subsidiaries or the Sellers is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecast except to the extent specifically contained herein or in any certificate or other document delivered pursuant herein.

11.03 Tax Matters.

(a) Responsibility for Filing Tax Returns. Subject to Section 11.03, Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending prior to or including the Closing Date which have not yet been filed as of the Closing Date. Each such Tax Return shall be prepared in a manner consistent with past practice, except as otherwise required by applicable law. At least 15 days prior to the date on which each such Tax Return is filed, Buyer shall submit such Tax Return to the Stockholder Representative for the Stockholder Representative’s review.

(b) Transfer Taxes. Buyer will pay, and will indemnify and hold the Sellers harmless against any real property sale and transfer or gains Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the Company and its Subsidiaries or one or more Sellers as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. The Sellers agree to cooperate with Buyer in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such returns.

(c) Company Tax Benefits. Buyer agrees that any deductions attributable to the items described on the Company Tax Benefits Schedule shall be claimed as a deduction by the Company or its Affiliates on the Tax Return for the taxable year that includes or, if applicable, ends on the Closing Date or, as applicable, any subsequent Tax Return if the Buyer determines, after consultation with tax counsel, that claiming such deduction is “more likely than not” the proper tax treatment of such items and that no other Tax treatment of such items has a greater likelihood of being the proper Tax treatment. Buyer shall provide the portion of a Tax Return which relates to any Company Tax Benefit to the Stockholder Representative for its review at least 15 days prior to the filing of such Tax Return, and in the event that the Stockholder Representative disagrees with the portion of any such Tax Return which relates to claiming deductions attributable to items described on the Company Tax Benefits Schedule (a “Tax Benefit Dispute”) and the Buyer and Stockholder Representative are unable to resolve such disagreement as described in Section 1.08(b), the Buyer and the Stockholder Representative agree to submit such Tax Benefit Dispute to the Dispute Resolution Auditor. If the Dispute Resolution Auditor determines that the deduction underlying the Tax Benefit Dispute is “more likely than not” properly deductible in such Tax period to which such Tax Return relates, then the Buyer shall cause such deduction to be claimed on the appropriate Tax Return. The Buyer agrees to file any income tax return related to the taxable year that ends on the Closing Date as soon as reasonably practicable after the Closing Date, and agrees to carryback any net operating losses resulting from deductions attributable to the items described on the Company Tax Benefits Schedule as soon as reasonably practicable after the Closing Date (including by filing IRS Form 1139 or any successor form, and any comparable foreign, state, or local forms unless filing for carryback of any net operating loss by using IRS Form 1139 would result any material uncompensated adverse consequences to the Buyer as compared to any alternative method of effecting the carryback) to the extent permitted by applicable tax law.

11.04 Further Assurances. From and after the Closing Date, upon the request of either the Stockholder Representatives or the Buyer, each of the parties hereto will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the transactions contemplated by this Agreement. Each Seller will refer all customer inquiries relating to the business to the Buyer, or the Company or its Subsidiaries as appropriate, from and after the Closing.

11.05 Provision Respecting Legal Representation. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Kirkland & Ellis LLP may serve as counsel to each and any Seller, Optionholder and their respective Affiliates (individually and collectively, “Seller Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any successor to all or substantially all of the business of such firm) may serve as counsel to the Seller Group or any director, member, partner, officer, employee or Affiliate of Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.

ARTICLE XII

DEFINITIONS

12.01 Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company is or has been a member.

“Bad Debt Reserve” means reserve for bad debt set forth on the balance sheet of the Company and its Subsidiaries.

“Bad Debt Reserve Procedures” means the methodology, in accordance with GAAP, by which the Company and its Subsidiaries calculate the Bad Debt Reserve. For purposes of this Agreement, the Bad Debt Reserve of any balance sheet calculation used in Sections 1.06, 1.07 or 4.05 hereof shall be equal to (a) the Bad Debt Reserve as of December 31, 2004, which equals $3,933,000, plus (b) the ongoing bad debt expense, which equals 0.64% of net revenues per period, less (c) actual writeoffs of AR Debit Balances and AR Credit Balances made in the ordinary course. For the avoidance of doubt, the Bad Debt Reserve shall be calculated assuming that the use of AR Credit Balances from a particular client can be used to offset unpaid AR Debit Balances from the same client.

“Cash on Hand” means, with respect to the Company and its Subsidiaries, all cash and cash equivalents, as of immediately preceding the Closing, determined in accordance with GAAP. For avoidance of doubt, Cash on Hand shall (1) be calculated net of issued but uncleared checks and drafts; (2) include checks and drafts deposited for the account of the Company and its Subsidiaries and (3) may be a negative number.

“Company Tax Benefits” means any actual Tax refunds and/or actual reductions in Tax payments that would otherwise be made (calculated by comparing Taxes that would have actually been payable without any such deductions or credits and Taxes actually payable taking into account such deductions or credits) that are attributable to deductions or credits arising from the payments set forth on the attached Company Tax Benefits Schedule (whether realized with respect to taxable periods ending before, on or after the Closing Date), including without limitation, any deduction arising from amounts paid pursuant to Section 1.02 or any other compensatory payments, management or consulting fees set forth on the attached Company Tax Benefits Schedule.

“Environmental Requirements” means all federal, state, local and foreign statutes, regulations, and ordinances enacted and in effect on or prior to the Closing Date, concerning pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes.

“Equity Interest” means (a) any capital stock, share, partnership or membership interest, unit of participation or other similar equity interest (however designated) in any Person and (b) any option, warrant, purchase right, conversion right, exchange rights, subscription rights or other agreements or arrangements (written or oral) which would entitle any Person to acquire any such equity interest in such Person or otherwise entitle any Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Amount” means $15,000,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extension Letter” means a letter from Monitor Clipper Equity Partners II, L.P. and Monitor Clipper Equity Partners (NQP) II, L.P. addressed to the Stockholder Representative in the form of Exhibit H attached hereto.

“GAAP” means United States generally accepted accounting principles applied in a manner consistent with that used in preparing the 2004 Balance Sheet, including in a manner consistent with the Bad Debt Reserve Procedures and the Net Accounts Receivable Procedures.

“Government Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Governmental Authority” means any United States federal, state or local or any foreign government, governmental authority, regulatory or administrative agency, governmental commission, court or tribunal (or any department, bureau or division thereof) or any arbitral body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, all obligations of the Company and its Subsidiaries for borrowed money and all obligations under capital leases (taken at the amount thereof accounted for as liabilities in accordance with GAAP) and any accrued interest, prepayment premiums or penalties related thereto.

“Intellectual Property” means all proprietary rights of every kind and nature, including all rights and interests pertaining to or deriving from:

(a) patents, copyrights, mask work rights, technology, know-how, processes, trade secrets, algorithms, inventions, works, proprietary data, databases, formulae, research and development data and computer software or firmware;

(b) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith;

(c) domain names, rights of privacy and publicity, moral rights, and proprietary rights of any kind or nature, however denominated, throughout the world in all media now known or hereafter created;

(d) any and all registrations, applications, recordings, licenses, common-law rights and agreements (written or oral) relating to any of the foregoing; and

(e) all suits, actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

“Legal Requirement” means any United States federal, state or local or foreign law, statute, standard, ordinance, code, order, rule, regulation, resolution or promulgation, or any order, judgment or decree of any Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development relating to the businesses, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries which, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, is materially adverse to the businesses, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed in itself, either alone or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any failure by the Company and its Subsidiaries to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; (b) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement or pendency of the transactions contemplated by this Agreement; (c) any adverse change, effect, event, occurrence, state of facts or development attributable to the U.S. economy as a whole or the capital markets in general to the extent (and only to the extent) any such adverse change, effect, event, occurrence, state of facts or development does not affect the Company or the Subsidiaries to a degree or in a manner proportionately greater than it affects other companies in the industry or markets in which the Company operates; (d) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement to the extent that any such adverse change, effect, event, occurrence, state of facts or development does not relate to the relationship between the Company and its, or its Subsidiaries’, customers; (e) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof to the extent (and only to the extent) any such adverse change, effect, event, occurrence, state of facts or development does not affect the Company or the Subsidiaries to a degree or in a manner proportionately greater than it affects other companies in the industry or markets in which the Company operates; or (f) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America to the extent (and only to the extent) any such adverse change, effect, event, occurrence, state of facts or development does not affect the Company or the Subsidiaries to a degree or in a manner proportionately greater than it affects other companies in the industry or markets in which the Company operates.

“Net Accounts Receivable” means the net accounts receivable excluding the Bad Debt Reserve of the Company and its Subsidiaries.

“Net Accounts Receivable Procedures” means the methodology by which the Company and its Subsidiaries account for Net Accounts Receivable. The Company and its Subsidiaries may, from time to time, receive payments which either (1) represent amounts higher than the corresponding amount billed to a particular client pursuant to a particular invoice or (2) cannot be applied to a particular invoice for a particular client for unknown reasons (collectively, in the aggregate, “AR Credit Balances”). In addition, the Company and its Subsidiaries may, from time to time, not receive any payment of a billed amount for a particular invoice (which was created in the ordinary course of business) for a particular client or may receive less than the billed amount for a particular invoice (which was created in the ordinary course of business) for a particular client (collectively, in the aggregate, “AR Debit Balances”). The Net Accounts Receivable equals the sum of (a) the AR Debit Balances and (b) the AR Credit Balances. For the avoidance of doubt, the Net Accounts Receivable Procedures include the use of AR Credit Balances from a particular client to offset unpaid AR Debit Balances from the same client.

“Net Working Capital” means (i) all current assets (including Cash on Hand, but excluding Company Tax Benefits and current and deferred tax assets (other than payroll tax assets)) of the Company and its Subsidiaries as of the close of business on the Closing Date as reported by the Company using accounting policies and procedures consistent with the 2004 Balance Sheet (including the Bad Debt Reserve Procedures and the Net Accounts Receivable Procedures) minus (ii) all current liabilities (excluding Indebtedness, current and deferred tax liabilities (other than payroll tax liabilities) and Transaction Expenses) of the Company and its Subsidiaries as of the close of business on the Closing Date as reported by the Company using accounting policies and procedures consistent with the 2004 Balance Sheet, including the Bad Debt Reserve Procedures and the Net Accounts Receivable Procedures.

“Permitted Liens” means (i) statutory liens for current Taxes or other governmental charges not yet due and payable, and statutory liens for Taxes the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and its Subsidiaries and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s and its Subsidiaries’ businesses; (v) public roads and highways; (vi) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (vii) liens on goods in transit incurred pursuant to documentary letters of credit; (viii) purchase money liens and liens securing rental payments under capital lease arrangements; and (ix) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Reserved Claim” means a claim based on (i) any breach of, or inaccuracy in, the representations and warranties set forth in Sections 3.01 (Authority), 3.02 (Execution and Delivery; Valid and Binding Agreement), 3.03 (Noncontravention), 3.04 (Ownership of Capital Stock), 3.05 (Brokers Fees), 4.01 (Organization and Corporate Power), 4.03 (Authorization; No Breach, Valid and Binding Agreement), 4.04 (Capital Stock), 4.08 (Tax Matters) or 4.20 (Brokerage) or (ii) fraud.

“Restricted Managers” means each of Butch Hofstetter and David Moore.

“Restricted Sellers” means each of the Sellers other than Prudential Capital Partners, L.P. and Prudential Capital Partners Management Fund, L.P.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all computer software programs and software systems and subsequent versions, including all databases, compilations, tool sets, compilers, higher level or proprietary languages, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons, related files, data, materials, manuals, design notes and other items and documentation, whether in source code, object code or human readable form.

“Sponsor” means, collectively, Monitor Clipper Equity Partners II, L.P. and Monitor Clipper Equity Partners (NQP) II, L.P.

“Subsidiaries” means MSC-Medical Services Company, a Florida corporation.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals), computer Software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectible or protected by patent, copyright, mask work right, trade secret law or otherwise, and all documents and other materials recording any of the foregoing.

“Transaction Expenses” shall mean all fees and expenses payable in connection with the transactions contemplated by this Agreement and certain other payments to the extent set forth on the Transaction Expenses Schedule (which schedule may be updated from time to time by the Stockholder Representative without consequence under Section 6.05).

12.02 Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the indicated Section of this Agreement:

Term	Section No.
2004 Balance Sheet	1.07(a)
Accounting Procedures	1.07(a)
Aged Accounts Receivable	4.25
Aged Bad Debt Reserve	4.25
Agreement	Preamble
AR Credit Balances	12.01
AR Debit Balances	12.01
Authorized Action	10.03
Base Consideration	1.04(a)(i)
Buyer	Preamble
Buyer’s Representatives	6.02
Common Stock	Recitals
Closing	1.10
Closing Balance Sheet	1.07(a)
Closing Common Share Price	1.04(b)
Closing Date	1.10
Code	4.13(b)
Common Percentage	1.05
Company	Preamble
Company Technology	4.10(a)
Confidential Information	4.10(e)
Confidentiality Agreement	6.02
Debt Commitment Letter	5.08
Deductible	9.02(b)
Dispute Resolution Auditor	1.07(a)
Equity Commitment Letter	5.08
ERISA	4.13(a)
Escrow Account	1.04(d)
Escrow Agreement	1.04(d)
Estimated Net Working Capital	1.06
Final Common Share Price	1.04(a)

Governmental Authorities	4.15(a)
HIPAA	4.15(a)
Holdback Amount	1.05
Indemnified Parties	9.03
Indemnitee	9.05
Indemnitor	9.05
Latest Balance Sheet	4.05
Leased Real Property	4.07(b)
License Agreement	4.10(a)
Losses	9.02(a)
Medicaid Program	4.15(a)
Medicare Program	4.15(a)
Objections Statement	1.07(a)
Optionholders	Recitals
Options	Recitals
Outstanding Escrow Claims	9.02(e)
Pension Plans	4.13(a)
Plans	4.13(a)
Preliminary Net Working Capital Statement	1.07
Seller Group	11.05
Sellers	Preamble
Shares	Recitals
Stockholder Representative	10.01
Stockholders	Preamble
Survival Period Termination Date	9.01
the Company’s Knowledge	13.03
Tax Benefit	9.06
Transfer Taxes	11.03(b)
Warrantholder(s)	Preamble
Warrants	Recitals
Welfare Plans	4.13(a)

ARTICLE XIII

MISCELLANEOUS

13.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing, any other announcement or communication to the employees, customers, independent contractors or suppliers of the Company and its Subsidiaries, shall be issued or made by any party hereto without the joint approval of Buyer and the Stockholder Representative, unless required by law (in the reasonable opinion of counsel) in which case Buyer and the Stockholder Representative shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication.

13.02 Expenses. Except as otherwise expressly provided herein, the Sellers and Buyer shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement; provided that the Sellers shall bear all Transaction Expenses of the Company, which Buyer shall pay on behalf of the Sellers and/or the Company as provided in Section 1.04(e).

13.03 Knowledge Defined. For purposes of this Agreement, the term (i) “the Company’s knowledge” as used herein shall mean the actual knowledge, after reasonable investigation, of Robert J. Bunker, Butch Hofstetter, David Olson or Joe Delaney and (ii) “the Buyer’s knowledge” as used herein shall mean the actual knowledge, after reasonable investigation, of Peter Laino or Michael Bell. A Person shall be deemed to have conducted a “reasonable investigation” if such Person has made reasonable inquiries of his direct reports given his position.

13.04 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, one day after deposit with Federal Express or similar overnight courier service or three days after being mailed by first class mail, return receipt requested. Notices, demands and communications to Buyer, the Company, the Sellers and the Stockholder Representative shall, unless another address is specified in writing, be sent to the addresses indicated below:

Notices to Buyer:

c/o Monitor Clipper Partners, LLC

Two Canal Park

Cambridge, MA 02141

Attn: Peter S. Laino

with a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attn: Winthrop G. Minot

Notices to Sellers or to the Stockholder Representative:

HIG-MSC, Inc.

c/o H.I.G. Capital Management, Inc.

1001 Brickell Bay Drive, Suite 2708

Miami, Florida 33131

Attn: Rick Rosen

with a copy to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Attn: Michael H. Weed

Notices to Company:

MSC Acquisition, Inc.

11764-1 Marco Beach Drive

Jacksonville, Florida 32224

Attn: Robert J. Bunker

Only prior to close

After close, to MCP & R&G

with a copy to:

HIG - MSC, Inc.

c/o H.I.G. Capital Management, Inc.

1001 Brickell Bay Drive, Suite 2708

Miami, Florida 33131

Attn: Rick Rosen

and:

Kirkland & Ellis LLP

East Randolph Drive

Chicago, Illinois 60601

Attn: Michael H. Weed

13.05 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated (a) by Buyer without the prior written consent of the Stockholder Representative (other than any assignment as collateral and security for any financing contemplated by the Debt Commitment Letter) or (b) by a Seller (other than with respect to its rights and interests hereunder) without the prior written consent of Buyer.

13.06 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.07 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. English shall be the governing language of this Agreement.

13.08 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

13.09 Amendment and Waiver. Any provision of this Agreement or the schedules (except as explicitly contemplated by this Agreement) or exhibits may be amended or waived only in a writing signed by Buyer, the Company and the Stockholder Representative. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default, and no failure or delay to enforce, or partial enforcement of, any provision hereof shall operate as a waiver of such provision or of any other provision.

13.10 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement and the schedules and exhibits hereto) contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

13.11 Counterparts. This Agreement may be executed in multiple counterparts (including by means of facsimile signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

13.12 Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of New York.

13.13 Consent to Jurisdiction; Waiver of Trial by Jury.

(a) Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof may be brought and maintained in the federal and state courts within the County of New York of the State of New York. Each of the parties hereto by execution hereof: (i) hereby irrevocably submits to the jurisdiction of the federal and state courts within the County of New York in the State of New York for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that he or it is not subject personally to the jurisdiction of the above-named courts, that he or it is immune from extraterritorial injunctive relief or other injunctive relief, that his or its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of New York, agrees that service of process by registered or certified mail, return receipt requested, at the address specified below its signature hereon is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that such service of process does not constitute good and sufficient service of process.

(b) To the extent not prohibited by applicable law which cannot be waived, each of the parties hereto hereby waives, and covenants that he or it will not assert (whether as plaintiff, defendant, or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, cause of action, action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof, in each case whether now existing or hereafter arising and whether in contract or tort or otherwise. Any of the parties hereto may file an original counterpart or a copy of this Section 13.13(b) with any court as written evidence of the consent of each of the parties hereto to the waiver of his or its right to trial by jury.

(c) Each of the parties hereto acknowledges that he or it has been informed by each other party that the provisions of Section 13.13 constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transactions contemplated hereby.

13.14 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event Sections 7.09, 7.10 and 11.04 (the “Applicable Provisions”) of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the Applicable Provisions and to enforce specifically the Applicable Provisions and the terms thereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

13.15 Stockholders Agreement; Registration Agreement. By execution hereof, the Company and each of the Sellers agree that (a) the Investor Rights Agreement (other than Section 2 thereof) and (b) the Registration Rights Agreement, in each case, dated as of June 7, 2002 and by and among the Company and its stockholders shall be terminated and of no further force and effect effective as of the Closing.

13.16 Buyer Deliveries. Buyer agrees and acknowledges that all documents or other items delivered or made available to Buyer’s representatives shall be deemed to be delivered or made available, as the case may be, to Buyer for all purposes hereunder.

13.17 No Third-Party Beneficiary. Except as expressly provided herein, this Agreement is for the sole benefit of the parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first above written.

COMPANY:

MSC ACQUISITION, INC.

By:	/s/ R.K. Rosen
Name:	R.K. Rosen
Its:	Vice President

SELLERS:

HlG-MSC, INC.

By:	[ILLEGIBLE]
Name:	Sami [ILLEGIBLE]
Its:	Authorized Signer

PMAI, Inc.

By:
Name:
Its:

Butch Hofstetter

David Moore

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first above written.

COMPANY:

MSC ACQUISITION, INC.

By:
Name:
Its:

SELLERS:

HIG-MSC, INC.

By:
Name:
Its:

PMAI, Inc.

By:	/s/ Emily J. Taylor
Name:	Emily J. Taylor
Its:	President

Butch Hofstetter

David Moore

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first above written.

COMPANY:

MSC ACQUISITION, INC.

By:
Name:
Its:

SELLERS:

HIG-MSC, INC.

By:
Name:
Its:

PMAI, Inc.

By:
Name:
Its:

/s/ Butch Hofstetter Butch Hofstetter

David Moore

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first above written.

COMPANY:

MSC ACQUISITION, INC.

By:
Name:
Its:

SELLERS:

HIG-MSC, INC.

By:
Name:
Its:

PMAI, Inc.

By:
Name:
Its:

Butch Hofstetter

/s/ David Moore David Moore

[Continuation of Signature Page to Stock Purchase Agreement]

PRUDENTIAL CAPITAL PARTNERS, L.P.

By: Prudential Capital Group, L.P., as General Partner

By:	/s/ Billy Greer
Name:	Billy Greer
Its:	Vice President

PRUDENTIAL CAPITAL PARTNERS MANAGEMENT FUND, L.P.

By: Prudential Investment Management, Inc., as General Partner

By:	/s/ Billy Greer
Name:	Billy Greer
Its:	Vice President

BUYER:

By:
Name:
Its:

[Continuation of Signature Page to Stock Purchase Agreement]

PRUDENTIAL CAPITAL PARTNERS, L.P.

By: Prudential Capital Group, L.P., as General Partner

By:
Name:
Its:

PRUDENTIAL CAPITAL PARTNERS MANAGEMENT FUND, L.P.

By: Prudential Investment Management, Inc., as General Partner

By:
Name:
Its:

BUYER:

MCP-MSC ACQUISITION, INC.

By:	/s/ Peter S. Lairo
Name:	Peter S. Lairo
Its:	President

EXHIBIT A

ESCROW AGREEMENT

See Attached

Escrow Agreement

THIS ESCROW AGREEMENT (this “Agreement”) is dated as of                   , 2005 and is among HIG-MSC, Inc., a Cayman Islands corporation, on behalf of the Sellers and the Optionholders (as defined below) (the “Stockholder Representative”), MCP-MSC Acquisition, Inc., a Delaware corporation (“Buyer”), and Wells Fargo Bank, National Association, a national banking association, a national banking association, as escrow agent (the “Escrow Agent”).

WHEREAS, Buyer, MSC Acquisition Inc., a Florida corporation (the “Company”), and the stockholders and warrantholders of the Company (the “Sellers”) have entered into a Stock Purchase Agreement dated as of March 7, 2005 (the “Purchase Agreement”) providing for the acquisition of all of the Shares and the cancellation of the Options and Warrants (each capitalized term as defined in the Purchase Agreement).

WHEREAS, the Purchase Agreement provides that Buyer shall deposit, for the benefit of the Sellers and the Optionholders, an amount equal to $15,000,000 in immediately available funds (the “Escrow Amount”) into escrow with the Escrow Agent, which amount (including any earnings thereon generated while held in such escrow) shall be used as security for and to satisfy claims arising out of and under Section 1.07, 1.08 or 9.02 of the Purchase Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, and for other good, fair and valuable considerations and reasonably equivalent value, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Escrow Agent, the Stockholder Representative (on behalf of the Sellers and the Optionholders) and Buyer do agree as follows, intending to be legally bound:

Section 1. Establishment of Escrow Account

(a) Buyer and the Stockholder Representative (on behalf of the Sellers and the Optionholders) hereby deposit with the Escrow Agent the Escrow Amount to be held in escrow by the Escrow Agent. The Escrow Agent accepts said sum and agrees to establish and maintain a separate account (the “Escrow Account”) therefore in its capacity as Escrow Agent pursuant to the terms of this Agreement.

(b) Buyer and the Stockholder Representative (on behalf of the Sellers and the Optionholders) shall each furnish the Escrow Agent with a completed Form W-8 or Form W-9, as applicable.

Section 2. Investments

(a) The Escrow Agent agrees to invest and reinvest funds in the Escrow Account, but only upon written instructions signed by an authorized agent of the Stockholder Representative, in one or more of the following investments from time to time (a “Permitted Investment”):

(i) Direct obligations of, or obligations the timely payment of principal and interest on which are unconditionally guaranteed by, the United States of America having a maturity of not more than 90 days;

(ii) Repurchase agreements with a counterparty rated A-l or better by Standard & Poor’s Ratings Services and P-l by Moody’s Investors Service, and involving securities of the type described in (i) above;

(iii) Money market funds rated in the highest applicable category by Standard & Poor’s Ratings Services and Moody’s Investors Service, including funds managed by the Escrow Agent or one of its subsidiaries or affiliates;

(iv) Demand deposits, time deposits or certificates of deposit having a maturity of not more than 90 days of any depository institution or trust company incorporated under the laws of the United States of America or any State, or any domestic branch of a foreign bank and subject to supervision and examination by federal or state banking or depository institution authorities having a capital and surplus of not less than $500,000,000; or

(v) Commercial paper rated at the time of purchase within the two highest classifications established by Standard & Poor’s Ratings Services or Moody’s Investors Service which matures within 90 days after the date of issue.

(b) The parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any Permitted Investment.

(c) No Permitted Investment will mature later than the earlier of the date which is (i) eighteen (18) months after the date of the Purchase Agreement or (ii) sixty (60) days after completion of the Company’s audit and financial results for the 2005 fiscal year; provided, that if any claim asserted in an Indemnification Notice remains unresolved as of such date, then the maturity date of Permitted Investments may be extended until the resolution of such unresolved claim. Interest and other earnings on Permitted Investments shall be added to the Escrow Account. Any loss or expense incurred as a result of an investment will be borne by the Escrow Account. In the event that the Escrow Agent does not receive directions to invest funds held in the Escrow Account, the Escrow Agent shall invest such funds in the Wells Fargo Government Money Market Fund #743 or a successor or similar fund.

(d) The Escrow Agent is hereby authorized to execute purchases and sales of Permitted Investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent shall send statements to each of the parties hereto on a monthly basis reflecting activity in the Escrow Account for the preceding month. Although Buyer and the Stockholder Representative (on behalf of the Sellers and the Optionholders) each recognizes that it may obtain a broker confirmation or written statement containing comparable information at no additional cost, Buyer and the Stockholder Representative (on behalf of the Sellers and the Optionholders) hereby agree that confirmations of Permitted Investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered. No statement need be rendered for the Escrow Account if no activity occurred for such month.

(e) Buyer and the Stockholder Representative (on behalf of the Sellers and the Optionholders) acknowledge and agree that the delivery of the escrowed property is subject to the sale and final settlement of Permitted Investments. Proceeds of a sale of Permitted Investments will be delivered on the business day on which the appropriate instructions are delivered to the Escrow Agent if received prior to the deadline for same day sale of such Permitted Investments. If such instructions are received after the applicable deadline, proceeds will be delivered on the next succeeding business day.

Section 3. Claims by Buyer under Purchase Agreement.

(a) If Buyer requests a payment in good faith from the Escrow Amount in connection with determining an indemnification claim under Section 9.02, or an amount due under Section 1.07 or 1.08, of the Purchase Agreement, then Buyer shall notify the Escrow Agent in writing of such request, the amount of the claim or payment due, the amount of the payment requested (which may not exceed the amount in the Escrow Account) and disbursement instructions (an “Indemnification Notice”). For the avoidance of doubt, the amount of the indemnification claim or amount due under Section 1.07 or 1.08 of the Purchase Agreement may exceed the amount in the Escrow Account. Buyer shall provide the Stockholder Representative with a copy of such Indemnification Notice when Buyer provides such Indemnification Notice to the Escrow Agent. The Escrow Agent shall, within five business days of receipt of an Indemnification Notice, provide an additional copy of such Indemnification Notice to the Stockholder Representative and, 15 business days after the Stockholder Representative is deemed pursuant to Section 9 hereof to have received such Indemnification Notice from the Escrow Agent, disburse to Buyer from the Escrow Account the amount of funds requested by Buyer in such Indemnification Notice (not to exceed the amount in the Escrow Account) unless prior to the date of disbursement the Stockholder Representative delivers to the Escrow Agent and Buyer a written notice disputing (a “Dispute Notice”) Buyer’s right to all or part of the amount of funds set forth in the Indemnification Notice (a “Disputed Amount”), which shall in no event exceed the amount in the Escrow Account less the amount of the claim or payment due which is not so disputed. Stockholder Representative hereby agrees that it will only deliver a Dispute Notice if it in good faith believes it has a right to dispute an indemnification claim.

(b) If the Stockholder Representative delivers a Dispute Notice to Buyer pursuant to Section 3(a), then the Escrow Agent shall continue to hold the Disputed Amount until receipt of written instructions jointly executed by Buyer and the Stockholder Representative, or receipt of a final judgment entered by a court of competent jurisdiction (after all appeals have been finally determined or the time for appeal has expired without an appeal having been made), and shall disburse or retain (as the case may be) the Disputed Amount in accordance with such joint instructions or judgment. In acting upon a judgment as described in this Agreement, the Escrow Agent shall be entitled to receive and may conclusively rely upon an opinion of counsel to the presenting party to the effect that a judgment is from a court of competent jurisdiction and is final and nonappealable.

(c) Notwithstanding the provisions of Section 3 and Section 4 hereof, if Buyer and the Stockholder Representative jointly execute a written notice to the Escrow Agent providing the Escrow Agent with disbursement instructions for all or part of the Escrow Amount, the Escrow Agent shall disburse the Escrow Amount referred to in such notice in accordance with the instructions contained in such notice

Section 4. Termination of Agreement; Release of Escrow Amount.

(a) If, as of the earlier of the date (the “Release Date”) which is (i) eighteen (18) months after the date of the Purchase Agreement or (ii) sixty (60) days after completion of the Company’s audit and financial results for the 2005 fiscal year, either (i) each claim described by any Indemnification Notice (as defined in paragraph 3(a) hereof) previously delivered to the Escrow Agent has been resolved or (ii) no Indemnification Notice has theretofore been delivered, then this Agreement shall terminate. As soon as practical after any such termination of this Agreement, the Escrow Agent shall release to the Stockholder Representative the amount remaining in the Escrow Account.

(b) If, as of the Release Date, any claim asserted in an Indemnification Notice remains unresolved, this Agreement shall not terminate on such date. Rather, the Escrow Agent shall release to the Stockholder Representative an amount, if any, equal to the excess of (i) the amount remaining in the Escrow Account over (ii) the aggregate amount of all claims described in any Indemnification Notice delivered to the Escrow Agent on or before the Release Date (which amount may not exceed the Escrow Amount) (the “Asserted Claims”), which claims remain unresolved.

(c) If the Escrow Agreement is not terminated on the Release Date, but rather extends beyond such date as contemplated by Section 4(b) above, the Escrow Agreement shall terminate immediately after all Asserted Claims have been resolved pursuant to joint instructions or a judgment as described in Section 3(b) above (the “Final Termination Date”). As soon as practical after any such termination of this Escrow Agreement, the Escrow Agent shall release to the Stockholder Representative the amount remaining in the Escrow Account. Further, at the written request of the Stockholder Representative delivered to Buyer at any time after the Release Date and prior to the Final Termination Date, Buyer will execute instructions to the Escrow Agent to release to the Stockholder Representative such amount then held in the Escrow Account in excess, if any, of the aggregate amount of Asserted Claims which remain unresolved (which may not exceed the amount in the Escrow Account).

Section 5. Concerning the Escrow Agent

Notwithstanding any provision contained herein to the contrary, the Escrow Agent, including its officers, directors, employees and agents, shall:

(a) not be liable for any action taken or omitted under this Agreement so long as it shall have acted in good faith and without gross negligence;

(b) have no responsibility to inquire into or determine the genuineness, authenticity, or sufficiency of any securities, checks, or other documents or instruments submitted to it in connection with its duties hereunder;

(c) be entitled to deem the signatories of any documents or instruments submitted to it hereunder as being those purported to be authorized to sign such documents or instruments on behalf of the parties hereto, and shall be entitled to rely upon the genuineness of the signatures of such signatories without inquiry and without requiring substantiating evidence of any kind;

(d) be entitled to refrain from taking any action contemplated by this Agreement in the event that it becomes aware of any disagreement between the parties hereto as to any facts or as to the happening of any contemplated event precedent to such action;

(e) have no responsibility or liability for any diminution in value of any assets held hereunder which may result from any investments or reinvestment made in accordance with any provision which may be contained herein;

(f) be entitled to compensation for its services hereunder as per Exhibit A attached hereto, which is made a part hereof, and for reimbursement of the fees and costs of attorneys or agents which it may find necessary to engage in performance of its duties hereunder, all to be paid by the Sellers and the Optionholders, and the Escrow Agent shall have, and is hereby granted, a prior lien upon any property, cash, or assets of the Escrow Account, with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities;

(g) be entitled and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from amounts on deposit in the Escrow Account;

(h) be under no obligation to invest the deposited funds or the income generated thereby until it has received a Form W-9 or W-8, as applicable, from Buyer and the Stockholder Representative (on behalf of the Sellers and the Optionholders), regardless of whether such party is exempt from reporting or withholding requirements under the Internal Revenue Code of 1986, as amended;

(i) be, and hereby is, jointly and severally indemnified and saved harmless by Buyer and the Stockholder Representative (on behalf of the Sellers and the Optionholders) from all losses, liabilities, costs and expenses, including attorney fees and expenses, which may be incurred by it as a result of its acceptance of the Escrow Account or arising from the performance of its duties hereunder, unless such losses, liabilities, costs and expenses shall have been finally adjudicated to have resulted from the bad faith or gross negligence of the Escrow Agent, and such indemnification shall survive its resignation or removal, or the termination of this Agreement;

(j) in the event that (i) any dispute shall arise between the parties with respect to the disposition or disbursement of any of the assets held hereunder or (ii) the Escrow Agent shall be uncertain as to how to proceed in a situation not explicitly addressed by the terms of this Agreement whether because of conflicting demands by the other parties hereto or otherwise, be permitted to interplead all of the assets held hereunder into a court of competent jurisdiction, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets. The parties hereto other than the Escrow Agent further agree to pursue any redress or recourse in connection with such a dispute, without making the Escrow Agent a party to same;

(k) have only those duties as are specifically provided herein, which shall be deemed purely ministerial in nature, and shall under no circumstance be deemed a fiduciary for any of the parties to this Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document between the other parties hereto, in connection herewith, including without limitation the Purchase Agreement. This Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Agreement or any other Agreement. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES WHICH RESULT FROM THE ESCROW AGENT’S FAILURE TO ACT IN ACCORDANCE WITH THE STANDARDS SET FORTH IN THIS AGREEMENT, OR (ii) SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES;

(l) have the right, but not the obligation, to consult with counsel of choice and shall not be liable for action taken or omitted to be taken by Escrow Agent either in accordance with the advice of such counsel or in accordance with any opinion of counsel to Buyer addressed and delivered to the Escrow Agent; and

(m) have the right to perform any of its duties hereunder through agents, attorneys, custodians or nominees.

Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 6. Attachment of Escrow Fund; Compliance with Legal Orders

In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 7. Tax Matters

(a) Reporting of Income. The Escrow Agent shall report to the Internal Revenue Service, as of each calendar year-end, and to the Stockholder Representative (on behalf of the Sellers and the Optionholders) all income earned from the investment of any sum held in the Escrow Account, as and to the extent required under the provisions of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”).

(b) Preparation and Filing of Tax Returns. The Stockholder Representative (on behalf of the Sellers and the Optionholders) is required to prepare and file any and all income or other tax returns applicable to the Escrow Account with the Internal Revenue Service and all required state and local departments of revenue in all years income is earned in any particular tax year as and to the extent required under the provisions of the Code.

(c) Payment of Taxes. Any taxes payable on income earned from the investment of any sums held in the Escrow Account shall be paid by the Stockholder Representative (on behalf of the Sellers and the Optionholders), whether or not the income was distributed by the Escrow Agent during any particular year as and to the extent required under the provisions of the Code.

(d) Unrelated Transactions. The Escrow Agent shall have no responsibility for the preparation and/or filing of any tax or information return with respect to any transaction, whether or not related to the Agreement, that occurs outside the Escrow Account.

Section 8. Resignation or Removal of Escrow Agent

The Escrow Agent may resign as such following the giving of thirty (30) days prior written notice to the other parties hereto. Similarly, the Escrow Agent may be removed and replaced following the giving of thirty (30) days prior written notice to the Escrow Agent by the other parties hereto. In either event, the duties of the Escrow Agent shall terminate (30) days after receipt of such notice (or as of such earlier date as may be mutually agreeable); and the Escrow Agent shall then deliver the balance of the moneys or assets then in its possession to a successor escrow agent as shall be appointed by the other parties hereto as evidenced by a written notice filed with the Escrow Agent.

If the other parties hereto have failed to appoint a successor prior to the expiration of thirty (30) days following receipt of the notice of resignation or removal, the Escrow Agent may appoint a successor or petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

Section 9. Notices

Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and be given in person, by facsimile transmission, courier delivery service or by mail, and shall become effective (a) on delivery if given in person, (b) on the date of delivery if sent by facsimile or by courier delivery service, or (c) four business days after being deposited in the mails, with proper postage for first-class registered or certified mail, prepaid.

Notices shall be addressed as follows:

(i)	if to Buyer:

MCP-MSC Acquisition, Inc.
c/o Monitor Clipper Partners, LLC
Two Canal Park
Cambridge, MA 02141
Attn: Peter S. Laino
Facsimile:

(ii)	if to the Stockholder Representative (on behalf of the Sellers and the Optionholders) :

HIG-MSC, Inc.
c/o H.I.G. Capital Management, Inc.
1001 Brickell Bay Drive, Suite 2708
Miami, Florida 33131
Attn: Rick Rosen
Facsimile: 305-379-2013

with a copy to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attn: Michael H. Weed
Facsimile: 312-861-2200

(iii)	if to the Escrow Agent

Wells Fargo Bank, National Association
230 W. Monroe Street, 29th Floor
Chicago, IL 60606
Telecopy: (312) 726-2158
Attention: Timothy P. Martin

Section 10. Governing Law, Counterparts

This Agreement shall be construed in accordance with the laws of the State of Illinois. It may be executed in several counterparts (including by means of telecopied signature pages), each one of which shall constitute an original and all collectively shall constitute but one instrument.

Section 11. Amendment, Modification or Waiver

This Agreement may be amended or modified and any term of this Agreement may be waived if such amendment, modification or waiver is in writing and signed by all parties.

Section 12. Assignments of Interests

No assignment of the interest of any of the parties hereto shall be binding upon the Escrow Agent unless and until written evidence of such assignment in form satisfactory to the Escrow Agent shall be filed with and accepted by the Escrow Agent.

IN WITNESS WHEREOF, the parties have been duly executed this Escrow Agreement as of the date first above written.

HIG-MSC, INC. (ON BEHALF OF THE SELLERS AND OPTIONHOLDERS)

By
Its

MCP-MSC ACQUISITION, INC.

By
Its

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ESCROW AGENT

By
Its

EXHIBIT A

SCHEDULE OF ESCROW AGENT FEES

EXHIBIT B

MSC ACQUISITION INC.

CLOSING CERTIFICATE

Reference is made to the Stock Purchase Agreement dated as of March 7, 2005 (the “Agreement”), by and among MCP-MSC Acquisition, Inc., a Delaware corporation, MSC Acquisition Inc., a Florida corporation (the “Company”), and the Company’s stockholders and warrantholders named therein.

HIG-MSC, Inc., as Stockholder Representative, hereby certifies that the preconditions specified in Section 2.01(a), (b) and (d) of the Agreement, as such preconditions relate to the Company, have been satisfied as of the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this Closing Certificate as of this 31st day of March, 2005.

HIG-MSC, Inc., as Stockholder Representative

By:
Name:
Its:

EXHIBIT C

STOCKHOLDER REPRESENTATIVE

CLOSING CERTIFICATE

Reference is made to the Stock Purchase Agreement dated as of March 7, 2005 (the “Agreement”), by and among MCP-MSC Acquisition, Inc., a Delaware corporation, MSC Acquisition Inc., a Florida corporation (the “Company”), and the Company’s stockholders and warrantholders named therein (collectively, the “Sellers”).

HIG-MSC, Inc., as Stockholder Representative, hereby certifies on behalf of the Sellers that the preconditions specified in Section 2.01(a), (b) and (d) of the Agreement, as such preconditions relate to the Sellers, have been satisfied as of the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this Closing Certificate as of this 31st day of March 2005.

HIG-MSC, Inc., as Stockholder Representative

By:
Name:
Its:

EXHIBIT D

REPRESENTATIVE AGREEMENT

STOCKHOLDERS’, OPTIONHOLDERS’ AND WARRANTHOLDERS’

REPRESENTATIVE AGREEMENT

THIS AGREEMENT is made as of March     , 2005, by and among the Persons listed as Stockholders on the Schedule of Stockholders, Optionholders and Warrantholders attached hereto (each a “Stockholder” and, collectively, the “Stockholders”), the Persons listed as Optionholders on the Schedule of Stockholders, Optionholders and Warrantholders attached hereto (each an “Optionholder” and, collectively, the “Optionholders”), the Persons listed as Warrantholders on the Schedule of Stockholders, Optionholders and Warrantholders attached hereto (each a “Warrantholder” and, collectively, the “Warrantholders”) and HIG-MSC, Inc., a Cayman Islands corporation (the “Stockholder Representative”). The Stockholder Representative, the Stockholders, the Optionholders and the Warrantholders are collectively referred to herein as the “Parties” and each, individually, as a “Party.” Capitalized terms used herein, but not otherwise defined herein, shall have the meanings assigned to such terms in the Stock Purchase Agreement (as hereinafter defined).

WHEREAS, MSC Acquisition, Inc., a Delaware corporation (the “Company”), the Stockholders, the Warrantholders and MCP-MSC Acquisition, Inc., a Delaware corporation (the “Buyer”), entered into a Stock Purchase Agreement, dated as of March 7, 2005 (the “Stock Purchase Agreement”);

WHEREAS, subject to the terms and conditions of the Stock Purchase Agreement, (i) Buyer will purchase the Shares, (ii) each Stockholder will sell its Shares to the Buyer and in consideration thereof will receive the Final Common Share Price in respect of each such Share, (iii) each Warrantholder’s Warrants will be cancelled, and in exchange therefor each Warrantholder will receive the consideration set forth in Section 1.03 of the Stock Purchase Agreement and (iv) each Optionholder’s Options will be cancelled, and in exchange therefor each Optionholder will receive the consideration set forth in Section 1.02 of the Stock Purchase Agreement;

WHEREAS, the consideration to be received by the Stockholders, Warrantholders and Optionholders pursuant to the Stock Purchase Agreement may be reduced, subject to the terms and conditions of the Stock Purchase Agreement, by certain amounts that could become owing to Buyer in connection with the transactions contemplated thereby; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Stock Purchase Agreement, each Stockholder, each Warrantholder and each Optionholder desires (i) to enter into this Agreement in order to ensure that in no event will any such Stockholder, Warrantholder or Optionholder be responsible for paying more than such Person’s Pro Rata Percentage (as hereinafter defined) of any amount owing to the Buyer pursuant to the Stock Purchase Agreement, (ii) to terminate certain agreements entered into by such Person in such Person’s capacity as a holder of Shares, Warrants and/or Options, and (iii) in the case of the Optionholders, to appoint the Stockholder Representative as such Person’s representative, agent and attorney in fact for all purposes described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Certain Defined Terms.

(a) “Pro Rata Percentage” for a Stockholder, Optionholder or Warrantholder shall mean, (i) with respect to any indemnification claims or other payments arising under Section 1.07, 1.08 or 13.02 of the Stock Purchase Agreement, the percentage set forth next to such Stockholder’s, Warrantholder’s and/or Optionholder’s name on the attached Schedule of Stockholders, Optionholders and Warrantholders under the heading “Pro Rata Percentage for Distributions”; (ii) with respect to a claim for indemnification arising under Section 9.02(a) of the Stock Purchase Agreement other than (A) as a result of a breach by such Stockholder or Warrantholder of any of its own representations, warranties, covenants or agreements under the Stock Purchase Agreement or (B) arising under Section 1.07, 1.08 or 13.02 of the Stock Purchase Agreement, the percentage set forth to next to such Stockholder’s, Warrantholder’s and/or Optionholder’s name on the attached Schedule of Stockholders, Optionholders and Warrantholders under the heading “Pro Rata Percentage for Indemnification”; and (iii) with respect to a claim for indemnification arising (x) under Section 9.02(a) of the Stock Purchase Agreement as a result of, and to the extent attributable to, a breach by such Stockholder or Warrantholder of any of its own representations, warranties, covenants or agreements under the Stock Purchase Agreement or (y) as a result of, and to the extent attributable to, a breach by such Optionholder of any of its own representations or warranties under Section 7 of this Agreement shall, in each case, be 100% and, in such a case, the “Pro Rata Percentage” for all other Stockholders, Warrantholders and Optionholders shall be zero.

(b) “Restricted Optionholders” shall mean each of Robert Bunker, Joseph Delaney, David Olson, James Mandarakas and Joel McMains.

2. Appointment of Stockholder Representative.

(a) Appointment. The Stockholder Representative is hereby designated by each of the Optionholders to serve as the representative of the Optionholders with respect to the matters expressly set forth in this Agreement.

(b) Authority. Each of the Optionholders, by the execution of this Agreement, hereby irrevocably appoints the Stockholder Representative as the agent, proxy and attorney-in-fact for such Optionholder for all purposes of this Agreement and the Stock Purchase Agreement (including the full power and authority on such Optionholder’s behalf (i) to consummate the transactions contemplated by the Stock Purchase Agreement including, but not limited to, to execute and deliver the Stock Purchase Agreement and the Escrow Agreement; (ii) to pay such Optionholder’s expenses incurred in connection with the negotiation and performance of this Agreement and the Stock Purchase Agreement (whether incurred before, on or after the date hereof); (iii) to disburse any funds received under the Stock Purchase Agreement to such Optionholder and each other Optionholder in accordance with the Stock Purchase Agreement and this Agreement; (iv) to endorse and deliver any certificates or instruments relating to the Options and execute such further instruments of assignment or cancellation as Buyer shall reasonably request; (v) to execute and deliver on behalf of such Optionholder any amendment or waiver to the Stock Purchase Agreement (provided that no amendment or waiver will discriminate against any particular Optionholder vis a vis other Optionholders and Sellers); (vi) to take all other actions to be taken by or on behalf of such Optionholder in connection herewith and the Stock Purchase Agreement including, but not limited to, under the Escrow Agreement; (vii) to withhold funds by requesting the delivery from Buyer of the Holdback Amount, to retain such Holdback Amount for such duration as the Stockholder Representative shall determine in its sole discretion and to use the funds constituting the Holdback Amount to satisfy expenses and obligations of the Optionholders including, but not limited to, the Transaction Expenses or any other expense of any Optionholder; (viii) to negotiate, settle, compromise and otherwise handle any Net Working Capital adjustments and all claims for indemnification made by Buyer; and (ix) to do each and every act and exercise any and all rights which such Optionholder or Optionholders collectively with the Sellers are permitted or required to do or exercise under this Agreement or the Stock Purchase Agreement (provided that no such act or exercise of rights will discriminate against any particular Optionholder vis a vis other Optionholders and Sellers)). Each of the Optionholders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Stockholder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Optionholder. All decisions and actions by the Stockholder Representative (to the extent authorized by this Agreement) shall be binding upon all of the Optionholders, and no Optionholder shall have the right to object, dissent, protest or otherwise contest the same.

(c) Indemnification. Each Optionholder agrees that Buyer shall be entitled to rely on any action taken by the Stockholder Representative, on behalf of such Optionholder, pursuant to Section 2(b) above (an “Authorized Action”), and that each Authorized Action shall be binding on each Optionholder as fully as if such Optionholder had taken such Authorized Action. Each Optionholder hereby severally, for itself only and not jointly and severally, agrees to indemnify (on a pro-rata basis according to such Optionholder’s Pro Rata Percentage determined pursuant to clause (i) of the definition thereof) and hold harmless the Stockholder Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Stockholder Representative in connection with any action, suit or proceeding to which the Stockholder Representative is made a party by reason of the fact it is or was acting as the Stockholder Representative pursuant to the terms of this Agreement.

(d) Exculpation. The Stockholder Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Optionholder, except in respect of amounts received on behalf of such Optionholder. The Stockholder Representative shall not be liable to any Optionholder for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Stockholder Representative shall not be relieved of any liability imposed by law for gross negligence or willful misconduct. The Stockholder Representative shall not be liable to the

Optionholders for any apportionment or distribution of payments made by the Stockholder Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Optionholder to whom payment was due, but not made, shall be to recover from other Optionholders any payment in excess of the amount to which they are determined to have been entitled. The Stockholder Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Stockholder Representative nor any agent employed by it shall incur any liability to any Optionholder by virtue of the failure or refusal of the Stockholder Representative for any reason to consummate the transactions contemplated by the Stock Purchase Agreement or relating to the performance of its other duties thereunder, except for actions or omissions constituting gross negligence, fraud or bad faith.

3. Contribution.

(a) In the event that the Stockholder Representative pays any amount to the Buyer or any other Person, pursuant to the terms of, or in connection with the transactions contemplated by, the Stock Purchase Agreement or incurs any expenses (including attorneys’ fees) pursuant thereto or in connection therewith (each a “Stock Purchase Agreement Payment”), each Stockholder, each Warrantholder and each Optionholder shall, within ten (10) days after receiving a notice in accordance with Section 9(a) hereof containing in reasonable detail the amount and calculation of such Stock Purchase Agreement Payment, reimburse the Stockholder Representative for such Person’s Pro Rata Percentage of such Stock Purchase Agreement Payment.

(b) In the event that the Buyer or any other Person (collectively, the “Buyer Parties”) receives an amount from the Escrow Amount, the Stockholders, Warrantholders and Optionholders (the “Selling Parties”), notwithstanding the provisions of the Escrow Agreement or the Stock Purchase Agreement to the contrary, hereby agree to contribute cash to each other to the extent necessary to achieve an allocation that would have been obtained if, first, such amount would have been disbursed from the Escrow Amount (1) in accordance with a Selling Party’s Pro Rata Percentage of any such amount but (2) only up to such Selling Party’s Pro Rata Portion of the Escrow Amount (a Selling Party’s “Pro Rata Portion” is equal to the initial Escrow Amount multiplied by such Selling Party’s Pro Rata Percentage determined pursuant to clause (i) of the definition thereof (and taking into account prior disbursements from the Escrow Amount), and, second, after such Selling Party’s Pro Rata Portion of the Escrow Amount was exhausted, an amount that is equal to the excess of such Selling Party’s Pro Rata Percentage of the claim for which contribution is being determined hereunder over such Selling Party’s Pro Rata Portion of the Escrow Amount. For illustration purposes, examples of the implementation of the foregoing are provided on the attached Exhibit A.

4. Distribution by the Stockholder Representative.

(a) In the event that the Stockholder Representative, in its capacity as such, receives any consideration from the Buyer, the Escrow Agent or any other Person pursuant to or in connection with the transactions contemplated by the Stock Purchase Agreement (each a “Stock Purchase Agreement Distribution”), the Stockholder Representative shall, promptly after receiving such Stock Purchase Agreement Distribution, turn over to each Stockholder, each Warrantholder and each Optionholder such Person’s share of such Stock Purchase Agreement Distribution, as determined in accordance with the Stock Purchase Agreement (and taking into account Section 3(b) above with respect to any outstanding claims against the Escrow Amount as of the date of such Stock Purchase Agreement Distribution); provided, however, that the Stockholder Representative may in its sole and absolute discretion holdback from each Stockholder, Warrantholder and Optionholder a portion of any such Stock Purchase Agreement Distribution equal to such Stockholder’s, Warrantholder’s and/or Optionholder’s Pro Rata Percentage of any Stock Purchase Agreement Payments which the Stockholder Representative has incurred or could become responsible for under the Stock Purchase Agreement; provided, further, that any amount so held back shall constitute a contribution to the Stockholder Representative for purposes of Section 3(a) hereof to the extent that such contribution is not returned to such Stockholder, Warrantholder and/or Optionholder; provided, further, that no portion of any amount so held back may be used to satisfy claims for indemnification arising under Section 9.02(a) of the Stock Purchase Agreement (other than (x) arising under Section 1.07, 1.08 or 13.02 of the Stock Purchase Agreement or (y) as a result of a breach by a Stockholder, Optionholder or Warrantholder of any of its own representations, warranties, covenants or agreements under the Stock Purchase Agreement or this Agreement, as the case may be). Notwithstanding the foregoing, except for $100,000 to be used by the Stockholder Representative to make payments as contemplated hereunder (which amounts to be distributed in accordance with the terms hereof if not so applied), any amounts so held back by the Stockholder Representative pursuant to this Section 4 shall be distributed to the Stockholders, Warrantholders and Optionholders no later than 30 days following the final determination of Net Working Capital pursuant to Section 1.07 of the Stock Purchase Agreement.

(b) The Stockholder Representative shall make appropriate adjustments with respect to any payments based on “Common Percentage” as such term is used in Section 9.05 of the Stock Purchase Agreement to reflect the percentages set forth on the Schedule of Stockholders, Optionholders & Warrantholders attached hereto under the heading “Pro Rata Percentage for Indemnification”.

5. Termination of Agreements. Each Stockholder, each Warrantholder and each Optionholder who is a party to, or otherwise benefits from, any of the following agreements and/or other arrangements hereby agrees that such agreements and arrangements shall be terminated and cancelled as of the Closing and, except as otherwise provided herein, shall have no further force or effect as of the Closing: (i) the Investor Rights Agreement, dated as of June 7, 2002, by and among the Company, the Stockholder Representative, Prudential Capital Partners, L.P. (“Prudential Capital”) and Prudential Capital Partners Management Fund, L.P. (“Prudential Capital Management”) and the other stockholders of the Company from time to time party thereto (the “Prudential Investor Rights Agreement”); (ii) the Investor Rights Agreement, dated as of June 7, 2002, by and among the Company, the Stockholder Representative, Associated Medical Products, Inc., David A. Moore, Ronald E. Hofstetter and the other stockholders of the Company from time to time party thereto (the “Investor Rights Agreement” and together with the Prudential Investor Rights Agreement, the “Investor Rights Agreements”); (iii) all agreements listed on the attached Terminated Agreements Schedule pursuant to which any Shares were issued to any Stockholder; (iv) the Warrant Agreement, dated June 7, 2002, by and among the Company, Prudential Capital and Prudential Capital Management; (v) the Warrants; (vi) the Company’s 2002 Stock Option Plan; and (vii) the Options and all agreements listed on the attached Terminated Agreements Schedule pursuant to which the Options were granted in exchange for the payment made under the Stock Purchase Agreement to each Optionholder at the Closing; provided that such termination shall not operate to release any Stockholder, any Warrantholder or any Optionholder who fails to take all necessary or desirable actions required by the foregoing documents and reasonably requested by the Company or the Stockholder Representative in connection with the consummation of the transactions contemplated by the Stock Purchase Agreement, from any losses, costs, expenses, liabilities or other damages suffered by any other party to any of the foregoing agreements as a result of such Person’s breach of his obligations under any of such agreements in connection with the consummation of the transactions contemplated by the Stock Purchase Agreement.

6. Noncompetition and Nonsolicitation.

(a) For a period of two years from and after the Closing Date, none of the Restricted Optionholders will compete directly with all or any portion of the businesses of the Company and its Subsidiaries as conducted as of the Closing Date; provided, however, that no owner of less than 5% of the outstanding stock of any publicly-traded corporation will be deemed to be so engaged solely by reason thereof in such businesses. For a period of two years from and after the Closing Date, the Restricted Optionholders will not recruit, offer employment, employ, engage as a consultant, or in any other manner persuade or attempt to persuade, any Person who is then an employee, officer or customer of the Company or any Subsidiary to leave the employ of the Company or any Subsidiary or discontinue or adversely modify its business relationship with the Company or any Subsidiary. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6(a) is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(b) Notwithstanding anything in this Agreement to the contrary, the provisions of Section 6(a) are made for the benefit of, and shall be enforceable by, the Company and the Buyer as if the Company and the Buyer were parties hereto.

7. Optionholder Representations and Warranties. Each Optionholder, solely for himself, individually (and not jointly and severally), represents and warrants to Buyer as follows:

(a) Such Optionholder has all requisite power and authority and full legal capacity to execute and deliver this Agreement and to perform such Optionholder’s obligations hereunder.

(b) This Agreement has been duly executed and delivered by such Optionholder, and assuming due execution of this Agreement by the Stockholder Representative and the other Parties, this Agreement constitutes the legal, valid and binding obligation of such Optionholder, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(c) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any Legal Requirement to which such Optionholder is subject or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Optionholder is a party or by which such Optionholder is bound or to which any of such Optionholder’s assets is subject.

(d) Such Optionholder is the record and beneficial owner of all rights, title and interest in and to the number of Options, as applicable, set forth opposite such Person’s name on the Stockholders Schedule attached to the Stock Purchase Agreement. On the Closing Date, and assuming termination of those agreements listed on the Terminated Contracts Schedule attached to the Stock Purchase Agreement, such Optionholder shall transfer to the Company for cancellation such Options, as applicable, in each case free and clear of all claims, pledges, security interests, liens, charges, encumbrances, options, proxies, voting trusts or agreements or other restrictions and limitations of any kind, other than applicable federal and state securities law restrictions.

(e) Such Optionholder has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

8. Stock Purchase Agreement Matters.

(a) Section 9.02(d) of the Stock Purchase Agreement. The Parties hereby agree that, as among themselves, any adjustment made pursuant to Section 9.02(d) of the Stock Purchase Agreement is an adjustment to the proceeds actually received by the Sellers and the Optionholders taking into account this Agreement.

(b) Section 10.02.

(i) For the avoidance of doubt, the authority granted by the Sellers to the Stockholder Representative pursuant to Section 10.02 of the Stock Purchase Agreement shall not include the authority to assert or waive any rights of any Seller to assert that there has been a breach of any obligation hereunder or that any provision hereunder has been misinterpreted or misapplied.

(ii) The authority granted by the Sellers to the Stockholder Representative pursuant to clauses (vi) and (ix) of Section 10.02 of the Stock Purchase Agreement shall not include the authority to take any action or exercise any rights pursuant to such clauses (vi) and (ix) if taking such action or exercising such rights will discriminate against any particular Seller vis a vis other Sellers and Optionholders.

(c) Conflict with Stock Purchase Agreement. In the event of any direct conflict between this Agreement and the Stock Purchase Agreement, this Agreement shall control as among the Parties.

(d) Options. Each Optionholder hereby agrees that the number of Options held by such Optionholder for purposes of Section 1.02 of the Stock Purchase Agreement and for purposes of calculating the Final Common Share Price and the Closing Common Share price shall be the number of exercisable Options held by such Optionholder.

9. General Provisions

(a) Notices. Any notice, demand or other communication to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, one (1) day after deposit with a reputable overnight courier service (charges prepaid), three (3) days after mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid), or when sent and receipt is confirmed by facsimile transmission. Such notices, demands and other communications shall be sent (i) to each Stockholder at the address indicated opposite such Stockholder’s name on the attached Schedule of Stockholders, Optionholders and Warrantholders, (ii) to each Optionholder at the address indicated opposite such Optionholder’s name on the attached Schedule of Optionholders, (iii) to each Warrantholder at the address indicated opposite such Warrantholder’s name on the attached Schedule of Warrantholders and (iv) to the Stockholder Representative at the address indicated below:

If to the Stockholder Representative:

HIG-MSC, Inc.

c/o H.I.G. Capital Management, Inc.

Brickell Bay Drive, Suite 2708

Miami, Florida 33131

Facsimile: 305-379-2013

Attn: Rick Rosen

with a copy to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, IL 60601

Attention: Michael H. Weed

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(b) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule of any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision herein or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c) Complete Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

(d) Counterparts. This Agreement may be executed in multiple counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e) Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Parties and their respective successors and assigns (including the heirs or legal representatives of any Stockholder, any Warrantholder or any Optionholder); provided that neither any Stockholder nor any Warrantholder nor any Optionholder may delegate or assign such Person’s obligations under this Agreement without the prior written consent of Stockholders holding at least a majority of the Shares outstanding as of the date hereof; provided, further, that (except as provided in Section 6(b) and Section 7 above), this Agreement shall not otherwise inure to the benefit of any third party (including, without limitation, the Buyer).

(f) Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(g) Remedies. Each Party shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The Parties acknowledge and agree that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any Party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violation of any provision of this Agreement.

(h) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of each of the Parties hereto.

(i) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Person.

*    *    *    *    *    *

IN WITNESS WHEREOF, the undersigned has executed this Stockholders’, Warrantholders’ and Optionholders’ Representative Agreement on the date first written above.

STOCKHOLDER REPRESENTATIVE:	HIG-MSC, INC.

By:
Name:
Title:
STOCKHOLDERS,
WARRANTHOLDERS AND
OPTIONHOLDERS:	[see attached counterpart signature pages]

IN WITNESS WHEREOF, the undersigned has executed this Stockholders’, Warrantholders’ and Optionholders’ Representative Agreement on the date first written above.

STOCKHOLDER, WARRANTHOLDER AND/OR OPTIONHOLDER:

HIG-MSC, Inc.

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned has executed this Stockholders’, Warrantholders’ and Optionholders’ Representative Agreement on the date first written above.

STOCKHOLDER, WARRANTHOLDER AND/OR OPTIONHOLDER:

PMAI, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned has executed this Stockholders’, Warrantholders’ and Optionholders’ Representative Agreement on the date first written above.

STOCKHOLDER, WARRANTHOLDER AND/OR OPTIONHOLDER:

/s/

IN WITNESS WHEREOF, the undersigned has executed this Stockholders’, Warrantholders’ and Optionholders’ Representative Agreement on the date first written above.

STOCKHOLDER, WARRANTHOLDER AND/OR OPTIONHOLDER:

/s/

IN WITNESS WHEREOF, the undersigned has executed this Stockholders’, Warrantholders’ and Optionholders’ Representative Agreement on the date first written above.

STOCKHOLDER, WARRANTHOLDER AND/OR OPTIONHOLDER:

/s/

IN WITNESS WHEREOF, the undersigned has executed this Stockholders’, Warrantholders’ and Optionholders’ Representative Agreement on the date first written above.

STOCKHOLDER, WARRANTHOLDER AND/OR OPTIONHOLDER:

/s/

IN WITNESS WHEREOF, the undersigned has executed this Stockholders’, Warrantholders’ and Optionholders’ Representative Agreement on the date first written above.

STOCKHOLDER, WARRANTHOLDER AND/OR OPTIONHOLDER:

/s/

IN WITNESS WHEREOF, the undersigned has executed this Stockholders’, Warrantholders’ and Optionholders’ Representative Agreement on the date first written above.

STOCKHOLDER, WARRANTHOLDER AND/OR OPTIONHOLDER:

/s/

IN WITNESS WHEREOF, the undersigned has executed this Stockholders’, Warrantholders’ and Optionholders’ Representative Agreement on the date first written above.

STOCKHOLDER, WARRANTHOLDER AND/OR OPTIONHOLDER:

/s/

IN WITNESS WHEREOF, the undersigned has executed this Stockholders’, Warrantholders’ and Optionholders’ Representative Agreement on the date first written above.

STOCKHOLDER, WARRANTHOLDER AND/OR OPTIONHOLDER:

/s/

IN WITNESS WHEREOF, the undersigned has executed this Stockholders’, Warrantholders’ and Optionholders’ Representative Agreement on the date first written above.

STOCKHOLDER, WARRANTHOLDER AND/OR OPTIONHOLDER:

/s/

IN WITNESS WHEREOF, the undersigned has executed this Stockholders’, Warrantholders’ and Optionholders’ Representative Agreement on the date first written above.

STOCKHOLDER, WARRANTHOLDER AND/OR OPTIONHOLDER:

/s/

IN WITNESS WHEREOF, the undersigned has executed this Stockholders’, Warrantholders’ and Optionholders’ Representative Agreement on the date first written above.

STOCKHOLDER, WARRANTHOLDER AND/OR OPTIONHOLDER:

/s/

IN WITNESS WHEREOF, the undersigned has executed this Stockholders’, Warrantholders’ and Optionholders’ Representative Agreement on the date first written above.

STOCKHOLDER, WARRANTHOLDER AND/OR OPTIONHOLDER:

/s/

IN WITNESS WHEREOF, the undersigned has executed this Stockholders’, Warrantholders’ and Optionholders’ Representative Agreement on the date first written above.

STOCKHOLDER, WARRANTHOLDER AND/OR OPTIONHOLDER:

/s/

IN WITNESS WHEREOF, the undersigned has executed this Stockholders’, Warrantholders’ and Optionholders’ Representative Agreement on the date first written above.

STOCKHOLDER, WARRANTHOLDER AND/OR OPTIONHOLDER:

PRUDENTIAL CAPITAL PARTNERS, L.P.

By: Prudential Capital Group, L.P., as General Partner

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned has executed this Stockholders’, Warrantholders’ and Optionholders’ Representative Agreement on the date first written above.

STOCKHOLDER, WARRANTHOLDER AND/OR OPTIONHOLDER:

PRUDENTIAL CAPITAL PARTNERS MANAGEMENT FUND, L.P.

By:	Prudential Investment Management, Inc., as General Partner
By:
Name:
Title:

SCHEDULE OF STOCKHOLDERS, OPTIONHOLDERS & WARRANTHOLDERS

Name	Address	Pro Rata Percentage For Distributions	Pro Rata Percentage For Indemnification
Stockholders
HIG-MSC, Inc.		74.63%	80.80%
PMAI, Inc.		10.80%	11.69%
Ronald Hofstetter		1.32%	1.43%
David Moore		1.05%	1.14%
Optionholders
Robert Bunker		2.20%	2.38%
Joseph Delaney		0.53%	0.57%
David Olson		0.88%	0.95%
James Mandarakas		0.30%	0.32%
Joel McMains		0.04%	0.05%
Dan Schley		0.13%	0.14%
Linda Hirschi		0.09%	0.10%
Craig Rollins		0.09%	0.10%
John Mitchell		0.09%	0.10%
David Heffner		0.08%	0.09%
Bob Ducote		0.07%	0.07%
Mitch Freeman		0.04%	0.05%
Nicole Protonotarious		0.02%	0.02%
Jill Monroe		0.01%	0.01%
Warrantholders
Prudential Capital Partners, L.P.		7.39%	0.00%
Prudential Capital Partners Management Fund, L.P.		0.24%	0.00%

Total		100.00%	100.00%

TERMINATED AGREEMENTS SCHEDULE

1.	Non-Qualified Stock Option Agreement dated as of July 15, 2002 by and between the Company and Dan Schley, as amended on December 31, 2002.

2.	Non-Qualified Stock Option Agreement dated as of August 19, 2002 by and between the Company and David Olson, as amended on December 31, 2002.

3.	Non-Qualified Stock Option Agreement dated as of December 31, 2002 by and between the Company and Bob Ducote, as amended pursuant to that certain Separation and Release Agreement dated as of January 14, 2005 by and among Bob Ducote, MSC and the Company.

4.	Non-Qualified Stock Option Agreement dated as of December 31, 2002 by and between the Company and Linda Hirschi.

5.	Non-Qualified Stock Option Agreement dated as of December 31, 2002 by and between the Company and James Mandarakas.

6.	Amended and Restated Non-Qualified Stock Option Agreement dated as of December 31, 2002 by and between the Company and John Mitchell.

7.	Non-Qualified Stock Option Agreement dated as of December 31, 2002 by and between the Company and Craig Rollins.

8.	Non-Qualified Stock Option Agreement dated as of December 1, 2003 by and between the Company and David Heffner.

9.	Non-Qualified Stock Option Agreement dated as of February 9, 2004, by and between the Company and Robert Bunker, as amended on May 11, 2004.

10.	Non-Qualified Stock Option Agreement dated as of July 27, 2004 by and between the Company and Mitch Freeman.

11.	Non-Qualified Stock Option Agreement dated as of July 27, 2004 by and between the Company and Jill Monroe.

12.	Non-Qualified Stock Option Agreement dated as of July 27, 2004 by and between the Company and Nicole Protonotarious.

13.	Non-Qualified Stock Option Agreement dated as of August 23, 2004 by and between the Company and Joel McMains.

14.	Non-Qualified Stock Option Agreement dated as of November 8, 2004 by and between the Company and Joseph Delaney.

Exhibit A

Example 1

Assumptions:

1.	Escrow Amount = $1,000,000

2.	Stockholder A’s pro rata portion of the Escrow Amount equals $100,000 (10%)

3.	Buyer suffers an uncontested loss (the “Loss”) pursuant to Section 9.02(a) of the Purchase Agreement due to Stockholder A’s breach. Such loss equals $500,000.

4.	No other claims are made against the Escrow Amount prior to its termination and distribution (the “Escrow Termination”)

Consequences:

5.	In connection with the Loss, the Buyer will receive $500,000 from the Escrow Amount. Of such amount, $100,000 shall be attributed to Stockholder A’s entire pro rata portion of the Escrow Amount. Under this Agreement, Stockholder A shall be obligated to contribute $400,000 in the aggregate to the other Selling Parties (in a manner consistent with the allocation scheme provided in Section 3(b) of this Agreement).

6.	Upon the Escrow Termination, because Stockholder A’s entire pro rata portion of the Escrow Amount was exhausted in connection with the Loss, Stockholder A will receive no additional proceeds from the remaining Escrow Amount.

Example 2

Assumptions:

1.	Escrow Amount = $1,000,000

2.	Stockholder A’s pro rata portion of the Escrow Amount equals $100,000 (10%)

3.	Buyer suffers an uncontested loss (the “First Loss”) pursuant to Section 9.02(a) of the Purchase Agreement due to Stockholder A’s breach. Such loss equals $500,000.

4.	Buyer suffers an uncontested loss (the “Second Loss”) pursuant to Section 9.02(a) of the Purchase Agreement due to a breach by the Company. The Second Loss equals $500,000.

5.	No other claims are made against the Escrow Amount prior to the Escrow Termination.

Consequences:

1.	In connection with the First Loss, the Buyer will receive $500,000 from the Escrow Amount. Of such amount, $100,000 shall be attributed to Stockholder A’s entire pro rata portion of the Escrow Amount. Under this Agreement, Stockholder A shall be obligated to contribute $400,000 in the aggregate to the other Selling Parties (in a manner consistent with the allocation scheme provided in Section 3(b) of this Agreement).

2.	In connection with the Second Loss, as it relates to Stockholder A, because Stockholder A’s entire portion of the Escrow Amount was exhausted in connection with the First Loss, Stockholder A shall be obligated to contribute $50,000 (i.e., 10% of the Second Loss) in the aggregate to the other Selling Parties (in a manner consistent with the allocation scheme provided in Section 3(b) of the Agreement).

3.	Upon the Escrow Termination, because Stockholder A’s entire pro rata portion of the Escrow Amount was exhausted in connection with the First Loss, Stockholder A will receive no additional proceeds from the remaining Escrow Amount.

Example 3

Assumptions:

1.	Escrow Amount = $ 15,000,000

2.	Prudential Capital Partners, L.P.’s (“Prudential”) pro rata portion of the Escrow Amount equals $1,108,105 (7.39%)

3.	Buyer suffers an uncontested loss (the “Loss”) pursuant to Section 9.02(a) of the Purchase Agreement due to a breach by the Company of one of the representations and warranties set forth in Article IV of the Purchase Agreement. Such loss equals $5,000,000.

4.	No other claims are made against the Escrow Amount prior to its termination and distribution (the “Escrow Termination”)

Consequences:

5.	Because the Loss arose due to a breach by the Company of one of the representations and warranties set forth in Article IV of the Purchase Agreement, Prudential’s Pro Rata Percentage of such Loss is determined pursuant to clause (ii) of the definition thereof and equals 0%.

6.	In connection with the Loss, the Buyer will receive $5,000,000 from the Escrow Amount. Of such amount, $0 shall be attributed to Prudential’s Pro Rata Portion of the Escrow Amount.

7.	Upon the Escrow Termination, Prudential will receive $1,108,105 from the remaining Escrow Amount.

Example 4

Assumptions:

1.	Escrow Amount = $15,000,000

2.	Prudential Capital Partners, L.P.’s (“Prudential”) pro rata portion of the Escrow Amount equals $1,108,105 (7.39%)

3.	Buyer suffers an uncontested loss (the “Loss”) pursuant to Section 9.02(a) of the Purchase Agreement due to Prudential’s breach. Such loss equals $1,000,000.

4.	No other claims are made against the Escrow Amount prior to its termination and distribution (the “Escrow Termination”)

Consequences:

1.	Because the Loss arose due to a breach by Prudential of one of its own representations and warranties set forth in Article III of the Purchase Agreement, Prudential’s Pro Rata Percentage of such Loss is determined pursuant to clause (iii) of the definition thereof and equals 100%.

2.	In connection with the Loss, the Buyer will receive $1,000,000 from the Escrow Amount. Of such amount, $1,000,000 shall be attributed to Prudential’s pro rata portion of the Escrow Amount.

3.	Upon the Escrow Termination, Prudential will receive $108,105 from the remaining Escrow Amount.

EXHIBIT E

FORM OF LEGAL OPINION

1. The Company and each of its Subsidiaries is a corporation existing and in good standing under the State of Florida.

2. The Company and HIG-MSC, Inc. have the corporate power to enter into and perform their respective obligations under the Stock Purchase Agreement (the “Acquisition Agreement”).

3. The execution, delivery and performance by the Company and HIG-MSC, Inc. of the Acquisition Agreement have been duly authorized by all necessary corporate action on the part of the Company and HIG-MSC, Inc. (as the case may be).

4. The Company and HIG-MSC, Inc. have duly executed and delivered the Acquisition Agreement.

5. The Acquisition Agreement is a valid and binding obligation of the Company and HIG- MSC, Inc. (as the case may be) and is enforceable against the Company and HIG-MSC, Inc. (as the case may be) in accordance with its terms.

EXHIBIT F

MCP-MSC ACQUISITION, INC.

CLOSING CERTIFICATE

Reference is made to the Stock Purchase Agreement dated as of March 7, 2005 (the “Agreement”), by and among MCP-MSC Acquisition, Inc., a Delaware corporation (“Buyer”), MSC Acquisition Inc., a Florida corporation, and its stockholders and warrantholders.

Buyer hereby certifies that the preconditions specified in Section 2.02(a), (b) and (d) of the Agreement have been satisfied as of the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this Closing Certificate as of this      day of              2005.

MCP-MSC ACQUISITION, INC.

By:
Name:
Its:

EXHIBIT G

SEE ATTACHED

DEBT COMMITMENT LETTER

EXECUTION COPY

BANC OF AMERICA SECURITIES LLC

BANC OF AMERICA BRIDGE LLC

BANK OF AMERICA, N.A.

100 North Tryon Street

Charlotte, North Carolina 28255

March 3, 2005

MCP-MSC Acquisition, Inc.

c/o Monitor Clipper Partners, LLC

Two Canal Park, 4th Floor

Cambridge, Massachusetts 02141

Attention: Adam Doctoroff, Principal

Project Mustang

Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”), Banc of America Bridge LLC (“Banc of America Bridge”) and Banc of America Securities LLC (“BAS”) that (a) you, MCP-MSC Acquisition, Inc., a Delaware corporation (“Holdings”), have been formed by Monitor Clipper Partners, LLC and certain affiliates (collectively, the “Sponsor”), (b) you intend to form and directly own an acquisition vehicle (the “Initial Borrower”) which in turn intends to acquire (the “Acquisition”) all of the stock of MSC Acquisition, Inc., a Florida corporation (“MSCAI”), whose sole asset is all of the stock MSC -Medical Services Company, a Florida corporation (“MSC”; and, together with MSCAI, collectively, the “Company”), from HIG-MSC, Inc. and the other existing shareholders of MSCAI (collectively, the “Seller”), and (c) certain shareholders of MSCAI (the “Rollover Shareholders”) may acquire a portion of the equity interests of Holdings. Immediately subsequent to the consummation of the Acquisition, the Initial Borrower shall be merged (the “Merger”) with MSCAI with the Initial Borrower to be the surviving entity of the Merger (the Initial Borrower, prior to the Merger and as survivor of the Merger, the “Borrower”). After giving effect to the Acquisition and the Merger, Holdings will be a holding company that directly owns, and the sole asset of which is, all of the equity interests in the Borrower, which shall have assumed all of the obligations of the Initial Borrower.

You have also advised Bank of America, Banc of America Bridge and BAS that you intend to finance the Acquisition, the repayment of all existing indebtedness of the Company and its subsidiaries (the “Refinancing”), the payment of costs and expenses related to the Transaction (as hereinafter defined) and the ongoing working capital and other general corporate purposes of the Borrower and its subsidiaries after consummation of the Acquisition and the Merger from the following sources (and that no financing other than the financing described herein will be required in connection with the Transaction):

Project Mustang Commitment Letter

(a)	at least $183.3 million in the aggregate of common equity contributed in cash to Holdings, of which up to $10.0 million[1] may be contributed by the Rollover Shareholders (the “Rollover Equity”), by the Sponsor, the Rollover Shareholders and certain other investors reasonably acceptable to us (collectively, the “Equity Investors”), all of the proceeds of which shall be contributed as a cash capital contribution to the Borrower (such contributions, including the Rollover Equity, collectively, the “Equity Contribution”);

(b)	up to $40.0 million (but not less than $13.0 million) in a senior secured revolving credit facility (the “Senior Revolving Credit Facility”) of the Borrower (as defined in the Summaries of Terms referred to below), and

(c)	at least $175.0 million in gross proceeds from the issuance and sale by the Borrower of senior secured floating rate notes (the “Senior Floating Rate Notes”) or, alternatively, $175.0 million of senior secured bridge loans under a bridge facility (the “Bridge Facility” and, together with the Senior Revolving Credit Facility, the “Facilities”) made available to the Borrower as interim financing to the Permanent Securities referred to below (such senior secured bridge loans being the “Bridge Loans” and, together with any Rollover Loans and Exchange Notes (as defined in Exhibit B hereto), the “Bridge Financing”), with the Senior Floating Rate Notes to have the same security and guaranties as contemplated for the Bridge Financing.

The Acquisition, the Merger, the Equity Contribution (including the Rollover Equity), the Refinancing, the entering into and funding of the Senior Revolving Credit Facility, the issuance and sale of the Senior Floating Rate Notes or the entering into and funding of the Bridge Facility and all related transactions are hereinafter collectively referred to as the “Transaction.” The date on which the Transaction (including, without limitation, the funding of the Senior Revolving Credit Facility, the issuance and sale of the Senior Floating Rate Notes or the funding of the Bridge Facility) is consummated is referred to as the “Closing Date”). The estimated sources and uses for the financing for the Transaction are as set forth on Schedule I hereto. Bank of America, Banc of America Bridge and BAS understand and acknowledge that it is the intention of the Seller and you to cause the Closing Date to occur as soon as possible (and, in any event, within two business after satisfaction of the conditions set forth in the Purchase Agreement (as defined in Exhibit C hereto)) and that the realization of such intention is likely to require funding of the Bridge Facility in order to consummate the Acquisition.

BAS has also delivered to you a separate engagement letter dated the date hereof (the “Engagement Letter”) setting forth, among other things, the terms on which BAS is willing to act, on an exclusive basis, as sole bookrunning manager, sole underwriter, sole initial purchaser, sole arranger and sole placement agent for (i) the Senior Floating Rate Notes or (ii) if the Senior Floating Rate Notes are not sold, issued or placed on the Closing Date, senior secured notes (whether floating or fixed rate) or any other debt securities of Holdings or any of its subsidiaries that may be issued on or after the Closing Date (the “Permanent Securities”) in lieu of the Bridge Loans or for the purpose of refinancing all or a portion of the outstanding amounts under the Bridge Financing (the “Permanent Financing”).

In addition, the Sponsor has delivered to you a separate letter dated the date hereof (the “Sponsor Letter”) acknowledging the terms and conditions set forth in this letter and agreeing to be bound by, and comply with, certain provisions hereof and of the Fee Letter (as defined below).

[1]	If the Rollover Equity is effected through exchange of stock in lieu of cash settlements and contributions, the purchase price payable in cash shall be reduced Dollar for Dollar by the amount of the Rollover Equity.

Project Mustang Commitment Letter

2

1. COMMITMENTS.

In connection with the foregoing,

(a)	Bank of America hereby agrees to provide the full principal amount of the Senior Revolving Credit Facility and to act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Senior Revolving Credit Facility, all upon and subject to the terms and conditions set forth in this letter, in the summaries of terms attached as Exhibit A and Exhibit C hereto and incorporated herein by this reference and in the Fee Letter dated the date hereof between you and Bank of America, Banc of America Bridge and BAS (the “Fee Letter”),

(b)	BAS is pleased to advise you of its willingness, as the sole lead arranger and sole bookrunning manager (in such capacities, the “Senior Arranger”) for the Senior Revolving Credit Facility, to use its best efforts to form a syndicate of financial institutions and institutional lenders (collectively, the “Senior Lenders”) in consultation with you for the Senior Revolving Credit Facility,

(c)	Banc of America Bridge hereby agrees to provide the full principal amount of the Bridge Facility, all upon and subject to the terms and conditions set forth in this letter, in the summaries of terms attached as Exhibit B and Exhibit C hereto and incorporated herein by this reference (together with the summaries of terms for the Senior Revolving Credit Facility, the “Summaries of Terms”) and in the Fee Letter, and

(d)	BAS is also pleased to advise you of its willingness, as the sole lead arranger and sole bookrunning manager (in such capacities, the “Bridge Arranger”; and, together with the Senior Arranger, the “Lead Arranger”) for the Bridge Facility, to form a syndicate of financial institutions and institutional lenders (collectively, the “Bridge Lenders” and, together with the Senior Lenders, the “Lenders”) in consultation with you for the Bridge Facility.

All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summaries of Terms.

The commitment of Bank of America in respect of the Senior Revolving Credit Facility, the commitment of Banc of America Bridge in respect of the Bridge Facility and the undertaking of BAS to provide the services described herein are subject to the reasonable satisfaction of each of the conditions precedent set forth in the Summaries of Terms.

2. SYNDICATION.

BAS intends to commence syndication of each of the Facilities promptly upon your acceptance of this Commitment Letter and the Fee Letter; provided, that neither the commencement nor the completion of such syndication shall be a condition precedent to any of the commitments set forth in Section 1 above. You agree to actively assist, and to cause the Borrower to actively assist, and to use your reasonable commercial efforts to cause the Company to assist, BAS in achieving a syndication of each such Facility that is satisfactory to BAS and you. Such assistance shall include:

(a)	your providing and causing the Borrower, the Sponsor and your and their advisors to provide, and using your reasonable commercial efforts to cause the Company and its advisors to provide, Bank of America, Banc of America Bridge and BAS and the other Lenders upon request with all information reasonably deemed necessary by Bank of America, Banc of America Bridge and BAS to complete syndication;

Project Mustang Commitment Letter

3

(b)	your, the Borrower’s and the Sponsor’s assisting, and your best efforts to cause the Company to assist, in the preparation of an Information Memorandum to be used in connection with the syndication of each such Facility;

(c)	using your best efforts to ensure that the syndication efforts of BAS benefit materially from your, the Sponsor’s and its “non-portfolio company” affiliates’ existing lending relationships and the existing banking relationships of the Company; and

(d)	otherwise assisting Bank of America, Banc of America Bridge and BAS in their syndication efforts, including by making your, the Borrower’s and the Sponsor’s officers, advisors and senior representatives available, and using reasonable commercial efforts to make the officers and advisors of the Company and its subsidiaries, available from time to time to attend and make presentations regarding the business and prospects of Holdings and its subsidiaries at one or more meetings of prospective Lenders and rating agency presentations.

It is understood and agreed that BAS will manage and control all aspects of the syndication of each Facility in consultation with you, including decisions as to the selection of prospective Lenders (which, in the case of the Senior Revolving Credit Facility only, shall be reasonably acceptable to you) and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in either Facility will receive compensation in order to obtain its commitment, except on the terms contained herein and in the Summaries of Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of Bank of America, Banc of America Bridge and BAS.

3. INFORMATION REQUIREMENTS AND DISTRIBUTION.

You hereby represent, warrant and covenant that (i) all information, other than Projections (as defined below), that has been or is hereafter made available to Bank of America, Banc of America Bridge, BAS or the Lenders by you, the Sponsor or any of your or their representatives (or on your or their behalf) or by the Company or any of its subsidiaries or representatives (or on their behalf) in connection with any aspect of the Transaction (the “Information”), when taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, and (ii) all financial projections concerning Holdings and its subsidiaries that have been or are hereafter made available to Bank of America, Banc of America Bridge, BAS or the Lenders by you, the Sponsor or any of your or their representatives (or on your or their behalf) or by the Company or any of its subsidiaries or representatives (or on their behalf) (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions (which, with respect to Projections to be delivered prior to the Closing Date, shall include forecasts prepared by management of Holdings and its subsidiaries of balance sheets, income statements and cash flow statements for each month for the first twelve months following the Closing Date and for each year commencing with the first fiscal year following the Closing Date for the term of the Facilities). You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the Closing Date (and, if the Facilities have not been successfully syndicated on the Closing Date, thereafter, until the Facilities have been successfully syndicated) so that the representation, warranty and covenant in the immediately preceding sentence is complete and correct in all material respects on the Closing Date

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4

(and, if applicable, thereafter, until the completion of such syndication). In issuing the commitments hereunder and in arranging and syndicating the Facilities, Bank of America, Banc of America Bridge and BAS are and will be using and relying on the Information and the Projections without independent verification thereof. The Information and Projections provided to Bank of America, Banc of America Bridge and BAS prior to the date hereof are hereinafter referred to as the “Pre-Commitment Information.”

You hereby acknowledge that (a) BAS and/or Bank of America will make available Information and Projections (collectively, “Borrower Materials”) to the proposed syndicates of Lenders by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the proposed Lenders may be “public -side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). You hereby agree that (w) you will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” you shall be deemed to have authorized BAS, Bank of America and the proposed Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws, it being understood that certain of such Borrower Materials may be subject to the confidentiality requirements of the definitive credit documentation; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) BAS and Bank of America shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

4. FEES AND INDEMNITIES.

By executing this Commitment Letter, you agree to reimburse Bank of America, Banc of America Bridge and BAS on the Closing Date and from time to time thereafter on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, (i) the reasonable fees, disbursements and other charges of Shearman & Sterling LLP, as counsel to the Lead Arranger and the Administrative Agent, and of special and local counsel to the Lenders retained by the Lead Arranger or the Administrative Agent, (ii) due diligence expenses and (iii) all CUSIP fees for registration with the Standard & Poor’s CUSIP Service Bureau) incurred in connection with the Facilities, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby.

You agree to indemnify and hold harmless Bank of America, Banc of America Bridge, BAS, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) any aspect of the Transaction or any similar transaction and any of the other transactions contemplated thereby or (ii) the Facilities and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense (A) is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or (B) results from a claim brought by you for breach in bad faith of such Indemnified Party’s obligations hereunder, if you have obtained a final and nonapplealable judgment in your favor on such claim for breach in bad faith as determined by a court of competent jurisdiction. In the case of an

Project Mustang Commitment Letter

5

investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. It is further agreed that Bank of America and Banc of America Bridge shall only have liability to you (as opposed to any other person), that Bank of America and Banc of America Bridge shall each be liable solely in respect of its own commitment to the Facilities on a several, and not joint, basis with any other Lender and that such liability shall only arise to the extent damages have been caused by a breach of Bank of America’s or Banc of America Bridge’s, as the case may be, obligations hereunder to negotiate in good faith definitive documentation for the Facilities on the terms set forth herein as determined in a final non-appealable judgment by a court of competent jurisdiction. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems.

5. CONFIDENTIALITY.

This Commitment Letter, the Fee Letter, the Engagement Letter and the Sponsor Letter and the contents hereof and thereof are confidential and, except for the disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Transaction or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, it is understood and agreed that you may disclose this Commitment Letter, but not the Fee Letter, the Engagement Letter or the Sponsor Letter, (i) on a confidential basis to the board of directors, officers, attorneys and advisors of the Seller and the Company in connection with their consideration of the Transaction and (ii) after your acceptance of this Commitment Letter, the Fee Letter, the Engagement Letter and the Sponsor Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Bank of America, Banc of America Bridge and BAS hereby notify you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), each of them is required to obtain, verify and record information that identifies you, the Borrower and each Guarantor (as defined in the Summaries of Terms), which information includes names and addresses and other information that will allow Bank of America, Banc of America Bridge or BAS, as applicable, to identify you, the Borrower and each Guarantor in accordance with the Patriot Act.

You acknowledge that Bank of America, Banc of America Bridge and BAS or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Bank of America, Banc of America Bridge and BAS agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you, the Company and your and their respective affiliates with the same degree of care as they treat their own confidential information. Bank of America, Banc of America Bridge and BAS further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that Bank of America, Banc of America Bridge and BAS are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you, Holdings, the Company or any of your or their respective affiliates that is or may come into the possession of Bank of America, Banc of America Bridge, BAS or any of such affiliates.

Project Mustang Commitment Letter

6

6. SURVIVAL OF OBLIGATIONS.

The provisions of paragraphs in Section 4 and Section 5 shall remain in full force and effect regardless of whether any definitive documentation for the Facilities shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of Bank of America, Banc of America Bridge or BAS hereunder.

7. MISCELLANEOUS.

This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you, Bank of America, Banc of America Bridge and BAS hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Sponsor Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of Bank of America, Banc of America Bridge and BAS in the negotiation, performance or enforcement hereof.

This Commitment Letter, the Fee Letter and the Sponsor Letter (and, if this Commitment Letter is accepted with respect to the Bridge Facility, the Engagement Letter) embody the entire agreement and understanding among Bank of America, Banc of America Bridge, BAS, you, the Sponsor and your and its affiliates with respect to the Facilities and supersede all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by Bank of America, Banc of America Bridge or BAS to make any oral or written statements that are inconsistent with this Commitment Letter.

This Commitment Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

All commitments and undertakings of Bank of America and BAS hereunder with respect to the Senior Revolving Credit Facility will expire at 12:00 Noon (New York City time) on March 4, 2005 unless, prior to that time, (i) you execute this Commitment Letter and the Fee Letter and return them to us and (ii) the Sponsor executes the Sponsor Letter and returns it to us. All commitments and undertakings of Banc of America Bridge and BAS hereunder with respect to the Bridge Facility will also expire at that time unless, prior to that time, (i) you execute this Commitment Letter, the Fee Letter and the Engagement Letter and return them to us and (ii) the Sponsor executes the Sponsor Letter and returns it to us. Thereafter, all commitments and undertakings of Bank of America, Banc of America Bridge and BAS hereunder will expire on the earlier of (a) April 30, 2005, unless the Closing Date occurs on or prior thereto and (b) the closing of the Acquisition or an Alternate Transaction (as defined in the Fee Letter), in the case of the Senior Revolving Credit Facility, without the use of the Senior Revolving Credit Facility or, in the case of the Bridge Facility, without the use of the Bridge Facility.

BY SIGNING THIS COMMITMENT LETTER, EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT (A) BANK OF AMERICA IS OFFERING TO PROVIDE THE SENIOR REVOLVING CREDIT FACILITY SEPARATE AND APART FROM BANC OF

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7

AMERICA BRIDGE’S OFFER TO PROVIDE THE BRIDGE FACILITY AND (B) BANC OF AMERICA BRIDGE IS OFFERING TO PROVIDE THE BRIDGE FACILITY SEPARATE AND APART FROM THE OFFER BY BANK OF AMERICA TO PROVIDE THE SENIOR REVOLVING CREDIT FACILITY. YOU MAY, AT YOUR OPTION, ELECT TO ACCEPT THIS COMMITMENT LETTER (AND THE APPLICABLE PROVISIONS OF THE FEE LETTER) WITH RESPECT TO EITHER THE SENIOR REVOLVING CREDIT FACILITY OR THE BRIDGE FACILITY OR BOTH.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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8

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	[ILLEGIBLE]
Name:	[ILLEGIBLE]
Title:	[ILLEGIBLE]

BANC OF AMERICA BRIDGE LLC

By:	[ILLEGIBLE]
Name:	[ILLEGIBLE]
Title:	[ILLEGIBLE]

BANC OF AMERICA SECURITIES LLC

By:	[ILLEGIBLE]
Name:	[ILLEGIBLE]
Title:	[ILLEGIBLE]

THE PROVISIONS OF THIS COMMITMENT LETTER WITH RESPECT TO THE SENIOR REVOLVING CREDIT FACILITY ARE ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

MCP-MSC ACQUISITION, INC.

By:
Name:
Title:

THE PROVISIONS OF THIS COMMITMENT LETTER WITH RESPECT TO THE BRIDGE FACILITY ARE ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

MCP-MSC ACQUISITION, INC.

By:
Name:
Title:

Project Mustang Commitment Letter

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:
Name:
Title:

BANC OF AMERICA BRIDGE LLC

By:
Name:
Title:

BANC OF AMERICA SECURITIES LLC

By:
Name:
Title:

THE PROVISIONS OF THIS COMMITMENT LETTER WITH RESPECT TO THE SENIOR REVOLVING CREDIT FACILITY ARE ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

MCP-MSC ACQUISITION, INC.

By:	[ILLEGIBLE]
Name:	[ILLEGIBLE]
Title:	[ILLEGIBLE]

THE PROVISIONS OF THIS COMMITMENT LETTER WITH RESPECT TO THE BRIDGE FACILITY ARE ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

MCP-MSC ACQUISITION, INC.

By:	[ILLEGIBLE]
Name:	[ILLEGIBLE]
Title:	[ILLEGIBLE]

Project Mustang Commitment Letter

Schedule I

SOURCES AND USES OF FUNDS

($ millions)

Sources
Senior Revolving Credit Facility	13.0
Senior Floating Rate Notes or Bridge Facility	175.0
Minimum Equity Contribution (less Rollover Equity)	173.3
Maximum Rollover Equity[2]	10.0

Total Sources	371.3

Uses
Cash purchase price	316.7
Refinancing	35.8
Working Capital Adjustments	6.8
Estimated fees and expenses	12.0

Total Uses	371.3

[2]	If the Rollover Equity is effected through exchange of stock in lieu of cash settlements and contributions, the purchase price payable in cash shall be reduced Dollar for Dollar by the amount of the Rollover Equity.

Project Mustang Commitment Letter

EXHIBIT A

Project Mustang

Senior Revolving Credit Facility

Summary of Terms and Conditions

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit A is attached.

BORROWER:	Initially, a Delaware corporation (the “Initial Borrower”), to be formed by Holdings (as defined below) as a direct wholly owned subsidiary of Holding.

Immediately subsequent to the consummation of the Acquisition, the Initial Borrower shall be merged (the “Merger”) with MSC Acquisition, Inc., a Florida corporation (“MSCAI”), whose sole asset is all of the stock MSC - Medical Services Company, a Florida corporation (“MSC”; and, together with MSCAI, the “Company”), with the Initial Borrower as the surviving entity of the Merger (the Initial Borrower, prior to the Merger and as survivor of the Merger, the “Borrower”).

EQUITY INVESTORS:	Monitor Clipper Partners, LLC and certain affiliates (collectively, the “Sponsor”; and, together with the Rollover Shareholders, if any, and certain other investors reasonably acceptable to the Lead Arranger, collectively, the “Equity Investor”).

HOLDINGS:	MCP-MSC Acquisition, Inc., a Delaware corporation (“Holdings”), formed by the Sponsor and to be wholly owned by the Equity Investors upon consummation of the Acquisition.

GUARANTORS:	The obligations of the Borrower and its subsidiaries under the Senior Revolving Credit Facility and under any treasury management, interest protection or other hedging arrangements entered into with a Lender (or any affiliate thereof) will be guaranteed by Holdings and each existing and future direct and indirect subsidiary of the Borrower, other than any subsidiary that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code to the extent such guarantee would result in a tax liability to the Borrower (each such subsidiary, an “Excluded Foreign Subsidiary”). All guarantees will be guarantees of payment and not of collection.

ADMINISTRATIVE AND COLLATERAL AGENT:	Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative and collateral agent (in such capacities, the “Administrative Agent”).

Exhibit A – Senior Revolving Credit Facility

SOLE LEAD ARRANGER AND SOLE BOOKRUNNING MANAGER:	Banc of America Securities LLC (“BAS”) will act as sole and exclusive lead arranger and sole and exclusive bookrunning manager (in such capacities, the “Lead Arranger”).

SENIOR LENDERS:	Bank of America and other banks, financial institutions and institutional lenders acceptable to the Lead Arranger.

SENIOR REVOLVING CREDIT FACILITY:	An aggregate principal amount of up to $40.0 million will be available through a senior secured revolving credit facility, available from time to time until the 6th anniversary of the Closing Date, which will include a sublimit to be determined for the issuance of standby letters of credit (each a “Letter of Credit”). Letters of Credit will be initially issued by Bank of America (in such capacity, the “Fronting Bank”), and each of the Senior Lenders under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit.

Availability under the Senior Revolving Credit Facility will be subject to compliance with a borrowing base test based upon levels to be agreed (not to exceed 85%) of eligible receivables based on criteria to be determined by the Lead Arranger.

PURPOSE:	Not more than $13.0 million of revolving credit advances under the Senior Revolving Credit Facility may be used on the Closing Date to (i) finance in part the Acquisition; (ii) refinance certain existing indebtedness of the Company and its subsidiaries; (iii) pay fees and expenses incurred in connection with the Transaction. Thereafter, the Senior Revolving Credit Facility shall be used to provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries.

CLOSING DATE:	The date of the initial extension of credit under the Senior Revolving Credit Facility, which shall occur concurrently with the consummation of the Acquisition and, in any event, on or before April 30, 2005 (the “Closing Date”).

INTEREST RATES:	The interest rates per annum applicable to the Senior Revolving Credit Facility will be LIBOR plus the Applicable Margin (as hereinafter defined) or, at the option of the Borrower, the Alternate Base Rate (to be defined as the higher of (x) the Bank of America prime rate and (y) the Federal Funds rate plus 0.50%) plus the Applicable Margin. The “Applicable Margin” means (i) for the first two complete fiscal quarters after the Closing Date, 3.00% per annum, in the case of LIBOR advances, and 2.00% per annum, in the case of Alternate Base Rate advances, and (ii) thereafter, a percentage per annum to be determined in accordance with a pricing grid to be agreed.

Exhibit A – Senior Revolving Credit Facility

2

The Borrower may select interest periods of one, two, three or six months for LIBOR advances. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any payment or bankruptcy (including insolvency or other similar event) default or event of default, the Applicable Margin on all obligations owing under the loan documentation shall increase by 2.00% per annum.

COMMITMENT FEE:	Commencing on the Closing Date, a commitment fee of 0.50% per annum shall be payable on the unused portions of the Senior Revolving Credit Facility, such fee to be payable quarterly in arrears and on the date of termination or expiration of the commitments.

LETTER OF CREDIT FEES:	Letter of Credit fees equal to the Applicable Margin from time to time on Revolving Credit LIBOR advances on a per annum basis will be payable quarterly in arrears and shared proportionately by the Lenders under the Revolving Credit Facility. In addition, a fronting fee will be payable to the Fronting Bank for its own account, in an amount equal to, with respect to each Letter of Credit issued and outstanding, 0.25% per annum of the amount available to be drawn under such Letter of Credit, payable quarterly in arrears.

CALCULATION OF INTEREST AND FEES:	Other than calculations in respect of interest at the Alternate Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

MATURITY:	The Revolving Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full 6 years after the Closing Date.

OPTIONAL PREPAYMENTS AND COMMITMENT REDUCTIONS:	The Senior Revolving Credit Facility may be prepaid at any time in whole or in part without premium or penalty, except that any prepayment of LIBOR advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the Lenders resulting therefrom. The unutilized portion of any commitment under the Senior Revolving Credit Facility may be reduced or terminated by the Borrower at any time without penalty.

SECURITY:	The Borrower and each of the Guarantors shall grant the Administrative Agent for the benefit of the Senior Lenders valid and perfected (subject to certain exceptions to be set forth in the loan documentation) liens and security interests in all of the following (the “Collateral”):

(a) All present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future

Exhibit A – Senior Revolving Credit Facility

3

subsidiaries (limited, in the case of Excluded Foreign Subsidiaries, to a pledge of 66% of the capital stock of each Excluded Foreign Subsidiary), including, without limitation, all of the equity interests in the Borrower owned or otherwise held by Holdings.

(b) All present and future intercompany debt of the Borrower and each Guarantor.

(c)    Substantially all of the present and future property and assets, real and personal, of the Borrower and each Guarantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real estate, fixtures, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash, except to the extent that the Administrative Agent shall determine in its reasonable discretion that the costs of obtaining such security interest over such property or assets are unreasonably excessive in relation to the benefits of the security to be afforded thereby, it being understood that none of such excluded property or assets shall be subject to any other liens or security interests, except for certain customary exceptions to be agreed upon.

(d) All proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

The Collateral shall ratably secure the relevant party’s obligations in respect of the Senior Revolving Credit Facility, any treasury management arrangements and any interest rate swap or similar agreements with a Senior Lender under the Senior Revolving Credit Facility.

The liens and security interests in the Collateral in favor of the Administrative Agent for the benefit of the Senior Lenders shall be valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) liens and security interests; provided, that the holders of the Senior Floating Rate Notes or the Bridge Financing shall have (i) valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) liens and security interests in the Collateral, other than any accounts receivable and any Collateral related thereto (collectively, the “Receivables Collateral”), and such Collateral other than the Receivables Collateral (the “Shared Collateral”) shall be shared equally and ratably among the Administrative Agent for the benefit of the Senior Lenders and the holders of the Senior Floating Rate Notes or the Bridge Financing, except that the Administrative Agent for the benefit of the Senior Lenders shall have the first, prior and superior right to first $10.0 million of the Shared Collateral (such portion of the Shared Collateral, the “Senior Shared Collateral”), and (ii) valid and

Exhibit A – Senior Revolving Credit Facility

4

perfected second priority (subject to certain exceptions to be set forth in the loan documentation) liens and security interests in the Receivables Collateral, junior and subordinate to rights and interests of the Administrative Agent for the benefit of the Senior Lenders in the Receivables Collateral. The foregoing rights, priorities and interests and sharing provisions shall be set forth in an intercreditor agreement reasonably satisfactory to the Lead Arranger.

INITIAL CONDITIONS PRECEDENT:	Those specified in Exhibit C to the Commitment Letter.

CONDITIONS PRECEDENT TO EACH BORROWING UNDER THE SENIOR CREDIT FACILITIES:	Each borrowing or issuance or renewal of a Letter of Credit under the Senior Revolving Credit Facility will be subject to satisfaction of the following conditions precedent: (i) all of the representations and warranties in the loan documentation shall be true and correct in all material respects and (ii) no defaults or Events of Default shall have occurred and be continuing.

REPRESENTATIONS AND WARRANTIES:	Usual and customary for a transaction of this type, including (without limitation): (i) existence, qualification and power; (ii) authorization and no violation of law, contracts or organizational documents; (iii) no governmental authorization and third party approvals or consents; (iv) binding effect; (v) financial statements and other information and no material adverse effect; (vi) no material litigation; (vii) no default; (viii) valid ownership of property and assets free and clear of liens; (ix) environmental matters; (x) insurance matters; (xi) tax matters; (xii) ERISA matters; (xiii) subsidiaries and equity interests; (xiv) margin regulations, Investment Company Act status and Public Utility Holding Company Act status; (xv) accuracy of disclosure; (xvi) compliance with laws; (xvii) intellectual property matters; (xviii) solvency; (xix) casualty, etc.; (xx) perfection of security interests; and (xxi) senior debt and designated senior debt.

COVENANTS:	Usual and customary for a transaction of this type (applicable to Holdings and its subsidiaries), including (without limitation):

(a)    Affirmative Covenants - (i) financial statements and forecasts; (ii) certificates and other information; (iii) monthly borrowing base certificates; (iv) notices; (v) payment of taxes and other obligations; (vi) preservation of corporate existence, etc.; (vii) maintenance of properties; (viii) maintenance of insurance; (ix) compliance with laws and regulations; (x) proper books and records; (xi) visitation, inspection and collateral audit rights; (xii) use of proceeds; (xiii) additional guarantees, collateral, etc.; (xiv) compliance with environmental laws; (xv) environmental reports; (xvi) further assurances; (xvii) performance of material agreements; and (xviii) interest rate hedging.

Exhibit A – Senior Revolving Credit Facility

5

(b)    Negative Covenants - Restrictions (with exceptions and baskets to be agreed upon) on (i) liens; (ii) debt (with exceptions to include the Senior Floating Rate Notes, the Bridge Financing and/or the Permanent Securities in an amount sufficient to finance the Acquisition or to refinance the outstanding Bridge Financing); (iii) loans, acquisitions, joint ventures and other investments; (iv) mergers, consolidations, etc.; (v) sales, transfers and other dispositions of property or assets (with exceptions to include sales of inventory in the ordinary course of business); (vi) dividends, distributions, redemptions and other restricted payments; (vii) changes in the nature of business; (viii) transactions with affiliates; (ix) payment and dividend restrictions affecting subsidiaries of the Borrower; (x) capital expenditures; (xi) amending or modifying organizational documents, subordinated debt documents, transaction documents and other material agreements; (xii) prepaying, redeeming or repurchasing certain debt; (xiii) changes in accounting policies or reporting practices; (xiv) becoming a general partner in any partnership; (xv) speculative transactions; and (xvi) passive holding company.

(c) Financial Covenants - The following:

• Maintenance of a minimum Interest Coverage Ratio; and

• Maintenance of a maximum Leverage Ratio of 7.50:1.00 with step-downs to be determined.

Compliance with all of the financial covenants will be calculated on a consolidated basis and measured quarterly commencing with the fiscal quarter ending June 30, 2005 based on a trailing four fiscal quarter period; provided, that (a) for the fiscal quarter ending June 30, 2005, EBITDA (which shall be defined to include mutually satisfactory adjustments) shall be calculated based on the December 31, 2004, March 31, 2005 and June 30, 2005 fiscal quarters multiplied by 4/3; (b) interest expense shall be calculated for the first three full fiscal quarters completed after the Closing Date by multiplying (i) for the first such complete fiscal quarter, by 4 the interest expense for such complete fiscal quarter, (ii) for the second such complete fiscal quarter, by 2 the interest expense for the first two such complete fiscal quarters, and (iii) for the third such complete fiscal quarter, by 4/3 the interest expense for the first three such complete fiscal quarters; and (c) if the Closing Date occurs after March 31, 2005, interest expense for the fiscal quarter ending June 30, 2005 shall be calculated by multiplying by 4 the pro forma interest expense for such fiscal quarter determined as if the total indebtedness reflected on the consolidated balance sheet for the fiscal quarter ended June 30, 2005 had been incurred on the first day of such fiscal quarter at interest rates equal to the interests rates in effect as of June 30, 2005 without any increase or decrease in the amount of such indebtedness or interest rate during such fiscal quarter.

Exhibit A – Senior Revolving Credit Facility

6

INTEREST RATE PROTECTION:	Within a period of days after the Closing Date to be determined, the Borrower shall obtain interest rate protection in form and with parties acceptable to the Lenders for a notional amount and otherwise on terms to be agreed in the loan documentation.

EVENTS OF DEFAULT:	Usual and customary for a transaction of this type, including (without limitation): (i) nonpayment of principal, interest, fees or other amounts (with a grace period to be agreed for nonpayment of amounts other than principal); (ii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been materially incorrect when made or confirmed; (iv) cross-defaults to other indebtedness in an amount to be agreed; (v) bankruptcy, insolvency proceedings, etc. (with grace period for involuntary proceedings); (vi) inability to pay debts, attachment, etc.; (vii) monetary judgment defaults in an amount to be agreed and material nonmonetary judgment defaults; (viii) customary ERISA defaults; (ix) actual or asserted invalidity or impairment of loan documentation or Collateral; and (x) change of control.

ASSIGNMENTS AND PARTICIPATIONS:	Each Lender will be permitted to make assignments in respect of the Senior Revolving Credit Facility in a minimum amount equal to $2.5 million to other financial institutions approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, which approval shall not be unreasonably withheld or delayed; provided, that the approval of the Borrower shall not be required (a) until Bank of America holds $20.0 million or less of the aggregate commitments under the Senior Revolving Credit Facility, and (b) thereafter, in connection with assignments to other Lenders, to any affiliate of a Lender, or to any Approved Fund (as such term is defined in the definitive documentation) and the approval of the Administrative Agent shall not be required in connection with assignments to other Lenders under the Revolving Credit Facility. Notwithstanding the foregoing, however, any Lender assigning a Commitment (as such term shall be defined in the definitive loan documentation) shall be required to obtain the approval of the Administrative Agent and the Fronting Bank, unless the proposed assignee is already a Lender.

An assignment fee will be charged with respect to each assignment as set forth in Addendum I attached to this Exhibit A. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Exhibit A – Senior Revolving Credit Facility

7

Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the Collateral or the value of the guarantees.

WAIVERS AND AMENDMENTS:	Amendments and waivers of the provisions of the loan documentation will require the approval of Lenders holding advances and commitments representing more than 50% of the aggregate advances and commitments under the Senior Revolving Credit Facility, except that (a) the consent of each affected Lender shall be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees and (iii) extensions of scheduled maturities or times for payment, and (b) the consent of all Lenders shall be required with respect to releases of all or substantially all of the Collateral or value of the guarantees.

INDEMNIFICATION:	The Borrower will indemnify and hold harmless the Administrative Agent, the Lead Arranger, each Lender and each of their affiliates and their officers, directors, employees, agents and advisors from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Transaction, the Senior Revolving Credit Facility, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees and settlement costs, except to the extent resulting from the indemnified party’s gross negligence or willful misconduct. This indemnification shall survive and continue for the benefit of all such persons or entities, notwithstanding any failure of the Senior Revolving Credit Facility to close.

GOVERNING LAW:	New York.

EXPENSES:	The Borrower will pay all reasonable costs and expenses associated with the due diligence, syndication and closing of the Senior Revolving Credit Facility and the preparation, negotiation and administration of all loan documentation, including, without limitation, the reasonable legal fees of the counsel to the Administrative Agent and the Lead Arranger, on the Closing Date and thereafter, from time to time on demand. The Borrower will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the loan documentation.

COUNSEL TO THE ADMINISTRATIVE AGENT:	Shearman & Sterling LLP.

MISCELLANEOUS:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.

Exhibit A – Senior Revolving Credit Facility

8

ADDENDUM I TO EXHIBIT A

PROCESSING AND RECORDATION FEES

The Administrative Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of $2,500 for each assignment; provided, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $2,500 plus the amount set forth below:

Transaction:	Assignment Fee:
First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-

Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500

For purposes hereof, “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor. The terms “Affiliate,” “Approved Fund” and “Eligible Assignee” shall be defined in the definitive loan documentation.

Exhibit A – Senior Revolving Credit Facility

EXHIBIT B-1

Project Mustang

Bridge Facility

Summary of Terms and Conditions

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B-1 is attached.

BORROWER:	Same Borrower as in the Summary of Terms for the Senior Revolving Credit Facility.

GUARANTORS:	Same Guarantors as in the Summary of Terms for the Senior Revolving Credit Facility.

ADMINISTRATIVE AND COLLATERAL AGENT:	Banc of America Bridge LLC or an affiliate thereof (“Banc of America Bridge”) will act as sole and exclusive administrative and collateral agent (in such capacities, the “Administrative Agent “).

SOLE LEAD ARRANGER AND SOLE BOOKRUNNING MANAGER:	Banc of America Securities LLC (“BAS”) will act as sole and exclusive lead arranger and sole and exclusive bookrunning manager (in such capacities, the “Lead Arranger”).

BRIDGE LENDERS:	Banc of America Bridge and other financial institutions and institutional lenders acceptable to BAS.

BRIDGE FACILITY:	$175.0 million of senior secured bridge loans (the “Bridge Loans”). The Bridge Loans will be available to the Borrower in one drawing upon consummation of the Acquisition.

SECURITY:	The Administrative Agent for the benefit of the Bridge Lenders shall have (i) valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) liens and security interests in the Shared Collateral, which shall be shared equally and ratably with the Administrative Agent for the benefit of the Senior Lenders under the Senior Revolving Credit Facility (subject to the Senior Lenders’ first, prior and superior right with respect to the Senior Shared Collateral), and (ii) valid and perfected second priority (subject to certain exceptions to be set forth in the loan documentation) liens and security interests in the Receivables Collateral, junior and subordinate to rights and interests of the Administrative Agent for the benefit of the Senior Lenders under the Senior Revolving Credit Facility in the Receivables Collateral. The foregoing rights, priorities and interests and sharing provisions shall be set forth in an intercreditor agreement reasonably satisfactory to the Lead Arranger.

Exhibit B-1 – Bridge Facility

PURPOSE:	The proceeds of the Bridge Facility shall be used (i) to finance in part the Acquisition; (ii) refinance certain existing indebtedness of the Company and its subsidiaries; and (iii) to pay fees and expenses incurred in connection with the Transaction.

CLOSING DATE:	The date of the extension of credit under the Bridge Facility, which shall occur on or before April 30, 2005 (the “Closing Date”).

MARKETING:	The Borrower shall use commercially reasonable efforts to promptly, and as soon as possible (including prior to or after the Closing Date), (a) complete and make available to the Lead Arranger and potential investors, copies of an offering memorandum, circular or prospectus (the “Offering Materials”) for the offer, sale or placement of the Senior Floating Rate Notes or other Permanent Financing pursuant to Rule 144A of the rules and regulations under the Securities Act of 1933, as amended, containing such information, data and disclosures as may be required by applicable laws and the SEC Pro Forma Requirements (as defined in Exhibit C, as are customary and appropriate for such a document and as may otherwise be required by the Lead Arranger (including, without Limitation, all audited, pro forma and other financial statements and schedules of the Company of the type that would be required in a registered public offering of the Senior Floating Rate Notes on Form S-l), (b) cause the Senior Floating Rate Notes and/or the Bridge Facility and any Permanent Financing each to have been rated by Standard & Poor's Ratings Services (“S&P”) and Moody's Investors Service, Inc. (“Moody's”), and (c) make senior management and representatives of the Company and the Sponsor available for due diligence, rating agency presentations and a road show and other meetings with potential investors for the Senior Floating Rate Notes or other Permanent Financing as required by the Lead Arranger in its reasonable judgment to market the Senior Floating Rate Notes or other Permanent Financing. Until the earlier of (i) all Bridge Loans have been refinanced by Rollover Loans (as defined below) and all such Rollover Loans have been exchanged for registered Exchange Notes (as defined in Exhibit B-3) that may be resold without restriction pursuant to an effective registration statement as contemplated by Exhibit B-3, and (ii) the repayment, repurchase or redemption of the outstanding Bridge Financing in full from the proceeds of the Floating Rate Notes or other Permanent Financing, there shall be no offering, placement or arrangement of any debt securities or other debt financing by or on behalf of Holdings, the Company or any of their respective subsidiaries (other than the Senior Revolving Credit Facility, the Senior Floating Rate Notes and the Permanent Financing). As used herein, “Marketing Failure” means (i) the failure to deliver the Offering Materials contemplated by clause (a) above on or prior to April 25, 2005, (ii) the failure to obtain the ratings contemplated by clause (b) above on or prior to April 25, 2005, (iii) the failure of senior management and representatives to participate in road shows and other meetings contemplated by clause (c) above upon availability of the Offering Materials, or (iv) any violation of the provisions of the preceding two sentences; it being understood that any such failure shall not constitute a failure to comply with the Commitment Letter or the Summaries of Terms.

Exhibit B-1 – Bridge Facility

2

INTEREST RATES:	Interest shall be payable quarterly in arrears at a rate per annum equal to the greater of (i) three-month LIBOR plus a margin initially equal to 6.75% per annum and (ii) 9.50% per annum. Such margin or rate shall increase by 0.50% per annum at the end of each three-month period after the Closing Date for as long as the Bridge Financing is outstanding; provided, that the interest rate shall not exceed 13.00% per annum; provided, further, that the portion, if any, of any interest payable at a rate in excess of l2.00% per annum may be paid by capitalizing such interest and adding it to principal. Notwithstanding the foregoing limitations, during the continuance of any payment or bankruptcy (including insolvency or other similar event) default or event of default or any Marketing Failure under clause (iv) of the definition thereof, the applicable interest rate for the Bridge Financing shall be increased by 2.00% per annum.

MATURITY:	12 months from the Closing Date (the “Bridge Loan Maturity Date” or “Rollover Date”).

OPTIONAL PREPAYMENT:	The Bridge Loans may be prepaid prior to the Bridge Loan Maturity Date, without premium or penalty, in whole or in part, upon written notice, at the option of the Borrower, at any time, together with accrued interest to the prepayment date.

MANDATORY PREPAYMENTS:	The Borrower will prepay the Bridge Loans, without premium or penalty, together with accrued interest to the prepayment date, with any of the following:

(a)    the net proceeds from the sale, issuance or placement of any debt or equity securities of Holdings or the Borrower;

(b)    subject to customary exceptions to be agreed, the net proceeds from the incurrence of any other indebtedness by Holdings, the Borrower or any of the Borrower's subsidiaries; and

(c)    subject to customary exceptions to be agreed and only to the extent such amounts are not required to be paid to the Senior Lenders under the Senior Revolving Credit Facility, the net proceeds from asset sales by the Borrower or any of the Borrower's subsidiaries.

CHANGE OF CONTROL:	In the event of a Change of Control, each Bridge Lender will have the right to require the Borrower, and the Borrower must offer, to prepay at par the outstanding principal amount of the Bridge Loans plus accrued and unpaid interest thereon to the date of prepayment. Prior to making any such offer, the Borrower will, within 30 days of the Change of Control, repay all obligations, and terminate all commitments, under the Senior Revolving Credit Facility or obtain any required consent of the Senior Lenders under the Senior Revolving Credit Facility to make such prepayment of the Bridge Loans.

Exhibit B-1 – Bridge Facility

3

PERMITTED REFINANCING:	If the Bridge Loans have not been previously prepaid in full for cash on or prior to the Rollover Date, the principal amount of the Bridge Loans outstanding on the Rollover Date shall, subject to the conditions precedent set forth in Exhibit B-2, be refinanced by senior secured rollover loans with a maturity of 6 years from the Rollover Date (the “Rollover Loans”) and otherwise having the terms set forth in Exhibit B-2. On or after the Rollover Date, each Bridge Lender will have the right to exchange the outstanding Rollover Loans held by it for senior secured exchange notes of the Borrower having the terms set forth in Exhibit B-3.

CONDITIONS PRECEDENT:	Those specified in Exhibit C to the Commitment Letter.

COVENANTS:	Usual and customary for a transaction of this type, including (without limitation) covenants similar to those contained in the Senior Revolving Credit Facility and a covenant for the Borrower to use its best efforts to refinance the Bridge Facility with the proceeds of the Permanent Financing as promptly as practicable following the Closing Date.

REPRESENTATIONS AND WARRANTEES, EVENTS OF DEFAULT, WAIVERS AND CONSENTS:	Usual and customary for a transaction of this type, including (without limitation) provisions similar to those contained in the Senior Revolving Credit Facility.

RIGHT TO ASSIGN BRIDGE LOANS:	The Bridge Lenders shall have the right to assign their interest in the Bridge Loans in whole or in part in compliance with applicable law to any third parties only with the prior written consent of the Lead Arranger.

GOVERNING LAW:	New York.

EXPENSES:	The Borrower will pay all reasonable costs and expenses associated with the due diligence, syndication and closing of the Bridge Facility and the preparation, negotiation and administration of all loan documentation, including, without limitation, the reasonable legal fees and expenses of the Lead Arranger’s counsel, on the Closing Date and thereafter, from time to time upon demand. The Borrower will also pay the expenses of each Bridge Lender in connection with the enforcement of any of the loan documentation.

COUNSEL TO LEAD ARRANGER:	Shearman & Sterling LLP.

FEES:	As provided in the Fee Letter.

Exhibit B-1 – Bridge Facility

4

MISCELLANEOUS:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.

Exhibit B-1 – Bridge Facility

5

EXHIBIT B-2

Project Mustang

Rollover Facility

Summary of Terms and Conditions

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B-2 is attached.

BORROWER:	Same Borrower as in the Summary of Terms for the Senior Revolving Credit Facility and the Summary of Terms for the Bridge Facility.

GUARANTORS :	Same Guarantors as in the Summary of Terms for the Senior Revolving Credit Facility and the Summary of Terms for the Bridge Facility.

ROLLOVER FACILITY:	Senior rollover loans (the “Rollover Loans”) in an initial principal amount equal to 100% of the outstanding principal amount of the Bridge Loans on the Rollover Date. Subject to the conditions precedent set forth below, the Rollover Loans will be available to the Borrower to refinance the Bridge Loans on the Rollover Date. The Rollover Loans will be governed by the definitive documents for the Bridge Loans and, except as set forth below, shall have the same terms as the Bridge Loans.

SECURITY:	Same as Bridge Loans.

INTEREST RATE:	Rate and margins to continue to increase as set forth in Exhibit B-1 for the Bridge Loans.

MATURITY:	6 years from the Rollover Date (the “Rollover Maturity Date”).

OPTIONAL PREPAYMENT:	For so long as the Rollover Loans have not been exchanged for senior secured exchange notes of the Borrower as provided in Exhibit B-3, they may be prepaid at the option of the Borrower, in whole or in part, at any time, together with accrued and unpaid interest to the prepayment date (but without premium or penalty).

CONDITIONS PRECEDENT TO ROLLOVER:	The ability of the Borrower to refinance any Bridge Loans with Rollover Loans is subject to the following conditions being satisfied:

(i)     at the time of any such refinancing, there shall exist no payment or bankruptcy (including insolvency or other similar event) default or event of default or any Marketing Failure under clause (iv) of the definition thereof;

(ii)    all fees due to the Lead Arranger and the Bridge Lender shall have been paid in full; and

Exhibit B-2 – Rollover Facility

(iii) there shall be no bankruptcy, insolvency or similar event or condition.

RIGHT TO ASSIGN ROLLOVER LOANS:	The Bridge Lenders shall have the right to assign their interest in any Rollover Loans in whole or in part in compliance with applicable law to any third parties only with the prior written consent of the Lead Arranger.

ROLLOVER COVENANTS:	From and after the Rollover Date, the covenants applicable to the Rollover Loans will conform to those applicable to the Exchange Notes, except for covenants relating to the obligation of the Borrower to effect the Permanent Financing and others to be agreed.

GOVERNING LAW:	New York.

EXPENSES:	Same as the Bridge Loans.

FEES:	As provided in the Fee Letter.

Exhibit B-2 – Rollover Facility

2

EXHIBIT B-3

Project Mustang

Exchange Notes

Summary of Terms and Conditions

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B-3 is attached

BORROWER:	Same Borrower as in the Summary of Terms for the Senior Revolving Credit Facility and the Summary of Terms for the Bridge Facility.

GUARANTORS:	Same Guarantors as in the Summary of Terms for the Senior Revolving Credit Facility and the Summary of Terms for the Bridge Facility.

EXCHANGE NOTES:	At any time on or after the Rollover Date, Rollover Loans due to Bridge Lenders holding not less than $10.0 million of the outstanding Rollover Loans may, at the option of such Bridge Lenders, be exchanged for an equal principal amount of senior secured exchange notes of the Borrower (the “Exchange Notes”). The Borrower will issue the Exchange Notes under an indenture that complies with the Trust Indenture Act of 1939, as amended (the “Indenture”). The Borrower will appoint a trustee reasonably acceptable to the holders of the Exchange Notes. The Indenture will be in substantially the form attached as an exhibit to the definitive agreement for the Bridge Facility. The Indenture will include provisions customary for an indenture governing similar publicly traded high yield debt securities, but with covenants that are more restrictive in certain respects. Except as expressly set forth above, the Exchange Notes shall have the same terms as the Rollover Loans.

SECURITY:	Same as Bridge Loans.

INTEREST RATE REDEMPTION PROVISION:	Each Exchange Note will initially bear interest at the rate in effect on the Rollover Loans for which it is exchanged and, thereafter, the rate and margin will continue to increase as set forth in Exhibit B-1 for the Bridge Loans. For so long as they bear interest at an increasing rate of interest, the Exchange Notes will be redeemable at the option of the Borrower, in whole or in part at any time, at par plus accrued and unpaid interest to the redemption date. Each holder of Exchange Notes shall have the option to fix the interest rate on the Exchange Notes to a rate that is equal to the then applicable rate of interest borne by the Exchange Notes. In such event, such Exchange Notes will be non-callable until the 2nd anniversary of the Closing Date and will be callable thereafter at par plus accrued interest plus a premium equal to (a) 2.00% from after the 2nd anniversary of the Closing Date and to but excluding the 3rd anniversary of the Closing Date, (b) 1.00% from after the 3rd anniversary of the Closing Date and to but excluding the 4th anniversary of the Closing Date, and (c)

Exhibit B-3 – Exchange Notes

thereafter, zero. The fixed rate Exchange Notes will provide for repurchase offers customary for publicly traded high yield debt securities.

REGISTRATION RIGHTS:	Within 270 days after the Closing Date, the Borrower shall file a shelf registration statement with the Securities and Exchange Commission and the Borrower shall use its best efforts to cause such shelf registration statement to be declared effective by the Bridge Loan Maturity Date and keep such shelf registration statement effective, with respect to resales of the Exchange Notes, for as long as it is required by the holders to resell the Exchange Notes. Upon failure to comply with the requirements of the registration rights agreement (a “Registration Default”), the Borrower shall pay liquidated damages to each holder of Exchange Notes with respect to the first 90-day period immediately following the occurrence of the first Registration Default accruing at a rate equal to 0.50% per annum on the principal amount of Exchange Notes held by such holder. The rate of accrual of the liquidated damages will increase by an additional 0.50% per annum on the principal amount of Exchange Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum rate of accrual of liquidated damages for all Registration Defaults of 1.50% per annum. Notwithstanding any limitations on maximum rates of interest provided in this Exhibit B, such liquidated damages shall be payable as additional interest in respect of such Exchange Notes and such additional interest shall be excluding in determining the maximum interest rates of interest.

GOVERNING LAW:	New York.

Exhibit B-3 – Exchange Notes

2

EXHIBIT C

Project Mustang

Conditions Precedent

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit C is attached.

CONDITIONS PRECEDENT:	The execution of the loan documentation for the Senior Revolving Credit Facility and the Bridge Facility, the closing and the initial extension of credit under the Senior Revolving Credit Facility and the advance of the Bridge Loans under the Bridge Facility will be subject to the satisfaction of the following conditions precedent:

(i)     (a) All of the Pre-Commitment Information shall be complete and correct in all material respects; and (b) after the date of the Commitment Letter to which this Exhibit C is attached, (i) no new or additional information or data or changes in information or data previously disclosed to the Lead Arranger shall have been received or discovered by, or disclosed to, the Lead Arranger, and (ii) since December 31, 2004, no changes, occurrences, developments or conditions shall have occurred, in each case, regarding the Company and its subsidiaries or the Transaction that would have a Material Adverse Effect. “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development relating to the businesses, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its subsidiaries which, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used, is materially adverse to the businesses, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in itself, either alone or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) any failure by the Company and its subsidiaries to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Commitment Letter; (B) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement or pendency of the Acquisition; (C) any adverse change, effect, event, occurrence, state of facts or development attributable to the U.S. economy as a whole or the capital markets in general to the extent (and only to the extent) any such adverse change, effect, event, occurrence, state of facts or development does not affect the Company or the subsidiaries to a

Exhibit C – Conditions Precedent

degree or in a manner proportionately greater than it affects other companies in the industry or markets in which the Company operates; (D) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, the Purchase Agreement to the extent that any such adverse change, effect, event, occurrence, state of facts or development does not relate to the relationship between the Company and its, or its subsidiaries’, customers; (E) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof to the extent (and only to the extent) any such adverse change, effect, event, occurrence, state of facts or development does not affect the Company or the subsidiaries to a degree or in a manner proportionately greater than it affects other companies in the industry or markets in which the Company operates; or (F) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America to the extent (and only to the extent) any such adverse change, effect, event, occurrence, state of facts or development does not affect the Company or the subsidiaries to a degree or in a manner proportionately greater than it affects other companies in the industry or markets in which the Company operates.

(ii)    (a) The final terms and conditions of each aspect of the Transaction, including, without limitation, all tax aspects thereof, shall be (i) as described in the Commitment Letter and consistent in all material respects with the description thereof received in writing as part of the Pre-Commitment Information and (ii) otherwise reasonably satisfactory to the Lead Arranger; (b) the Lead Arranger shall be reasonably satisfied with (i) all amendments, supplements or other modifications to the Stock Purchase Agreement dated as of the date of the Commitment Letter (including all schedules and exhibits thereto, the “Purchase Agreement”) related to the Acquisition, and (ii) all other schedules, material agreements, instruments and documents as relating to the Acquisition and the Merger to the extent that any such schedule or the form thereof was not attached to the Purchase Agreement; (c) receipt of all governmental, shareholder and third party consents (including Hart-Scott-Rodino clearance) and approvals necessary in connection with the Transaction, each of which shall be in full force and effect, and expiration of all applicable waiting periods without any action being taken by any authority that do or would be reasonably likely to restrain, prevent or impose any material adverse conditions on Holdings, the Company and their

Exhibit C – Conditions Precedent

2

subsidiaries or the Transaction; and (d) the Acquisition and the other aspects of the Transaction shall have been consummated in accordance with the terms of the Purchase Agreement and such other agreements, instruments and documents, and in compliance in all material respects with applicable laws and regulatory approvals, without any waiver or modification of any condition in the Purchase Agreement materially adverse to rights, benefits and interests of the Lenders without the prior written consent of the Lead Arranger, such consent not to be unreasonably withheld or delayed (the Lead Arranger to be notified promptly of any such proposed modification or waiver prior to effectiveness thereof).

(iii)  (a) The pro forma capital, ownership and management structure and the shareholder arrangements of Holdings and its subsidiaries, including, without limitation, all organizational documents, governance and management agreements and senior management and their employment arrangements shall be consistent in all material respects with the Pre-Commitment Information and otherwise reasonably satisfactory to the Lead Arranger, (b) the Lead Arranger shall be reasonably satisfied that, other than the indebtedness contemplated by the Commitment Letter to finance the Transaction, Holdings and its subsidiaries shall have no other indebtedness after giving pro forma effect to the Transaction, (c) with the arrangements for the repayment of all existing indebtedness of the Company and its subsidiaries required to be repaid on or prior to the Closing Date and for the release of all liens in respect thereof and termination of the commitments thereunder, (d) that Holdings shall have received at least $183.3 million in cash common equity from the Equity Contribution (of which up to $10.0 million may be in the form Rollover Equity3), and all of the proceeds from the foregoing shall have been contributed as cash common equity to the Borrower, and (e) after giving effect to the Transaction, the Borrower will have at least $20.0 million of liquidity consisting of availability under the Senior Revolving Credit Facility (an amount equal to the lesser of the unutilized portion of the Senior Revolving Credit Facility and the borrowing base availability) and unrestricted cash on hand.

(iv)   In the case of the Senior Revolving Credit Facility, (a) the negotiation, execution and delivery of definitive documentation with respect to the Senior Revolving Credit Facility (including an intercreditor agreement), reasonably satisfactory to the Lead Arranger, (b) the Administrative Agent shall have received reasonably satisfactory evidence of receipt by the Borrower of

[3]	If the Rollover Equity is effected through exchange of stock in lieu of cash settlements and contributions, the purchase price payable in cash shall be reduced Dollar for Dollar by the amount of the Rollover Equity.

Exhibit C – Conditions Precedent

3

not less than $175.0 million cash proceeds from the advance of the Bridge Loans, the issuance by the Borrower of the Senior Floating Rate Notes or any other financing reasonably acceptable to the Lead Arranger (less the net cash proceeds of additional equity contributions, if any, by the Equity Investors (over and above the Equity Contribution) received by the Borrower and applied to reduce the commitments with respect to the Bridge Facility for the purpose of funding the Transaction (such proceeds, “Additional Equity Contributions”), and (c) subject to the terms of the intercreditor agreement, the Administrative Agent for the benefit of the Senior Lenders shall have a valid and perfected first priority lien and security interest in the Collateral (subject to necessary filings (which are in the possession of the Administrative Agent or have been authorized by the Borrower or any Guarantor as provided by applicable laws) and (y) certain exceptions to be set forth in the definitive documentation), all filings, recordations and searches necessary (or otherwise authorized by the Borrower or any Guarantor) in connection with the Collateral shall have been duly made, all filing and recording fees and taxes shall have been duly paid.

(v)    In the case of the Bridge Facility, (a) the negotiation, execution and delivery of definitive documentation (including an intercreditor agreement) with respect to the Bridge Facility reasonably satisfactory to Lead Arrangers and the Lenders under the Bridge Facility, (b) the Lead Arranger shall have received evidence reasonably satisfactory to the Lead Arranger that all other conditions to commitments of the Senior Lenders under the Senior Revolving Credit Facility have been satisfied or waived pursuant to such definitive documentation, and (c) subject to the terms of the intercreditor agreement, the Administrative Agent for the benefit of the Bridge Lenders shall have a valid and perfected first priority lien and security interest in the Shared Collateral (which are in the possession of the Administrative Agent or have been authorized by the Borrower or any Guarantor as provided by applicable laws) and (y) certain exceptions to be set forth in the definitive documentation) and a valid and perfected second priority lien and security interest in the Receivables Collateral (which are in the possession of the Administrative Agent or have been authorized by the Borrower or any Guarantor as provided by applicable laws) and (y) certain exceptions to be set forth in the definitive documentation).

(vi)   The Lead Arranger shall have received, in form and substance reasonably satisfactory to the Lead Arranger, (a) certification as to the solvency of the Borrower and each Guarantor (after giving effect to the Transaction and the incurrence of indebtedness related thereto) from the chief financial officer of the Borrower, (b) reasonably satisfactory opinions of counsel to the Borrower and the Guarantors and of appropriate local and such corporate resolutions, certificates, other documents and closing

Exhibit C – Conditions Precedent

4

deliverables as the Lead Arranger shall reasonably require, (c) evidence of all insurance policies required to be maintained under the definitive documentation and the Administrative Agent shall have received endorsements naming the Lead Arranger for the benefit of the Senior Lenders as an additional insured or loss payee, as the case may be, under such insurance, and (d) with respect to Collateral, all filing and recording fees and taxes then due and payable shall have been duly paid.

(vii) The Lead Arranger shall have received, in form and substance reasonably satisfactory to them: (a) unaudited consolidated financial statements of the Company for each fiscal quarter ended since December 31, 2004, to be delivered no later than 45 days after the end of each such quarter; (b) such other financial statements and information required to be delivered by the Seller or the Company pursuant to the Purchase Agreement; (c) pro forma consolidated financial statements as to Holdings, giving effect to the Transaction, for the fiscal year ended December 31, 2004, the fiscal quarter ended December 31, 2004 and the period commencing January 1, 2005 and ending with the most recently completed fiscal quarter, which shall have been prepared based upon the applicable historical financial statements prepared in accordance with GAAP and such provisions of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-l pertaining to pro forma financial calculations (such Regulation S-X and all other rules and regulations of the SEC, collectively, the “SEC Pro Forma Requirements”); and (d) evidence that the pro forma financial statements and Projections were prepared in good faith on the basis of reasonable assumptions.

(viii) All accruedfees and expenses of the Administrative Agent and the Lead Arranger (including the fees and expenses of counsel for the Administrative Agent and the Lead Arranger and local counsel for the Lenders) for which invoices have been presented shall have been paid. All of the terms of the Fee Letter and, if the Commitment Letter shall have been accepted as to the Bridge Facility, the Engagement Letter shall have been complied with in all material respects on or before such date.

(ix)   The absence of any offering, placement or arrangement of any debt securities or bank financing by or on behalf of Holdings, the Company or any of their respective subsidiaries or any announcement or plans therefor (other than the Senior Floating Rate Notes or the Permanent Financing).

Exhibit C – Conditions Precedent

5

EQUITY COMMITMENT LETTER

March 4, 2005

Ladies and Gentlemen:

Reference is made to the Stock Purchase Agreement dated as of the date hereof (the “Agreement”) by and among MSC Acquisition, Inc., a Florida corporation (the “Company”), its Stockholders and Warrantholders and MCP-MSC Acquisition Inc. (“Buyer”), pursuant to which Buyer will acquire all of the outstanding equity interests of the Company. Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

1. This letter will confirm the commitment of (i) Monitor Clipper Equity Partners II, L.P. and (ii) Monitor Clipper Equity Partners (NQP) II, L.P. (collectively, the “Investors”) to purchase, at the Closing, equity securities of the Company for consideration of $183.3 million (or such lesser amount as is sufficient, together with the proceeds of the other financing, to pay the total consideration) (the “Equity Investment Amount”). The Investors may allocate a portion of their investment to their affiliates and to co-investors provided that the Sellers receive not less than the Equity Investment Amount. The Investors will fund the Equity Investment Amount from their aggregate committed pool of $800,000,000 of equity capital.

2. The Investors’ equity funding obligations set forth in the preceding paragraph are subject to the satisfaction of all conditions precedent to the obligations of the Buyer under the Agreement and the consummation of the Closing thereunder. This commitment will terminate upon the earlier of (i) the Closing or (ii) the termination of the Agreement. Nothing set forth in this letter shall be construed to confer upon or give to any person other than Buyer any rights or remedies under or by reason of this commitment, provided that the Investors understand that the Sellers are relying on the contents of this letter in deciding whether to enter into the Agreement.

3. The Investors hereby jointly and severally guarantee to the Sellers in the maximum amount of $15 million the full and punctual payment and performance of all obligations and liabilities of the Buyer to the Sellers under any provision of, or in respect of any failure of the Buyer to comply with its obligations under any provision of the Agreement (the “Guaranty”).

4. The Guaranty shall terminate and be of no further force and effect as of the Closing under the Agreement and the Investors shall not be subject to further liability hereunder after such time.

5. The Sellers may enforce the Guaranty up to the full amount guaranteed by the Investors hereunder against the Investors without proceeding against any other obligor or guarantor.

6. This letter contains the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Two Canal Park • Cambridge. Massachusetts 02141 • 617 252-2200 • Fax 617 252-2211 • Limited Liability Company

7. This letter may be executed in multiple counterparts (including by means of facsimile signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

8. All matters relating to the interpretation, construction, validity and enforcement of this letter shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of New York.

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INVESTORS:	MONITOR CLIPPER EQUITY PARTNERS II, L.P.

	By	MONITOR CLIPPER PARTNERS II, L.P., its General Partner

	By	MCP GP II, INC., its General Partner

		By:	/s/ Peter S. Laino
		Name:	Peter S. Laino
		Title:	Authorized Signatory

MONITOR CLIPPER EQUITY PARTNERS (NQP) II, L.P.

	By	MONITOR CLIPPER PARTNERS II, L.P.,
its General Partner

	By	MCP GP II, INC.,
its General partner

		By:	/s/ Peter S. Laino
		Name:	Peter S. Laino
		Title:	Authorized Signatory

ACKNOWLEDGED AND ACCEPTED:

HIG-MSC, INC. (as Stockholder Representative on behalf of the Sellers)

By
Its

INVESTORS:	MONITOR CLIPPER EQUITY PARTNERS II, L.P.

	By	MONITOR CLIPPER PARTNERS II, L.P.,
its General Partner

	By	MCP GP II, INC.,
its General Partner

By:
		Name:	Peter S. Laino
		Title:	Authorized Signatory

MONITOR CLIPPER EQUITY PARTNERS (NQP) II, L.P.

	By	MONITOR CLIPPER PARTNERS II, L.P.,
its General Partner

	By	MCP GP II, INC.,
its General Partner

By:
		Name:	Peter S. Laino
		Title:	Authorized Signatory

ACKNOWLEDGED AND ACCEPTED:

HIG-MSC, INC. (as Stockholder Representative on behalf of the Sellers)

By	[ILLEGIBLE]
Its

EXHIBIT H: FORM OF EXTENSION LETTER

[MCP Letterhead]

To: Stockholder Representative on Behalf of the Sellers and Optionholders Referred to in the Stock Purchase Agreement Defined Herein

Ladies and Gentlemen:

Reference is made to the Stock Purchase Agreement dated as of March 7, 2005 (the “Agreement”) by and among MSC Acquisition, Inc., a Florida corporation (the “Company”), its Stockholders and Warrantholders and MCP-MSC Acquisition Inc. (“Buyer”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

Under certain circumstances provided in the Agreement, the Stockholder Representative has the right to terminate the Agreement pursuant to clause (i) of Section 8.01(f). However, the Sponsor has the right to prevent termination of the Agreement by the Stockholder Representative pursuant to clause (i) of Section 8.01(f) by making a timely delivery of this fully-executed Extension Letter.

The Sponsor hereby acknowledges and agrees that based upon the nature of the transactions contemplated by the Agreement and other surrounding circumstances, it would be both impracticable and extremely difficult to fix the amount of actual damages that the Sellers would suffer if the closing of the transactions contemplated by the Agreement does not occur on or prior to April 30, 2005 and therefore, the Sponsor agrees, unless the Agreement is terminated by the Stockholder Representative on or prior to April 30, 2005 or the closing of the transactions contemplated by the Agreement occurs on or prior to April 30, 2005, to pay to the Sellers $15,000,000 in liquidated damages (without offset of any kind) on May 2, 2005 (the “Liquidated Damages Payment”); provided, however, that as a condition to the making of such Liquidated Damages Payment, (i) the conditions to the closing of the transactions contemplated by the Agreement set forth in Section 2.01 of the Agreement (other than the conditions set forth in Sections 2.01(a) and 2.01(h) of the Agreement) shall remain satisfied or waived (or would be satisfied at the closing of the transactions contemplated by the Agreement if the closing of the transactions contemplated thereby were to occur at such time) from the date of the Exclusivity Termination Event (the “Assumed Date”) through April 30, 2005 and (ii) the condition to the closing of the transactions contemplated by the Agreement set forth in Section 2.01(a) of the Agreement shall remain satisfied or waived from the Assumed Date through April 30, 2005, except that for purposes of determining whether the condition set forth in Section 2.01(a) of the Agreement remains satisfied the Assumed Date shall be substituted for each reference to the Closing Date contained in Section 2.01(a). The Sponsor hereby (i) further agrees that, except as expressly set forth in the proviso of the immediately preceding sentence, its obligation to make the Liquidated Damages Payment to the Sellers is conditioned solely on the closing of the transactions contemplated by the Agreement not occurring on or prior to April 30, 2005, unless the Agreement is terminated by the Stockholder Representative on or prior to April 30, 2005, and (ii) waives any and all claims that it, or the Buyer, is not required to make the Liquidated Damages Payment under the Agreement or that the conditions precedent thereto have not been satisfied.

This letter may be executed in multiple counterparts (including by means of facsimile signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

All matters relating to the interpretation, construction, validity and enforcement of this letter shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of New York.

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INVESTORS:	MONITOR CLIPPER EQUITY PARTNERS II, L.P.

	By	MONITOR CLIPPER PARTNERS II, L.P.,
its General Partner

	By	MCP GP II, INC.,
its General Partner

By:
	Name:	Peter S. Laino
	Title:	Authorized Signatory

MONITOR CLIPPER EQUITY PARTNERS (NQP) II, L.P.

	By	MONITOR CLIPPER PARTNERS II, L.P.,
its General Partner

	By	MCP GP II, INC.,
its General Partner

By:
	Name:	Peter S. Laino
	Title:	Authorized Signatory